   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER __, 2000
                                                     REGISTRATION NO. __________
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             EMISSIONS TESTING, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        GEORGIA                                 7500                       58-2542609
(STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)      IDENTIFICATION NO.)

        400 COLONY PARK, BUILDING 104, SUITE 600, CUMMING, GEORGIA 30041
                                 (678) 947-6718
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             Richard A. Parlontieri,
                                  President/CEO
                             eMissions Testing, Inc
                    400 Colony Park, Building 104, Suite 600
                             Cumming, Georgia 30041
                                 (678) 947-6718
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

     Agent for Service:                                   With a Copy to:
Richard A. Parlontieri, President/CEO              Thomas Stalzer, Esq.
eMissions Testing, Inc.                            Epstein, Becker & Green, P.C.
400 Colony Park, Building 104, Suite 600           3399 Peachtree Road, N.E.
Cumming, Georgia  30041                            Suite 1400
(678) 947-6718                                     Atlanta, Georgia  30326-2834
                                                   (404) 812-5680

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. |_|

      If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
Title and Each Class of           Amount          Proposed Maximum          Proposed Maximum            Amount of Registration
Securities to be                  to be           Offering Price Per Unit   Aggregate Offering Price    Fee
Registered                        Registered
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value        2,000,000(1)        $ .50 (1.a)              $1,000,000
Common Stock, no par value          500,000(2)        $1.00 (2.a)              $  500,000
Common Stock, no par value        1,345,000(3)        $1.00 (3.a)              $1,345,000                  $756
                                  ------------        -----------              ----------
TOTALS:                           3,845,000                                    $2,845,000
                                  =========                                    ==========
------------------------------------------------------------------------------------------------------------------------------

1. Represents share(s) to be issued upon conversion of the Company's Series A Debentures.
1.a Represents the maximum conversion price for the common stock to be issued upon conversion of the Series A Debentures.
2. Represents shares to be issued upon the exercise of certain Warrants related to the Series A Debentures.
2.a Represents the maximum exercise price for the common stock to be issued upon exercise of the Warrants.
3.    Represents shares to be offered by Selling Shareholders.
3.a   Estimated solely for purposes of calculating the registration fee.

----------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE REGISTRANT MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
================================================================================

                     SUBJECT TO COMPLETION -- _______, 2000

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                3,845,000 Shares

                                  Common Stock

--------------------------------------------------------------------------------

      The Company is registering 3,845,000 shares of its Common Stock, no par value per share. Of those shares, 2,500,000 shares are being registered on behalf of the holder of a debenture and certain warrants issued previously by the Company (see "The Series A Debenture and Warrants - Terms and Conditions"), and 1,345,000 shares are being registered on behalf of the selling shareholders identified below under the heading "Selling Shareholders".

      The Company will not receive any portion of the proceeds from the sale or resale of the shares registered in this offering. For information on the methods by which such shares may be sold, refer to the discussion under the heading "Plan of Distribution" and "Shares Eligible for Future Sale."

      In this offering, no sale price has been fixed or determined for the shares of the Company's Common Stock. Instead, the price at which the shares may be sold will be based upon market conditions existing at the time of sale by the holder of such shares.

      Prior to this offering, no public market has existed for the shares of the Company's Common Stock. The Company plans to have its Common Stock quoted on the OTC Bulletin Board, under the symbol "SMOG".

      THE PURCHASE OF THE COMMON STOCK CARRIES WITH IT A HIGH DEGREE OF RISK. INVESTORS MAY LOSE THEIR ENTIRE INVESTMENT IN OUR COMMON STOCK. SEE "RISK FACTORS" ON PAGES 16 TO 22 FOR A DISCUSSION OF CERTAIN RISKS CONCERNING US AND THIS OFFERING BEFORE INVESTING IN OUR SHARES.

--------------------------------------------------------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

The date of this Prospectus is September ____, 2000.

--------------------------------------------------------------------------------

GENERAL INFORMATION

INFORMATION ABOUT THE EMISSIONS TESTING INDUSTRY, STATION AND MARKET DATA

      As you review the station and market data contained throughout this Prospectus, you should note the following:

o We obtained certain information from the United States Environmental Protection Agency with regard to the ongoing programs for air quality control, inspections and maintenance. As of June 1, 2000, additional information is available on the Internet at http://www.epa.gov/.

o We obtained information about the industry, its size and potential application from the Manufacturers of Emission Controls Association ("MECA"), a non-profit association formed in 1976 to provide information on exhaust control technology and its implementation. Its members include manufacturers of emission control equipment for automobiles, trucks, buses, off-road vehicles and stationary sources. MECA's report of June 1999 on Inspection/Maintenance Implementation Status Report as well as additional information regarding the industry is available on the Internet at http://www.meca.org/.

o We utilized population and workforce data for the State of Georgia from the Bureau of Labor, State of Georgia, in estimating the market size and demographics for that state. As of June 1, 2000, additional information is available on the Internet at http://www.clearairforce.com.

o We obtained historical information with regard to the emissions testing programs in the State of Georgia from the Georgia Environmental Protection Division. As of June 1, 2000, additional information is available on the Internet at http://www.cleanairforce.com.

o All market information appearing in this Prospectus is for 1999, unless otherwise indicated.

--------------------------------------------------------------------------------

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THIS PROSPECTUS UNLESS OTHERWISE STATED HEREIN.

--------------------------------------------------------------------------------

      In this Prospectus, when we use the term "Company," "SMOG" or "eMissions" or the pronouns "we," "our" or "us," we mean eMissions Testing, Inc., unless the context otherwise requires.

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this Prospectus. This summary is not complete and may not contain all of the information you should consider before investing in our Common Stock. You should carefully review the information appearing elsewhere in this Prospectus, in particular the discussion under the heading "Risk Factors".

      In this Prospectus, when we use the term "Company," "SMOG" or "eMissions" or the pronouns "we," "our" or "us," we mean eMissions Testing, Inc., unless the context otherwise requires.

The Company

      The Company, a start-up enterprise, was formed as a Georgia corporation on May 5, 2000, for the purpose of engaging primarily in the business of acquiring, developing and operating vehicle emissions testing stations. A number of federal and state laws mandate vehicle testing as a method of improving air quality. This mandate has created a unique business opportunity for the Company.

      Our current plan is aimed at opening or acquiring certain emissions testing stations located in the heavily populated 13 county area surrounding Atlanta, Georgia. The counties include Cherokee, Clayton, Cobb, Coweta, DeKalb, Douglas, Fayette, Forsyth, Fulton (which encompasses the City of Atlanta), Gwinnett, Henry, Paulding and Rockdale. Georgia is one of the states that, by law, mandates periodic testing of vehicles. See "Emissions Testing in the State of Georgia" below in this section.

      On June 1, 2000, we acquired two existing emissions testing stations in the State of Georgia, one located in Gwinnett County and the other in Forsyth County, together with additional equipment to support two and one-half other stations. See "Recent Transactions - The Asset Purchase Agreement between the Company and Lake Holdings, LLC" below. At our existing two stations, we use computerized emissions testing equipment, as required by Georgia law, to test vehicles for compliance with emissions standards.

      Our current short-term objective is to operate multiple emissions testing stations in the Metro Atlanta Area. We believe that by operating multiple stations with similar operating characteristics, we can achieve operating efficiencies, equipment purchasing advantages and marketing leverage, all of which should lead to lower operating costs and enhanced profitability.

      Our current long-term goal is to develop a presence in a number of other markets, both in the United States and, possibly, in foreign countries. This aspect of our overall plan is not expected to be implemented during the calendar year 2000.

INDUSTRY AND REGULATORY OVERVIEW

      According to the United States Environmental Protection Agency (the "EPA"), vehicle emissions produce approximately 35% - 70% of ozone forming emissions and create 90% of the carbon monoxide air pollution in metropolitan areas. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution.

      The EPA has granted state governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program. In a centralized program, vehicle owners take their vehicles to one of a small number of special facilities to be tested. These facilities perform only tests; they do not repair vehicles. Usually, a private contractor licensed by the government operates the centralized facility. In a decentralized program, vehicle owners take their vehicles to a service station, automotive repair shop or dealership, or standalone testing facility to be tested. A table with information from the EPA that lists state level programs and contains web site information for each state as of June 2, 2000 is shown on page 43 of this Prospectus.

      During the most recent period for which the EPA has made testing data available (1997), centralized programs in the U.S. and Canada performed approximately 23.0 million paid tests and generated approximately $250 million in revenues, while facilities in decentralized markets in the United States performed approximately 41.7 million tests and generated approximately $816 million in revenues. In addition, a number of foreign countries have implemented various forms of mandatory testing programs, including the United Kingdom, Germany, Canada (certain provinces), Mexico and Japan, and a number of others are considering developing or expanding mandatory or voluntary testing programs, including Poland, the Philippines, Brazil, Argentina, and Chile.

EMISSIONS TESTING IN THE STATE OF GEORGIA

      As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the Metro Atlanta Area have been identified by the EPA as target sites for a mandatory vehicle inspections and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air Force" program that requires testing of all vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels (the "GCAF Program"). These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

      The state program is a decentralized approach, in which businesses that wish to perform testing must apply to the state for a license, have their technicians attend and complete certain state certified training, and report to the state on their activities every month. Testing stations may be licensed to test all vehicles (an "ALL VEHICLES WELCOME" station), or only vehicles not more than five years old ("NEW VEHICLES ONLY" station), or a fleet of vehicles. The two stations we currently operate are "ALL VEHICLES WELCOME" stations.

      The GCAF Program initially required a "basic" test of exhaust gases every two years. In 1997, the program was changed to include "enhanced" testing, which combines the simple exhaust test with a simulated "road-test" using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule, so as to require testing on an annual basis beginning on January 1, 2000, subject to certain transition rules. Also, for the year 2000, new vehicles are exempt from testing until the test year two years following the model year of the vehicle. Beginning on January 1, 2001, new vehicles will be exempt from testing until the test year three years following the model year of the vehicle.

      The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto service providers, such as service stations and car dealers. According to the State of Georgia, there were 649 licensed test sites in Georgia under the GCAF Program during the calendar year 1999. Under Georgia law, the price that a testing station may charge per test may not be less than $10.00 nor more than $25.00. From such price,

$7.40 per test must be paid by the station operator to the state as a fee. The balance of the current charge (or $17.60 per vehicle assuming the maximum price of $25.00 is charged) is retained by the station operator. If a vehicle fails an emissions test, it may be retested (under current Georgia law) at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility. In 1999, approximately 11% of all tests (155,810) provided in Georgia were retests which were provided at no charge.

      If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost (for 2000) of $608. If a vehicle fails a reinspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

      Since approximately 11% of the tests performed in Georgia during 1999 were at no charge, the same figure suggests that roughly 11% of all vehicles tested in Georgia fail to pass their initial test. Therefore, we anticipate receiving no revenue from roughly 11% of the tests we perform in Georgia.

      We anticipate that compliance with Georgia law in the 13 covered counties will remain high, since a successful test (or a waiver from the State) is required to obtain or renew a vehicle's registration. Additionally, persons who fail to comply with these laws may be subject to a fine of approximately $100.

      The typical testing site is located inside of a permanent building, similar to a residential garage with doors at both ends so that vehicles can "drive-through" the facility. A computerized testing system is located in each bay of the building and, in the case of enhanced testing, a dynamometer is fixed to the floor, generally inset in a concrete floor. The dynamometer is a device that allows the vehicle to be running, in drive gear, allowing a simulation of the operation of the vehicle at normal driving speeds, though in place, in the garage. The cost of equipment for a new testing station is estimated at $50,000 per bay, while the cost of the facility varies. Generally, we do not expect to own any land or buildings. Instead, we intend to lease or sublease all of the land and buildings that we use in our business. We expect a total cost for a new site to be approximate $75,000, including renovations, equipment and installation.

      We have no historical basis with which to compare our results, since we are only recently formed. However, if we give pro forma effect to the transactions described in the unaudited pro forma financial statements included elsewhere in this Prospectus, which financial statements reflect the operational results of Lake Holdings, LLC and R. V. Evans Enterprises, Inc., we would have had gross revenues of $212,000 for the year ended December 31, 1999 and earnings before interest, taxes, depreciation and amortization expenses (hereinafter "EBITDA") of $10,000 for the year ended December 31, 1999, without taking into effect any efficiencies that our combined size or operating strategies might contribute. See "Management's Discussion and Analysis - Financial Analysis"

BUSINESS STRATEGY

      Our overall business strategy is to secure and maintain multiple stations in the Metro Atlanta Area, and to expand into additional markets that have decentralized, independent testing stations. Our goal in each market is to obtain multiple stations, each with a high testing volume. With this strategy, we believe the Company can achieve a dominant position as a result of the higher volumes and more efficient use of resources. We believe that a significant number of stations in each market will provide more consistent testing volumes and, as such, a more efficient business. Further, by creating a presence in additional testing markets, we believe the

Company can develop a long-term strategy for growth and stabilize its revenues as markets expand and contract, based on population changes, governmental legislation and other factors.

      Our business strategy in the Metro Atlanta Area takes into account the following factors:

      o An increase in the number of vehicles requiring emissions testing in the State of Georgia as the result of legislative changes (effective January 1, 2000) that reduced the testing period from every two years to every year - translating into an approximately 70% increase in testing volume, according to GCAF;

      o Continuing vehicle registration in Georgia in compliance with the state's emissions testing laws;

      o An increasing population in the Metro Atlanta Area, as businesses and individuals move or relocate to the area, coupled with an increase in automobile usage, from an estimated 1,932,635 vehicles in the area in 1995, to approximately 2,175,316 vehicles in 1999;

      o Despite a relatively competitive marketplace based upon the sheer number of testing stations and superior size of some of the testing stations, most of the emissions testing stations are operated by small independent businesses, many of whom lack the capital to promote their service through advertising, to finance expansion or to acquire sites that may produce higher testing volumes as a result of their proximity to key intersections, shopping centers or housing developments;

      o Based upon our investigation of the industry in Georgia, few business operators in the state have demonstrated an ability or willingness to use or employ meaningful or sophisticated research, marketing, management or sales techniques in connection with the operation of emissions testing stations, which should allow the Company to gain a significant foothold in the area;

      o With a focused advertising campaign, we expect to generate "brand" awareness for our stations, which may translate into repeat business from year-to-year;

      o With our plan to acquire and operate a large number of testing stations in multiple markets, the Company should be able to minimize its susceptibility to adverse changes in general economic conditions; and

      o Use of the Internet to allow customers to track the results of their tests, to research prior results in certain cases, to purchase automotive related products and services, and to allow the Company to remind customers of the need to perform their annual test or perhaps other maintenance.

      We believe that these market characteristics, coupled with the opportunity to establish or expand the total contiguous coverage across multiple market areas through the operation of multiple emissions testing stations, will create the potential for revenue growth and cost efficiencies.

GROWTH STRATEGY

      Our growth strategy is to establish an initial presence in the Metro Atlanta Area through a) the acquisition of existing testing stations, and b) the opening of new stations in locations that management believes will offer significant potential for a high volume of business. In the acquisition of existing stations, we seek facilities located on heavily traveled roads and at busy intersections. Other criteria include proximity to a large number of businesses, state automobile licensing offices and densely populated residential areas. The same attributes apply to new sites when identifying the most desirable locations. Our goal is to locate sites that are convenient and "user friendly" for our customers.

      Many of the existing emission sites in Georgia are located at intersections with relatively low traffic volume or operate in conjunction with other low volume businesses, including many service stations and other auto service businesses. While these sites may operate profitably when combined with other business activities, they would likely be unprofitable as a stand-alone testing business. We will generally avoid the acquisition of such sites, instead focusing on higher volume traffic sites.

      As we open new sites, we expect that the Company will lease the land or building from the existing owner. Where we can use an existing building, such as an abandoned car wash bay, oil change or service station location, we expect minimum expense associated with the installation of the equipment. When we lease the land only, for instance in a shopping center parking lot or an out-parcel near a commercial development or intersection, we would expect to erect a simple building. These structures would be assembled on site, using pre-made panels, such that they could easily be moved at a later date. Based upon recent estimates obtained by the Company, a structure of this type would cost from $5,000 to $7,000, depending on size and local building code requirements.

      After acquiring a site or opening a new facility, we may advertise our location using mass mail, television, radio and newspaper, as well as signage at the location. We believe the use of such promotions will generate increased awareness of our site, and thereby create increased traffic to the location when compared to other testing sites. We expect to make our information available on the Internet for look-up by our customers, and may use email techniques to remind our customers of an upcoming deadline for testing. We may also sell other products and services to our customers, and expect to augment our testing revenues by doing so. The products that we may offer to our customers at our sites, and through our Internet presence, include contacts for automobile insurance and automobile appraisals through third parties, automobile accessories, maintenance products and other related items. We expect testing revenues to be our primary activity and view these other activities as complementary services that may help differentiate us from our competitors and through which we can develop long-tem relationships with our customers.

OPERATING STRATEGY

      Our operating strategy focuses on a) increasing the number of sites we operate in a given market, b) increasing the volume of business at each site, c) creating brand awareness for our services and products, and d) creating repeat customer sales, all of which are designed to enhance our revenue and cash flow. To achieve these goals, we:

      o Seek to secure and maintain a leadership position by owning multiple stations at well-traveled intersections and other locations that are easily reachable by our customers;

      o Sufficiently staff each station during the busiest time of day and days of the week so as to maximize the number of tests performed;

      o Coordinate operations, training, advertising and sales strategies in each market to enhance revenue opportunities and maximize cost efficiencies within each market;

      o Implement regional management and marketing initiatives to maximize the effectiveness of our share of local advertising in each of our markets, as well as across all of our markets;


      o Combine extensive market research with an assessment of our competitors' vulnerabilities in order to identify significant and sustainable customer development and retention;


      o Seek to acquire existing testing sites where significant volume potential exists, where an existing lease for either facility or land may be advantageous, or where new increased volumes may exist as a result of our operating strategy when compared to that of the prior owner;

      o Tailor the facilities, advertising, products and services we offer to appeal to the broadest range of consumers and establish a long-term buying pattern with our customers; and

      o Use the Internet to differentiate our services from that of our competitors, provide additional products and services to our customers, promote our sites effectively and remind our clients to visit us repeatedly and generate nominal increased revenues and profits over and above that of the testing activity itself.

Corporate History, Recently Completed Transactions

      Certain of the founders of the Company spent a significant amount of time during 1999 and the first part of 2000 analyzing the market for emissions testing services, researching available markets and planning for the initial operations of the Company. The founders formed and organized the Company in May of 2000 as a Georgia corporation. In conjunction with the formation of the Company, a total of 2,410,000 shares of Common Stock were issued to 15 holders. The founders contributed no cash or other tangible property to the Company for their initial shares of Common Stock. The founders are included in the selling shareholders in this offering, registering a total of 1,345,000 shares in this offering. See "Selling Shareholders".

THE ASSET PURCHASE TRANSACTION BETWEEN THE COMPANY AND LAKE HOLDINGS, LLC.

      On June 1, 2000, the Company acquired certain assets and assumed certain liabilities of Lake Holdings, LLC ("Lake"), a Georgia limited liability company engaged in the emissions testing business in the State of Georgia. The assets consisted primarily of equipment sufficient to operate 4 1/2 vehicle emissions testing stations. Other assets acquired in the transaction included all licenses, permits, and goodwill of the seller, together with lease agreements covering the land and buildings used by Lake in connection with the operations of two testing stations (one in Gwinnett County and the other in Forsyth County, Georgia). Lake represented and warranted that all assets acquired by us are free and clear of all liens and encumbrances. (The Company subsequently granted a first priority lien and security interest in and to the primary emissions testing equipment to the initial holder of the Company's Series A Debentures. See "Series A Debentures and Warrants - Terms and Conditions".)

      The total purchase price for Lake's assets was $220,000, all of which was paid by the Company in cash subsequent to the closing on June 3, 2000. The Company used a portion of the proceeds of a financing transaction with GCA Strategic Investment Fund Limited, described below in this section, to pay the purchase price for the assets of Lake.

      The only significant liabilities of Lake assumed by the Company were the real estate leases for the Gwinnett County and the Forsyth County sites. Though the Company entered into that certain Assignment of Leases by Lake Holdings to eMissions as of June 1, 2000, Lake Holdings did not obtain the Landlord's consent to the assignment of either of the leases (such consent is specifically required pursuant to the Gwinnett County facility lease). The lease for the Gwinnett station has a term that expires on May 31, 2004, although the Company may, at its option, renew the lease for an additional five years. The rent under that agreement is $1,700 per month, subject to adjustment based upon the consumer price index. The lease for the Forsyth facility has a term that expires on September 1, 2001 but may be terminated by either party with 30 days notice. The Company has the right, at its option, to renew the lease up to two times, each for an additional five-year term. The monthly rent under that agreement is the greater of $500 or $1.00 for each vehicle tested at the site during the applicable month.

      The Company currently operates two testing stations formerly operated by Lake in Gwinnett County and in Forsyth County, Georgia. The facility in Gwinnett County is located at 27 East Crogan Street, Lawrenceville, Georgia 30343. That site has two vehicle bays, one of which is currently operated by the Company. The facility in Forsyth County is located at 554 Atlanta Highway, Cumming, Georgia, 30040. That site has two vehicle bays, one of which is operated by the Company.

      As for the remaining equipment purchased from Lake (i.e., the equipment not used in our Gwinnett or Forsyth facilities), equipment for 2 stations is now in storage, to be used by the Company in its expansion efforts within the next 90 days, and the rest of the equipment (for one-half of a station) has been leased to an unrelated party for $528 per month under an agreement that is scheduled to expire May 2003. Our plan is to expand the Company's operations within the next 90 days by locating and leasing the land and buildings required for two additional stations in the Metro Atlanta Area, and outfitting them with the emissions testing equipment currently in storage. See "Recent Transactions - The Asset Purchase Agreement between the Company and Lake Holdings, LLC".

THE FINANCING TRANSACTION BETWEEN THE COMPANY AND GCA.

      On June 1, 2000, the Company entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited (the "Fund"), pursuant to which the Fund agreed to purchase certain convertible debentures (collectively, the "Series A Debentures") and certain related stock warrants of the Company (collectively, the "Warrants"). The agreement contemplates the purchase by the Fund (on or before June 1, 2001) of the Company's Series A Debentures, in one or more tranches, up to the aggregate principal amount of $1,000,000, at a price equal to 95% of principal amount of each debenture. The agreement also contemplates the Company's issuance, in one or more tranches, of certain Warrants in favor of the Fund, concurrently with the Fund's purchase of the Series A Debentures. The terms and conditions of the Series A Debentures and the related Warrants are described below. See "Series A Debentures and Warrants - Terms and Conditions".

      On June 1, 2000, the Company and the Fund completed the first sale and purchase of a Series A Debenture and related Warrant under the Securities Purchase Agreement. At that time the Company sold to the Fund a Series A Debenture in the original principal amount of $525,000, for a price equal to 95% thereof, or $498,750. The principal amount of the Series A Debenture is due and payable, in full, on June 1, 2002, unless the Fund shall have converted the debenture into shares of the Company's Common Stock or the Company shall have redeemed the debenture, in each case as provided therein. The Company is obligated to pay interest on the outstanding principal amount of the Series A Debenture at the per annum rate of seven percent. Generally, interest is payable quarterly in arrears, beginning on September 30, 2000, and may be payable, at the Company's option, in cash or shares of the Company's Common Stock as provided therein. The obligations of the Company arising under the Securities Purchase Agreement and the Series A Debenture are secured by a first priority lien and security interest granted by the Company on certain emissions equipment now owned by the Company, together with any and all equipment acquired by the Company after June 1, 2000, and the proceeds thereof.

      Concurrently with the sale of the Series A Debenture on June 1, 2000, the Company issued to the Fund a Warrant, allowing the Fund to purchase up to 250,000 shares of the Company's Common Stock at any time over a five year period (from the issuance date of June 1, 2000) at a price of $1.00 per share, subject to adjustment as provided therein. The Company received no cash or other property in exchange for the Warrant.

      On September 15, 2000, the Company and the Fund completed a second sale and purchase of a Series A Debenture and related Warrant under the Securities Purchase Agreement. At that time the Company sold the Fund a Series A Debenture in the original principal amount of $100,000 for a price equal to 95% thereof, or $95,000. Though the Company actually received $100,000 from the Fund at the sale of this second Series A Debenture and Warrant, there was no change to the actual purchase price of $95,000 for the Series A Debenture. The Company has applied this additional $5,000 to general working capital. The principal amount of the Series A Debenture is due and payable in full, on June 1, 2002, unless the Fund shall have converted the Debenture into shares of the Company's Common Stock or the Company shall have redeemed the Debenture, in each case as provided therein. The Company is obligated to pay interest on the outstanding principal amount of the Series A Debenture at the per annum rate of seven percent. Generally, interest is payable quarterly in arrears, beginning on September 30, 2000, and may be payable, at the Company's option, in cash or shares of the Company's Common Stock as provided therein. The obligations of the Company arising under the Securities Purchase Agreement and the Series A Debenture are secured by a first priority lien and security interest granted by the Company on certain emissions equipment now owned by the Company, together with any and all equipment acquired by the Company after June 1, 2000, and the proceeds thereof.

      Concurrently with the sale of the Series A Debenture on September 15, 2000, the Company issued to the Fund a Warrant, allowing the Fund to purchase up to 50,000 shares of the Company's common stock at any time over a five year period (from the issuance date of September 15, 2000) at a price of $1.00 per share, subject to adjustment as provided therein. The Company received no cash or other property in exchange for the Warrant.

      The shares of Common Stock to be issued upon conversion of the Series A Debentures and/or upon the exercise of the Warrants will be freely tradable shares in the United States following the effective date of this registration statement with the Securities and Exchange Commission (the "Commission"). For further information concerning the terms and conditions of the Series A Debentures and the Warrants sold and issued on June 1, 2000 or September 15, 2000, see "Series A Debentures and Warrants - Terms and Conditions".

      The Securities Purchase Agreement requires that the Company file with the Commission, on or before June 6, 2000 a registration statement (the "Registration Statement") to register the resale of the shares of the Common Stock to be issued upon the conversion of the Series A Debentures by the Fund and the shares of Common Stock to be issued upon exercise of the related Warrants. If the Registration Statement is not declared effective by the Commission on the earlier of (i) 90 days from June 6, 2000; (ii) five days following the receipt of a "No Review" letter from the Commission; or (iii) the first day following the day that the Commission declares the Registration Statement effective, (the "Required Effectiveness Date), the Company shall pay to the Fund, as liquidated damages and not as a penalty, an amount equal to 2% of the outstanding principal amount of the Series A Debentures, prorated, for each 30 day period the Registration Statement is not declared effective by the Commission, which amount will be increased to 3% of the outstanding principal amount of the Series A Debentures in the event that the Registration Statement is not declared effective by the Commission within 120 days of the Closing Date. In addition, commencing 150 days following the Closing Date or the six month anniversary date, as applicable, the Conversion Price of the Series A Debentures will decrease by 1% for each 30 day period in which the Registration Statement is not declared effective. In the event that the Company fails to obtain a valid Registration Statement by 180 days following the Closing Date, the Company will redeem the Series A Debentures and the Warrants as set forth in the Series A Debentures and the Warrants, respectively. Additionally, the Company will grant to the Fund first priority piggyback registration rights in the event the Company proposes to effect a registered offering of common stock or warrants, or both, prior to the filing of the Registration Statement referenced above. As of September 20, 2000, the Corporation had incurred liquidated damages payable to the Fund of approximately $7,000.

      In addition, commencing on October 29, 2000, the conversion price of the Series A Debentures will decrease by one percent for each 30-day period in which the Registration Statement is not declared effective. In the event the Company fails to obtain a valid Registration Statement by November 28, 2000, the Company is required redeem the Series A Debentures and related Warrants. See "Series A Debentures and Warrants."

CERTAIN TRANSACTIONS WITH BEACHSIDE COMMONS 1, LLC.

      On June 2, 2000, the Company loaned to Beachside Commons 1, LLC ("Beachside") a principal amount of $94,833.35 and received from Beachside that certain Promissory Note (the "Note") dated as of June 2, 2000 by which Beachside is obligated to repay to the Company the principal amount of $94,833.35 plus interest calculated at 12% per annum and with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000 (the "Maturity Date"). The proceeds from this loan were used in their entirety by Beachside to make certain past, current and future payments on the primary mortgage of certain real property owned by Beachside. As of the date of this Prospectus, the Note has not been repaid by Beachside. This loan to Beachside by the Company was made in violation of the Securities Purchase Agreement as an unauthorized use of proceeds. The Fund was made aware of this Note, but the breach of the Securities Purchase Agreement has not been waived by the Fund as of the date of this Prospectus.

      Pursuant to a letter agreement delivered by the Company dated September 15, 2000, and in consideration of that certain Purchase Agreement entered into by the Company and Irish Investments, LLC ("Irish") and the grant of additional collateral by Beachside under the Note, the Company waived the Maturity Date under the Note, until the 45th day following the effective date of this Prospectus with the Commission. See "Risk Factors", Recent Transactions" and "Certain Relationships And Related Transactions".

THE CONSULTING AND EMPLOYMENT AGREEMENTS BETWEEN THE COMPANY AND OTHERS.

      Concurrent with the formation of the Company on May 5, 2000, the Company entered into a consulting agreement with Porter Lane Investments, Inc. ("Porter"), a Georgia corporation.

Porter is owned by Gerald F. Sullivan, a founder of the Company and a resident of Georgia. The consulting agreement with Porter obligates Porter to provide assistance and advice to the Company in connection with mergers, acquisitions and other business combinations involving the Company, and in connection with the capital markets and financing transactions involving the Company. The agreement has a term of five years and requires the Company to pay Porter a monthly fee of $8,000, increasing at the rate of ten percent per year, plus a finder's fee on debt and/or equity acquisition transactions procured through the efforts of Porter equal to two and one-half percent of the value of the transaction. The agreement permits Porter to retain, engage and employ other persons and entities to provide the services required to be furnished by Porter.

      The consulting agreement with Porter requires that the Company provide Porter with office space and office support at the Company's executive offices in Cumming, Georgia, as well as reimbursement of actual expenses incurred by Porter in connection with its duties under the consulting agreement with the Company. Porter is a selling shareholder in this offering, registering 155,000 shares of the 310,000 shares of Common Stock issued to Porter such upon formation of the Company.

      On June 1, 2000, the Company entered into a consulting agreement with Robert Evans. Robert Evans (through R.V. Evans Enterprises, Inc. for which Mr. Evans is the sole shareholder) previously operated for Lake Holdings, LLC, emissions testing stations in Gwinnett and Forsyth Counties (now operated by the Company). The agreement has a term of 120 days, requires that Robert Evans be available to consult with the Company on a full-time basis, and obligates the Company to issue 40,000 shares of our Common Stock to Robert Evans and to pay him a total of $14,000. Separately, Robert Evans has been issued 100,000 shares of our Common Stock, as a founder of the Company. Robert Evans is one of the selling shareholders in this offering. See "Selling Shareholders."

      On June 1, 2000, the Company entered into an employment agreement with William Estroff to serve as the President/CEO of the Company. The agreement had an initial term of one year, with renewal options for up to three additional one-year terms. Mr. Estroff resigned as the President of the Company as of September 15, 2000, for personal reasons. At the same time, Mr. Estroff resigned as a member of the Company's board of directors. Mr. Estroff remains a founding shareholder in the Company and was issued 110,000 shares of the Company's common stock in conjunction with his efforts as such. William Estroff is one of the selling shareholders in this offering. See "Selling Shareholders."

      On September 18, 2000, the Company entered into an employment agreement with Richard A. Parlontieri to serve as the President/CEO of the Company. The agreement has an initial term of one year, which may be extended for up to three one-year periods. Mr. Parlontieri's base compensation is $60,000 per year (which increases by ten percent per year). In addition, Mr. Parlontieri is entitled to a receive a quarterly bonus of up to $10,000 per quarter if the Company achieves certain performance criteria as specified by the Board of Directors from time to time. He will receive a monthly automobile allowance of $500 and reimbursement of certain necessary, customary and usual business related expenses. Mr. Parlontieri is a member of our board of directors and will receive from the Company no additional compensation while serving as a board member or as a member of any board committee.

      Mr. Parlontieri, who is a founder of the Company, has been issued a total of 200,000 shares of our Common Stock. Of these 200,000 shares, 100,000 shares are being registered for Mr. Parlontieri in this offering. See "Selling Shareholders".

      Under the terms of the employment agreement, the Company retains the right to terminate Mr. Parlontieri's services with or without cause. In the event of a termination by us without cause, the Company is obligated to pay Mr. Parlontieri severance pay equal to one month's base compensation.

      Our principal executive offices are located 400 Colony Park, Building 104, Suite 600, Cumming, Georgia 30040. Our telephone number is (678) 947-6718.

            Future Funding and Financing Plans; Financial Constraints

      The Company expects to pursue a dual strategy of acquiring existing emissions testing stations and of opening new stations. The Company anticipates the need for further money, both in the next six months and thereafter, as it seeks to expands its operations and markets, to fund the operation of its stations, to finance the marketing of its stations and to fund other aspects of our business plan and strategy. Further, most any financing activity will require us to pay fees, interest or dividends. We expect that a combination of debt and equity financing will be required, from both private and public sources.

      As a result, the Company expects that additional shares of Common Stock and preferred stock of the Company will need to be issued at future dates, and that these transactions likely will have a dilutive effect on the Company and its shareholders. We believe that borrowing money from conventional sources such as banks and commercial lending sources, combined with the sale of preferred convertible equities, or the use of Common Stock as a form of payment, will be sufficient to fund our operations during this growth period. Success in the implementation of the current business plan and strategy, and the profitability of the Company are contingent on the availability of such funding sources. No assurance can be given that borrowed money will be available from conventional sources or that the Company will be able to sell preferred convertible equities or use its Common Stock on terms acceptable to the Company, or at all, to fund its operations as set forth above.

      Although the Company completed the sale of the first and second Series A Debentures and related Warrants to the Fund under the Securities Purchase Agreement, there can be no guarantee that any further funding will available under that facility or that the Company will be able to satisfy the funding requirements of the Fund as set forth in the Securities Purchase Agreement.

      We presently have 2,450,000 shares of Common Stock issued and outstanding. None of the Company's authorized shares of preferred stock is outstanding. After giving effect to the anticipated conversion of the Company's Series A Debentures into shares of Common Stock (and assuming that 2,000,000 shares of Common Stock are issued upon such conversion) and to the exercise of the related Warrants into shares of Common Stock (and assuming that 500,000 shares are issued upon such exercise), we will have 4,950,000 shares of Common Stock outstanding (assuming, of course, that no other shares are issued by the Company in the interim) (4,950,000 = 2,450,000 + 2,000,000 + 500,000).

The Offering

Common Stock offered in this offering .............   3,845,000 Shares (1)

Common Stock to be outstanding after the offering .   4,950,000 Shares (2)

Use of proceeds....................................   The Common Stock will be
                                                      sold by the selling
                                                      shareholders and a
                                                      holder(s) of the Series A
                                                      Debentures and related
                                                      Warrants. The Company will
                                                      receive no proceeds from
                                                      such sales or otherwise in
                                                      this offering.

OTC/NASDAQ Proposed symbol ........................   "SMOG"

----------

The above table includes the following:

(1) The shares offered hereby (i.e., 3,845,000 shares) consist of (a) 2,500,000 shares of Common Stock to be issued upon conversion of the Company's Series A Debentures and the related Warrants (see Note 2 below) and (b) 1,345,000 shares being registered for selling shareholders. The selling shareholders in this offering, and the number of shares to be registered on their behalf in this offering, are as follows: 100,000 for Richard A. Parlontieri as President/CEO of the Company; 155,000 shares for Porter Lane Investments, Inc., issued in conjunction with the formation of the Company; 155,000 shares for Irish Investments, LLC, issued in conjunction with the formation of the Company; 155,000 shares for Bolling Investments, LLC, issued in conjunction with the formation of the Company; 155,000 shares for Westhurst, Ltd., issued in conjunction with the formation of the Company; 155,000 shares for Emerald Marine, Ltd., issued in conjunction with the formation of the Company; 100,000 shares for ARM & Associates, LLC, issued in conjunction with the formation of the Company; 100,000 shares for Gant Alumni Associates, LLC, issued in conjunction with the formation of the Company; 55,000 shares for William S. Estroff, issued in conjunction with the formation of the Company; 25,000 shares for Karen Vickers, the Controller of the Company, issued in conjunction with the formation of the Company; 25,000 shares for John J. McManus issued in conjunction with the formation of the Company; 25,000 shares for each of the Company's three outside directors, for a total of 75,000 shares, issued in conjunction with the formation of the Company; and 90,000 shares for Robert Evans, issued in conjunction with the acquisition of Lake Holdings, LLC and in conjunction with the formation of the Company.

(2) Includes (a) the number of outstanding shares of Common Stock on the date hereof, 2,450,000, plus (b) 2,000,000 shares of Common Stock to be issued upon full conversion of the Company's Series A Debentures issued under the June 1, 2000

      Securities Purchase Agreement between the Company and GCA Strategic Investment Fund Limited (which conversion is assumed here), plus (c) 500,000 shares of Common Stock to be issued upon the full exercise of the Warrants related to the Series A Debentures (which exercise is assumed here). See "Series A Debentures and Warrants - Terms and Conditions".

Market Information

No Public Market; Possible Volatility of Stock Price

      Prior to this offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active trading market will develop or be sustained or that the market price of the Common Stock will not decline. Even if an active trading market develops, the market price of the shares of Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in the Company's revenues, net earnings or cash flow, changes in laws and regulations that relate directly or indirectly to the emissions testing industry, competition in the emissions testing industry, changes in financial estimates by securities analysts, conditions and trends in the emissions testing industry, adoption of new accounting standards affecting the emissions testing industry, general market conditions and other factors.

      Further, the stock markets, and in particular the Nasdaq Over-the-Counter Bulletin Board, have experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many small capitalization companies and that often have been unrelated or disproportionate to the operating performance of such companies. These broad market factors and market fluctuations, as well as general economic, political and market conditions such as recessions and interest rate or international currency fluctuations, may adversely affect the market price of the Common Stock. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition.

Shares Eligible for Future Sale; Registration Rights

      Sale of substantial numbers of shares of Common Stock in the public market could adversely affect the market price of the Common Stock and make it more difficult for the Company to raise funds through equity offerings in the future. Of the 3,845,000 shares offered hereby, 1,345,000 shares to be registered for the benefit of the selling shareholders as provided herein will be eligible for immediate sale in the public market without restriction, and the remaining shares, i.e., 2,500,000 shares of Common Stock to be registered for the benefit of the holder of the Company's Series A Debenture and the Warrants related thereto, will be eligible for immediate sale in the public market upon the Company's issuance of those shares upon a conversion of a Series A Debenture and/or upon the exercise of a Warrant.

      In addition, the Company intends to register additional shares of Common Stock if and when required as a condition to obtain future financings. All of these actions will have a dilutive effect on all shareholders and may create a depressive effect on the price of the Common Stock, and adversely effect a holder's ability to readily or quickly sell his or her shares in the market.

                              SUMMARY RISK FACTORS

      A PURCHASER OF THE COMPANY'S SHARES OF COMMON STOCK MUST CONSIDER THE FOLLOWING RISK FACTORS BEFORE DECIDING TO INVEST. THE COMMON STOCK IS A HIGHLY SPECULATIVE INVESTMENT AND A PURCHASER COULD LOSE ALL OF THE MONEY SPENT ON PURCHASING THE COMMON STOCK.

      o THE COMPANY IS A START UP COMPANY WITH MINIMUM CAPITALIZATION AND NET WORTH;

      o THE COMPANY IS CURRENTLY IN DEFAULT UNDER THE TERMS OF THE SECURITIES PURCHASE AGREEMENT WITH THE FUND;

      o THE MANAGEMENT OF THE COMPANY HAS LIMITED EXPERIENCE IN ACQUIRING, DEVELOPING AND OPERATING EMISSIONS TESTING STATIONS AND IN PROVIDING ADVERTISING, MARKETING AND INTERNET RELATED SERVICES;

      o THE MANAGEMENT OF THE COMPANY HAS LIMITED EXPERIENCE IN AUTOMOTIVE SERVICE SALES, THE TESTING OF VEHICLES FOR EMISSIONS, AND INTERNET ADVERTISING AND COMMERCE;

      o SUCCESS OF THE EMISSIONS TESTING BUSINESS IS CONTINGENT ON SELECTION OF HIGH TRAFFIC SITES, QUALIFIED STAFFING AND RELIABLE TESTING EQUIPMENT IN ADDITION TO OTHER FACTORS. POOR SITE SELECTION, INCREASED RENTAL RATES, UNQUALIFIED TESTING PERSONNEL OR UNRELIABLE TESTING EQUIPMENT COULD HAVE A NEGATIVE IMPACT ON OUR BUSINESS;

      o COMPETITION IN THE EMISSIONS TESTING MARKET, PARTICULARLY IN LARGER CITIES, IS INTENSE;

      o COMPETITION IN INTERNET MARKETING IS INTENSE AND WE HAVE LITTLE EXPERIENCE IN THAT AREA OF BUSINESS;

      o THE COMPANY'S BUSINESS STRATEGY REQUIRES ADDITIONAL FINANCING FROM THIRD PARTIES AND THAT FINANCING MIGHT NOT BE AVAILABLE UPON TERMS ACCEPTABLE TO THE COMPANY, IN WHICH EVENT THE COMPANY WILL NOT GROW OR EXPAND AS EXPECTED;

      o THE RATE OF TESTING VOLUME DEPENDS UPON THE NUMBER OF PEOPLE VISITING THE SITE ON ANY GIVEN DAY. RAIN, HEAT, TRENDS IN TRAFFIC VOLUME AND IN SHOPPING AND HOUSING DESTINATIONS, ECONOMIC DOWNTURNS AND LACK OF ACCESS TO OUR FACILITIES MAY REDUCE THE REVENUES AND PROFITS OF THE COMPANY'S OPERATIONS;

      o REVENUES FROM EMISSIONS TESTING MAY PROVE TO BE HIGHLY SEASONAL AND THUS THE ECONOMIC RESULTS FOR ONE PERIOD OF TIME WILL NOT BE INDICATIVE OF ECONOMIC RESULTS FOR ANOTHER PERIOD OF TIME;

      o TERMS OF ADDITIONAL FINANCING MAY REQUIRE THE COMPANY TO ISSUE ADDITIONAL SHARES OF COMMON STOCK OR PREFERRED STOCK OR DEBT, ANY OF WHICH COULD REDUCE THE VALUE OF THE SHARES OF COMMON STOCK;

      o THE NUMBER OF SHARES AVAILABLE FOR ACTIVE TRADING IS LIMITED AND THUS THE PRICE OF THE COMMON STOCK MAY RISE OR FALL DRAMATICALLY UPON THE TRADING OF A RELATIVELY SMALL NUMBER OF SHARES. A PURCHASE OF THE SHARES OF COMMON STOCK OF THE COMPANY SHOULD NOT BE MADE UNLESS THE PURCHASER CAN AFFORD TO LOSE THE ENTIRE AMOUNT OF THE PURCHASE PRICE.

      o WE ARE DEPENDENT ON THE CASH FLOWS OF OUR TESTING STATION, MARKETING AND INTERNET ACTIVITIES TO MEET OUR OBLIGATIONS. THERE IS NO OPERATING HISTORY TO SUGGEST THAT ANY,

            OR ALL, OR THESE OPERATIONS CAN BECOME PROFITABLE AND GENERATE POSITIVE CASH FLOWS. IF THEY DO NOT, AND WE ARE NOT SUCCESSFUL IN RECRUITING ADDITIONAL FUNDING, IT WILL BE DIFFICULT FOR US TO CONTINUE AND WE MAY FAIL.

      o WE ARE DEPENDENT ON VARIOUS GOVERNMENTAL AGENCIES, AT VARIOUS LEVELS, TO CREATE DEMAND FOR OUR SERVICES AND TO PROVIDE THE GUIDELINES WITHIN WHICH WE MUST OPERATE. IF AN AGENCY IMPORTANT TO US SHOULD CHANGE ITS POSITION OR ELIMINATE OR SIGNIFICANTLY CHANGE THE REQUIREMENTS OF OUR BUSINESS, WE MAY FACE A DECLINE IN REVENUE OR A DRAMATIC INCREASE IN OPERATING COSTS, OR BOTH.

      YOU SHOULD CONSIDER THE RISK FACTORS AND THE IMPACT FROM VARIOUS EVENTS THAT COULD ADVERSELY AFFECT OUR BUSINESS BEFORE INVESTING IN OUR COMMON STOCK. SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS FOR A MORE COMPLETE DISCUSSION OF THESE RISKS.

                            END OF PROSPECTUS SUMMARY

                                  RISK FACTORS

      A purchaser of the shares of the Company's Common Stock should consider the following risk factors before purchasing the Common Stock. The Common Stock is a highly speculative investment and a purchaser could lose all of the money spent on purchasing the Common Stock. You should carefully consider the following risk factors in addition to the other information in this Prospectus before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as the value of an investment in our Common Stock.

AS OF THE DATE OF THIS PROSPECTUS, WE ARE IN DEFAULT OF THE TERMS AND CONDITIONS OF THE SECURITIES PURCHASE AGREEMENT.

      The loan of certain funds to Beachside Commons 1, LLC on June 2, 2000 was in violation of that certain Securities Purchase Agreement with the Fund. The Fund has not waived this violation. As a result of such continuing default, and pursuant to the terms of the Securities Purchase Agreement, the Fund could declare the Series A Convertible Debentures to be immediately due and payable and may move to protect and enforce its rights by an action at law, suit in equity, or other appropriate proceeding.

      In addition, as of September 20, 2000, we owe the Fund 2% of the outstanding principal amount of the Series A Debentures, or an estimated $7,000 in liquidated damages since this Prospectus was not deemed effective by the Commission prior to September 1, 2000. If this Prospectus is not declared effective by the Commission by October 1, 2000, the amount of the liquidated damages will increase to 3% of the outstanding principal amount of the Series A Debentures. Additional damages may apply, depending upon the date upon which this Prospectus is declared effective by the Commission.

WE ARE HIGHLY DEPENDENT ON GOVERNMENTAL AGENCIES.

      Our business depends upon federal and state legislation and regulations mandating air pollution controls. The vehicle emissions testing industry in the U.S. has developed in response to the Clean Air Act and related regulations issued by the U.S Environmental Protection Agency (the "EPA"). The EPA, as well as state level organizations, currently is evaluating the need for more stringent emissions standards for motor vehicles. We cannot assure you that additional federal or state legislation, or changes in regulatory requirements, would not, directly or indirectly, have a material adverse effect on the vehicle emissions testing industry.

      Additionally, the growth of our business is dependent on expansion into markets beyond the Metro Atlanta Area. We will face certain risks and expenses as we expand outside of our marketplace. Political forces, business conditions and the cost of real estate for use in our emissions testing sites may all be different than that which we have experienced to date.

      As we contemplate the international market, which we believe may constitute a significant portion of our business in coming years, we will depend largely upon the adoption of foreign air pollution control legislation and related regulations requiring or encouraging vehicle emissions testing development in those countries. Although a number of countries in Europe, Asia and Latin America have passed or are considering such legislation, and a limited number of countries, including the United Kingdom, Germany, Canada, Mexico and Japan, have mandatory vehicle emissions testing, these countries may not enact and enforce, or continue to enforce, as the case may be, the necessary legislation and regulations. Any failure of these and other foreign countries to implement air pollution control legislation that requires or encourages vehicle emissions testing could limit our international expansion plans, which could have a material adverse effect on our business, financial condition and results of operations.

THE MARKET FOR EMISSIONS TESTING MAY REACH A POINT OF MATURITY THAT MAY LIMIT OUR ABILITY TO EXPAND.

      We expect the domestic market for decentralized emissions testing programs to continue to expand for approximately the next three years as additional states and municipalities are either required to or elect to implement decentralized programs and/or convert basic testing programs that test a vehicle in neutral gear only to enhanced programs that test emissions under simulated driving conditions.

      Thereafter, however, the size of the domestic market may decline as a result of most states with large vehicle populations having already implemented such programs. While we may still have the ability to acquire or open new emissions testing stations, the economics of a mature marketplace are not likely to be as profitable as an emerging market where customers have not acquired buying habits for these required tests, and where the better, higher traffic locations may not already be under lease to competitors. Although we do not require new markets to begin, or consolidate, operations, we cannot assure you that growth in these markets will be sufficient to offset any decline we are likely to suffer in our domestic emissions equipment business.

WE MAY NOT BE ABLE TO MANAGE AND SUSTAIN GROWTH; TO SUCCESSFULLY INTEGRATE OUR NEW OR ACQUIRED OPERATIONS; OR TO ACHIEVE COST SAVINGS FROM MULTIPLE STATIONS.

      Our growth will result in new and increased responsibilities for our management. The process of integrating the businesses of existing emissions testing stations and of opening new stations may result in unforeseen operating difficulties and may require substantial attention from members of our senior management. We cannot assure you that we will be able to integrate successfully the operations of these businesses.

      As a result of our expansion through acquisition and development of new emission stations, we expect to reduce our operating expenses by eliminating duplicative management, staff and facilities, and other cost efficiencies. Although we believe that our strategies are reasonable, we cannot assure you that we will be able to implement our plans on schedule. When implementing these initiatives, we could encounter unanticipated problems, and there is no guarantee that we will attain our goal of reducing our operating expenses. Finally, we note that our plans will require substantial attention from members of our management, which may limit the amount of time they can devote to our day-to-day operations.

WE HAVE A LIMITED OPERATING HISTORY AND LIMITED HISTORICAL FINANCIAL INFORMATION UPON WHICH YOU MAY EVALUATE OUR PERFORMANCE.

      You must consider our prospects in light of the risks and uncertainties encountered by companies in the early stages of development. We may not successfully address these risks and uncertainties or successfully implement our operating and acquisition strategies. If we fail to do so, it could materially harm our business and impair the value of our Common Stock. Even if we accomplish these objectives, we may not generate positive cash flows or profits in the future. Moreover, variations in our performance may cause our quarterly operating results to fluctuate significantly in the future. One complicating factor is that historical data from the State of Georgia indicates that the emissions business in the state is seasonal, with the second and third quarters producing the heaviest volume of tests and the fourth quarter producing the lowest volume. As a result, our operating results in one or more future quarters may fail to meet the expectations of securities analysts or investors. Failure to meet these expectations could impair the price of our Common Stock.

OUR ACQUISITION STRATEGY MAY NOT INCREASE OUR CASH FLOW OR YIELD OTHER ANTICIPATED RESULTS.

      We expect to experience rapid growth, and intend to continue our aggressive growth strategy, by acquiring multiple emissions testing stations in both the Metro Atlanta Area and in other markets. This strategy is subject to a variety of risks, including the:

      o     Inability to obtain financing to fund future acquisitions;

      o Failure or unanticipated delays in completing acquisitions due to difficulties in obtaining regulatory approvals or consents;

      o Difficulty in integrating the operations, systems and management of our acquired stations and absorbing the increased demands on our administrative, operational and financial resources;

      o     Diversion of management's attention from other business concerns;

      o     Loss of key employees of acquired stations;

      o Reduction in the number of suitable acquisition targets resulting from continued industry consolidation;

      o Inability to negotiate definitive purchase agreements on satisfactory terms;

      o Increases in the prices of sites and testing equipment due to increased competition for acquisition opportunities; and

      o     Inability to sell any non-performing station, or obsolete equipment.

If we are not able to address successfully these risks, it could materially harm our business and impair the value of our Common Stock.

OUR INABILITY TO MANAGE EFFECTIVELY OUR PLANNED RAPID GROWTH COULD ADVERSELY AFFECT OUR OPERATIONS.

      We anticipate experiencing rapid growth and development in a relatively short period of time and expect to continue to experience rapid growth in the future. The management of this growth will require, among other things, continued development of our financial and management controls and management information systems, stringent control of costs, increased marketing activities, the ability to attract and retain qualified management personnel and the training of new personnel. We intend to hire additional personnel in order to manage our expected growth and expansion. Failure to successfully manage our expected rapid growth and development and difficulties in managing our emissions testing stations could have a material adverse effect on our business and the value of our Common Stock.

ADDITIONAL FINANCING FOR FUTURE ACQUISITIONS MAY BE LIMITED.

      Depending upon the nature, size and timing of future acquisitions, we may require financing in excess of that provided under any bank or credit facility. We cannot assure you that any bank or credit facility or any other agreements to which we are a party will permit the additional financing or that the additional financing will be available to use or, if available, that the financing would be on terms acceptable to us. The inability to finance an aggressive growth strategy may adversely affect our ability to compete successfully with larger and better-financed parties engaged in our industry and may impair the value of our Common Stock.

      Furthermore, while the Company has completed its two sales of Series A Debentures in original principal amounts of $525,000 and $100,000, respectively; and the related Warrants to GCA Strategic Investment Fund Limited under the terms of the June 1, 2000 Securities Purchase Agreement, there can be no assurance that any additional sales of securities will occur under that facility, since further transactions are contingent upon certain conditions that may not be met in the future. See "Series A Debentures and Warrants - Terms and Conditions".

BECAUSE THE EMISSIONS TESTING INDUSTRY IS HIGHLY COMPETITIVE, WE MAY LOSE CUSTOMERS AND REVENUE.

      Our emissions testing stations face competition from other emission stations in each market for testing volume and revenues. Our revenue from emissions testing is affected primarily by the number of vehicles our stations can process during our operating hours. Other emissions testing companies that are larger and have more resources may also enter markets in which we operate. Although we believe our stations are well positioned to compete, we cannot assure you that our stations will maintain, or increase, their current testing volumes and revenues. A decrease in testing volume could impair our ability to, among other things, service potential future debt obligations, thereby adversely affecting the value of our Common Stock.

A DOWNTURN IN ANY OF OUR MARKETS COULD ADVERSELY AFFECT OUR REVENUE AND CASH
FLOW.

      Our stations are located, initially, in a limited market, that of the Metro Atlanta, Georgia, Area. As a result of our recent acquisitions of equipment and subleases from Lake Holdings, LLC, and assuming we place the "excess" equipment we acquired in that transaction in new testing sites, we will have four stations in the market. A significant decline in net testing volume and revenue in any one of those stations could have a material adverse effect on our overall operations and financial condition, thereby adversely affecting the value of our Common Stock.

LAWS AND OTHER REGULATORY CONSIDERATIONS COULD PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUE.

      Our future emission station acquisitions and dispositions may be subject to the license transfer approval process of the responsible governmental agency at the state or federal level. Such governmental reviews may cause delays in completing transactions and, in some cases, result in the loss of a transaction or opportunity for the Company.

THE LOSS OF KEY PERSONNEL COULD DISRUPT THE MANAGEMENT OF OUR BUSINESS.

      Our business depends upon the continued efforts, abilities and expertise of Mr. Richard A. Parlontieri, and our other executive officers and key employees. We believe that the unique combination of skill and experience possessed by these individuals would be difficult to replace and that, in particular, the loss of Mr. Parlontieri would have a material adverse effect on us. These adverse effects could include the impairment of our ability to execute our acquisition and operating strategies and a decline in our standing in the emissions testing industry. We do not presently have "key man" insurance on the life of Mr. Parlontieri and we do not expect the Company to obtain such insurance in the foreseeable future.

RESTRICTIONS AND LIMITATIONS IMPOSED UNDER THE ANY NEW BANK CREDIT FACILITY, OR OTHER FINANCING ACTIVITY, COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS AND THE VALUE OF OUR COMMON STOCK.

      We expect that any bank credit facility will restrict our ability to, among other things:

      o     Incur additional indebtedness;

      o     Pay dividends or make certain other restricted payments;

      o     Enter into certain transactions with affiliates;

      o     Merge or consolidate with any other person; or

      o Sell, assign, transfer, lease, convey, or otherwise dispose of all or substantially all of our assets.

      In addition, we expect that any bank credit facility will restrict our ability to incur liens or to sell certain assets and require us to maintain specified financial ratios and satisfy certain financial condition tests. Our ability to meet those financial ratios and financial condition tests could be affected by events beyond our control, and we cannot be sure that we would be able to meet those tests. A breach of any of these restrictions could result in a default under the new bank credit facility. If an event of default occurs, then our new credit facility lenders could declare all amounts outstanding, including accrued interest, immediately due and payable. If we could not repay those amounts, our lenders could proceed against the collateral pledged to them to secure that indebtedness. If our new credit facility indebtedness were accelerated, our assets may not be sufficient to repay in full such indebtedness and our other indebtedness. Our ability to comply with the restrictions and covenants imposed by the terms of our indebtedness will depend upon our future performance and various other factors, such as legislative, business and regulatory factors, certain of which are beyond our control. If we fail to comply with these restrictions and covenants, the holders of our indebtedness under the new bank credit facility could declare all amounts owed to them immediately due and payable.

      Furthermore, in conjunction with the issuance and sale of the Series A Debentures and Warrants to GCA Strategic Investment Fund Limited (the "Fund"), the Company (on June 1, 2000 and September 15, 2000) granted to the Fund a first priority lien and security interest in and to the primary emissions testing equipment purchased from Lake Holdings, LLC, and also granted a similar lien and security interest to the Fund in and to any and all other equipment to be acquired by the Company while the debenture is outstanding. See "Series A Debentures and Warrants - Terms and Conditions". The grant of that lien and security interest to the Fund has at least two implications to the Company: first, upon a default by the Company of the Series A Debentures or the underlying Securities Purchase Agreement, the Fund may be in a position to foreclose upon the equipment, thereby threatening the ability of the Company to continue operations; and second, given the prior lien, the Company cannot grant another lender a first priority lien or security interest in the collateral pledged to the Fund, thereby restricting its ability to use that collateral to obtain additional financing.

UPON COMPLETION OF THE OFFERING, CERTAIN EXISTING SHAREHOLDERS AND THEIR AFFILIATES WILL BENEFICIALLY OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND COULD SIGNIFICANTLY AFFECT MATTERS REQUIRING A STOCKHOLDER VOTE.

      Immediately following the completion of this offering, five shareholders will together beneficially own 63% of our Common Stock. This concentration of ownership will mean that a small number of shareholders will have the ability to significantly affect matters that require a shareholder vote.

CERTAIN SHARES ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE RESOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY.

      As restrictions on the resale of the Company's shares of Common Stock expire or terminate, the market price of our Common Stock could drop significantly if the holders of the previously restricted shares decide to sell them, or if the market perceives such holders may sell such shares. After this offering, we will have outstanding 4,950,000 shares of Common Stock. Of those shares, the 3,845,000 shares sold in this offering, including the 2,500,000 shares of common stock issued on conversion of shares of our Series A Debentures and the exercise of the related Warrants, may be immediately resold in the public market. The remaining 1,105,000 of our total outstanding shares will become available for resale in the public market after May 5, 2001, subject to the provisions of SEC Rule 144.

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED AND A MARKET MAY NOT DEVELOP OR BE LIQUID, OR IF ONE DEVELOPS, OUR STOCK PRICE MAY FLUCTUATE.

      Prior to this offering, there has not been a public market for our common stock. We intend to apply to include the Common Stock for quotation on the Nasdaq Over-the-Counter Bulletin Board. After this offering, an active trading market might not develop or, if developed, continue. The price for our Common Stock will be determined by market forces not within our control, including market makers and other parties. You may not be able to resell your shares at or above the price you paid. If an active trading market does develop following completion of this offering, the market price of our Common Stock will be subject to fluctuations in response to various factors and events, including:

      o     Variations in our operating results;

      o     Regulatory and technological developments;

      o Announcements of business developments by us, our competitors or by applicable governmental agencies;

      o     Our ability or failure to implement our growth strategy;

      o     Analysts' reports or projections;

      o     Loss of or changes in key personnel;

      o     Changes in market value of emissions testing companies;

      o     Stock market price and volume fluctuations generally; and

      o     Sales of our Common Stock by our shareholders or us.

Fluctuations in the market price of our Common Stock may, in turn, adversely affect our ability to complete targeted acquisitions, to attract additional capital and financing, and to attract and retain qualified personnel.

                           FORWARD-LOOKING STATEMENTS

This Prospectus includes forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about us, including, among other things:

      o General economic and business conditions, both nationally and in our markets;

      o Our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

      o     Anticipated trends in the emissions testing business;

      o Existing and future regulations affecting the emissions testing business;

      o     Our acquisition opportunities; and

      o Other risk factors set forth in the "Risk Factors" section of this Prospectus.

In addition, in this Prospectus, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to us, our business or our management, are intended to identify forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this Prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. On June 1, 2000, the Company received $489,750 upon completion of the initial sale of a $525,000 Series A Debenture to GCA Strategic Investment Fund Limited (the "Fund"), under the terms of that certain June 1, 2000 Securities Purchase Agreement between the Company and the Fund. Of the amount received, $220,000 was paid to Lake Holdings, LLC in connection with the Company's purchase of emissions testing equipment and related assets. See "Recent Transactions". The remaining funds were used for working capital and general corporate purposes, including the payment of various start-up costs. In addition, on June 2, 2000, the Company loaned to Beachside Commons 1, LLC ("Beachside") a principal amount of $94,833.35 and received from Beachside that certain Promissory Note (the "Note") dated as of June 2, 2000 by which Beachside was obligated to repay to the Company the principal amount of $94,833.35 plus interest calculated at 12% per annum and with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000 (the "Maturity Date"). As of the date of this Prospectus, the Note has not been repaid by Beachside. This loan to Beachside by the Company was made in violation of the Securities Purchase Agreement as an unauthorized use of proceeds. The Fund was made aware of this Note, but the breach of the Securities Purchase Agreement has not been waived by the Fund as of the date of this Prospectus. See "Risk Summary", "Recent Transactions" and "Certain Relationships And Related Transactions".

      On September 15, 2000, the Company received $95,000 upon the sale of a $100,000 Convertible Debenture to the Fund, under the terms of that certain June 1, 2000 Securities Purchase Agreement between the Company and the Fund. In addition, and without any change to the purchase price of the Series A Debentures, the Company received an additional $5,000 from the Fund, in conjunction with this sale. The entire $100,000 was used for working capital and general corporate purposes. See "Recent Transactions".

                                 DIVIDEND POLICY

      We have never declared or paid any cash or other dividends on our Common Stock. We currently intend to retain earnings to finance the growth and development of our business and do not anticipate declaring or paying cash dividends on our Common Stock in the foreseeable future. Our Board of Directors has discretion to declare future dividends after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our Board of Directors deems relevant. The terms of the various documents that will govern our indebtedness may impose significant restrictions on the payment of dividends.

             SERIES A DEBENTURE AND WARRANTS - TERMS AND CONDITIONS

      The following paragraphs describe generally the terms and conditions of the Securities Purchase Agreement we entered into with GCA Strategic Investment Fund Limited (the "Fund") on June 1, 2000 (the " Securities Purchase Agreement"), and the Series A Debentures and related Warrants issued, and to be issued, by the Company thereunder. On June 1, 2000, we sold to the Fund a Series A Debenture in the original principal amount of $525,000, together with a related Warrant covering 250,000 shares of Common Stock. On September 15, 2000, we sold to the Fund a Series A Debenture in the original principal amount of $100,000, together with a related Warrant covering 50,000 shares of Common Stock. The Securities Purchase Agreement contemplates that the Fund will purchase additional Series A Debentures in the aggregate amount of $375,000 and additional related Warrants covering an additional 200,000 shares of our Common Stock.

      For purposes of this offering, and of this section of the Prospectus, we are assuming that the Fund has purchased Series A Debentures of $1,000,000 and related Warrants covering a total of 500,000 shares of Common Stock (both of which are the maximum number of securities that may be purchased by the Fund under the Securities Purchase Agreement). Therefore, of the 3,845,000 shares being registered in this offering, a total of 2,000,000 shares of the Company's Common Stock are being registered on behalf of the Fund as the holder of the Series A Debentures and 500,000 shares of Common Stock are being registered on behalf of the Fund as the holder of the related Warrants. Additionally, for purposes of this offering and this section, we are using a conversion price for the Series A Debentures of $.50 and an exercise price for the Warrants of $1.00. Those prices are the initial conversion and exercise prices set forth in the Purchase Agreement for the Series A Debentures and the Warrants, respectively, however, those prices may change as discussed below.

      As noted, on June 1, 2000, we entered into the Securities Purchase Agreement with the Fund, whereby the Fund agreed to purchase certain debentures and warrants of the Company. The purchase was structured as a private placement under Sections 4(2) and 4(6) of the

Securities Act of 1933, as amended (the "Act") and Rule 506 of Regulation D of the Securities and Exchange Commission (the "Commission") promulgated thereunder.

      The terms of our agreements with the Fund are as follows:

      COMMITMENT AMOUNT: The Fund has agreed to purchase from the Company its Series A Debentures in the aggregate principal amount of $1,000,000 (the "Commitment Amount") and related Warrants entitling the Fund to purchase up to 500,000 shares of the Company's Common Stock, all on the terms and conditions set forth in the Securities Purchase Agreement (such debentures and warrants are sometimes hereinafter called the "Securities").

      COMMITMENT TERM: June 1, 2000 through June 1, 2001 (the "Expiration
Date").

      COMMITMENT FEE: The Company is required to pay to the Fund a commitment fee of one and one-half percent of the portion of the total Commitment Amount that remains unused and has not been cancelled as of the Expiration Date. The Company may cancel any unused portion of the Commitment Amount at any time on 10 days notice, in which event the Company will pay to the Fund a commitment fee of one and one-half of the Commitment Amount that has been so cancelled. If, however, the Fund wrongfully fails or refuses to a funding request by the Company, then no commitment fee is due or payable to the Fund.

      MULTIPLE CLOSINGS OR TAKEDOWNS: The Securities Purchase Agreement provides that the Securities will be sold by the Company to the Fund in tranches (each a "Takedown"), in exchange for the equivalent US Dollars of the Commitment Amount. The initial Takedown under the Securities Purchase Agreement took place on June 1, 2000, concurrently with the execution and delivery of the Securities Purchase Agreement. In that transaction, the Fund purchased from the Company a Series A Debenture having an original principal amount of $525,000 and a related Warrant covering 250,000 shares of our Common Stock. The second Takedown under the Purchase Agreement took place on September 15, 2000. In that transaction, the Fund purchased from the Company a Series A Debenture having an original principal amount of $100,000 and a related Warrant covering 50,000 shares of our Common Stock. Subsequent Takedowns are to occur under the Securities Purchase Agreement as follows: After the sooner of (i) the 120th trading day after the effective date (the "Effective Date") of this offering with the Commission (in the case of the second Takedown), and the 120th trading day after the previous Takedown (in the case of all subsequent Takedowns, together known as "Subsequent Takedowns") or (ii) conversion by the Fund of the previous Takedown, the Company, at its sole option, may take down additional amounts of the unused Commitment Amount. The amount of any Subsequent Takedowns is to be the lesser of
(i) $475,000 of principal per Takedown (the "Maximum Subsequent Takedown Amount"), and (ii) a dollar amount equal to the product of the formula of:

      Subsequent Takedown Amount = [(V multiplied by P) multiplied by 20%].

Where V= the weighted average trading volume of the Common Shares for (i) the total of the 120 trading days or (ii) the total number of trading days elapsed between Takedowns, following the Effective Date or the closing of the previous Takedown, as applicable, and P= the weighted average sale price of the Common Stock for (i) the 120 trading day period or (ii) the number of trading days elapsed between Takedowns, following the Effective Date or the closing of the previous Takedown, as applicable (the "Subsequent Takedown Amount"). Subsequent Takedowns of the Series A Debentures and related Warrants are expected to close as soon as reasonably practicable. The Company is required to give the Fund a minimum of 20 business days prior written notice of its intention to effect a Takedown. In the event the Company does not request and close a Takedown during any 180 day period after June 1, 2000, the unused amount of the Commitment Amount is cancelled automatically.

      For purposes of our September 15, 2000 sale to the Fund of a Series A Debenture in the original principal amount of $100,000, (the second Takedown) the Fund waived, among other items, the calculation of the subsequent takedown amounts, as contained within the Securities Purchase Agreement.

CONDITIONS TO TAKEDOWNS: Subsequent Takedowns are subject to a number of conditions being satisfied at the time of closing, including the following:

      (i) Effectiveness of the registration statement covering resale of the Common Shares purchased by the Fund, as well as the Common Shares issuable upon exercise of any Warrants;

      (ii) Accuracy of the Company's representations and warranties set forth in the Securities Purchase Agreement and other agreement with the Fund;

      (iii) Absence of suspensions of trading in or delisting (or pending delisting) of the Common Shares;

      (iv) Receipt of satisfactory legal opinions (including a "10b-5" opinion as to the registration statement and Prospectus covering re-sales);

      (v) Receipt of an accountant's "comfort letter" or "agreed upon procedures" letter, as appropriate;

      (vi) No disputes as to results of periodic due diligence investigations;
      and

      (vii) No material adverse changes in the Company's financial condition or prospects, or share listing status or price.

      For purposes the second Takedown on September 15, 2000 by the sale to the Fund of a Series A Debenture in the original principal amount of $100,000, the Fund waived, among other items, the condition precedent contained within the Securities Purchase Agreement that the registration statement covering the resale of the Common Shares purchased by the Fund, as well as the Common Shares issuable upon exercise of any warranties, be effective.

ADDITIONAL TAKEDOWN LIMITS: Under the terms of the Securities Purchase Agreement, in no event shall the Fund (or "group" as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) receive, upon the issuance of any shares of the Common Stock in connection with a Takedown or the exercise of any Warrants, if, immediately after giving effect to such issuance, the Fund (or such group) would beneficially own (excluding for such purpose additional Common Stock beneficially owned through ownership of the Warrants) in excess of 4.99% of the shares of Common Stock then outstanding. This provision of the Securities Purchase Agreement is not effective if an Event of Default (as defined in the Securities Purchase Agreement) by the Company occurs and remains uncured for a period of 10 days.

SERIES A DEBENTURE PURCHASE PRICE: $950 per $1,000 face amount of each Series A Debenture.

INTEREST AND MATURITY DATE OF THE SERIES A DEBENTURES: The outstanding amount of each Series A Debenture bears interest at the per annum rate of seven percent, payable quarterly in arrears beginning on September 30, 2000 and continuing thereafter until the debenture has been converted, redeemed or otherwise satisfied. The Company has the option to pay interest by issuing additional shares of Common Stock to the holder of the Series A Debenture, so long as notice is given to the holder when the debenture is issued. With respect to the first Series A Debenture issued by the Company on June 1, 2000 in the amount of $525,000, the Company did not give such notice to the Fund. Therefore, interest on that Series A Debenture must be paid in cash, unless the Fund subsequently agrees to waive the prior notice requirement set forth in that debenture. The principal amount of all Series A Debentures is due and payable by the Company on June 1, 2001 (the "Maturity Date").

CONVERSION PRIVILEGE AND CONVERSION PRICE: Under the terms of the Series A Debentures, the holder has the right, at its option, to convert all or any part of the principal amount of the debenture, together with accrued and unpaid interest and certain default charges, into fully paid and nonassessable shares of our Common Stock. The holder of a Series A Debenture may exercise this conversion right at any time while the debenture is outstanding, unless the Company has elected to exercise its right to redeem the Series A Debenture (as discussed below under the subheading "Redemption Rights and Obligations of the Company" in this section of the Prospectus). Generally, the number of shares to be issued upon the exercise of such a conversion right will be equal to the aggregate amount of principal, accrued and unpaid interest, and certain default charges as specified in the Series A Debenture divided by the conversion price. Generally, the conversion price is equal to the lesser of (a) $.50, and (b) 75% of the three lowest weighted average sales prices as reported by Bloomberg LP for the ten trading days immediately preceding but not including the date on which the holder of the Series A Debenture gives notice of its intent to convert. The Securities Purchase Agreement provides for a mechanism to adjust the amount of the conversion price in the event certain extraordinary events occur involving the Company (as discussed below under the subheading "Adjustments to Conversion and Exercise Prices" in this section of the Prospectus).

REDEMPTION RIGHTS AND OBLIGATIONS OF THE COMPANY: Under the terms of the Securities Purchase Agreement and the Series A Debentures, the Company may elect to redeem any outstanding Series A Debentures so long as no event of default has occurred and is continuing. Generally, the redemption price of the Series A Debentures is equal to (x) the number of shares of Common Stock into which the Series A Debentures are then convertible, times (y) the average closing bid price of the Common Stock for the five trading days immediately prior to the date that the Series A Debentures are called for redemption, plus accrued and unpaid interest.

      Moreover, the Company is obligated to file with the Commission and cause to be declared effective a registration statement covering the shares of Common Stock to be issued to the Fund upon conversion of the Series A Debenture and upon exercise of the related Warrants. If the registration statement is not declared effective on or before November 28, 2000, the Company is required to redeem all of the outstanding Series A Debentures, at the redemption price described in the immediately preceding paragraph. See "Registration Rights".

      In addition, the Company is obligated (upon request of a majority of the holders of the Series A Debentures) to redeem the Series A Debentures upon the occurrence of (a) a "Change in Control of the Company" (defined below), (b) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (c) a consolidation, merger or amalgamation of the Company with or into another person in which the Company is not the surviving entity, (d) the failure of the Company to comply with its duty to maintain an effective registration statement with the Securities and Exchange Commission (the "Commission") with respect to the shares of Common Stock to be issued to the holders of the Series A Debentures upon conversion, (e) the failure of the Company to obtain shareholder approval for the issuance of any additional shares of Common Stock to be issued to the holders of the Series A Debentures (following the expiration of a 40 day grace period), or (f) the failure of the Company to maintain a sufficient number of authorized, issuable, unlegended and freely tradable shares of Common Stock registered with the Commission to fully convert the Series A Debentures and exercise all of the Warrants related thereto (following the expiration of a 10 day grace period). In these instances, the redemption price is equal to (x) the number of shares Common Stock into which the Series A Debentures are then convertible, times (y) the average closing bid price of the Common Stock for the five trading days immediately prior to the date that the Series A Debentures are called for redemption, plus accrued and unpaid interest,

      A "Change in Control of the Company" is defined in the Securities Purchase Agreement as meaning (i) any person or group of persons (within the meaning of Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission relating to such sections) (other than the holders of the Series A Debentures) shall have acquired beneficial ownership of 33 1/3% or more of the outstanding shares of our Common Stock, any sale or other disposition (other than by reason of death or disability) to any person of more than 75,000 shares of Common Stock by any executive officers and/or employee directors of the Company without the prior consent of the holders of the Series A Debentures, or (iii) individuals serving on the Company's Board of Directors on June 1, 2000 (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of at least 50.1% of the directors still in office who were either directors of the Company on June 1, 2000 or whose election or nomination for election was previously so approved) cease for any reason to constitute at least two-thirds of the Board of Directors then in office.

      Furthermore, upon the request of a holder of a Series A Debenture, the Company is obligated to apply 25% of net cash proceeds derived from any subsequent debt or equity financing by the Company to redeem the Series A Debentures. However, this provision does not apply to "permanent financing," "project financing," an underwritten offering of our Common Stock, or other financing transactions consented to by the holder of our Series A Debentures. See "Restriction on Issuance of Securities" below in this section of the Prospectus for a more complete description of the financing transactions that will not impose a redemption obligation on the Company.

COLLATERAL: To secure its obligations under the Securities Purchase Agreement and the Series A Debentures, the Company, on June 1, 2000, granted to the Fund a first priority lien and security interest in and to the equipment purchased by the Company from Lake Holdings, LLC, on June 1, 2000, together with a first priority lien and security interest in and to any and all equipment thereafter acquired by the Company, including the proceeds of all of the foregoing.

WARRANTS: Concurrently with the closing of the initial Takedown of the Series A Debentures on June 1, 2000, the Company, in accordance with the terms of the Securities Purchase Agreement, issued to the Fund a Warrant, allowing the fund to purchase up to 250,000 shares of the Company's Common Stock. Concurrently with the second Takedown of the $100,000 Series A

Debenture on September 15, 2000, the Company, in accordance with the terms of the Securities Purchase Agreement, issued the Fund a Warrant, allowing the Fund to purchase up to 50,000 shares of the Company's Common Stock. At each subsequent Takedown, the Fund will receive additional Warrants covering that number of shares of Common Stock equal to 50% of the Takedown Amount, provided that the aggregate number of shares covered by all of the Warrants issued to the Fund under the Securities Purchase Agreement shall not exceed 500,000 shares. The Warrants issued to the Fund on each Takedown are non-callable except in the circumstances set out under "Shareholder Approval" below. The term of the Warrants is 5 years after their respective issuance date. Each Warrant has or will have a strike price set at $1.00 per share, subject to adjustment. See "Adjustments to Conversion and Exercise Prices".

      The Company received no cash or other property upon the issuance of the initial or upon the issuance of the second Warrant to the Fund, and will receive no cash or other property upon the issuance of any subsequent Warrants under the Securities Purchase Agreement. The Company, however, may be obligated to redeem the Warrants for cash. Whenever the Company is required to redeem the Series A Debentures (see "Redemption Rights and Obligations of the Company" above in this section of the Prospectus), the Company also will be obligated to redeem all of the outstanding Warrants. In these circumstances, the redemption price of the Warrants will be equal to the greater of (x) an appraised value of the Warrants, as determined by Black Sholes, on the date they are called for redemption, and
(y) the number of Warrants being redeemed times the excess of (A) the average closing bid price of the shares of our Common Stock for the five trading days immediately prior to the date that the Warrants are called for redemption over
(B) the applicable exercise price of the Warrants.

ADJUSTMENTS TO CONVERSION AND EXERCISE PRICES: The Securities Purchase Agreement provides a mechanism to adjust the conversion and exercise prices to be paid by the Fund to the Company upon the conversion of the Series A Debentures or the exercise of the related Warrants upon the occurrence of certain corporate events or transactions that change the number of outstanding shares of Common Stock or the nature of the shares. This mechanism is designed to allow the holders of the Series A Debentures to obtain the same relative share of the Common Stock upon conversion of the debentures that existed when the debentures were issued, notwithstanding the occurrence of an intervening corporate event or transaction that has changed, or could change through the exercise of options or warrants, the number of outstanding shares of our Common Stock. An adjustment will be made to the conversion and exercise prices of the Securities (unless the adjustment is less than one percent of the conversion price or the exercise price, as the case may be), in the event of a stock split, a reverse stock split, the payment of a dividend (or other distribution to the shareholders of the Company) in the form of Common Stock or another security convertible into Common Stock, a rights offering (in which the Company issues to all or substantially all of the holders of Common Stock, rights, options or warrants to purchase shares of Common Stock not more than 45 days after such issuance, at a price less than 95% of the market value of the Common Stock), the issuance of preferred stock, any rights, options or warrants or any other assets (other than cash and cash equivalent dividends in the ordinary course) to all or substantially all of the holders of our Common Stock. Furthermore, upon the transfer of all or substantially all of the assets of the Company, a consolidation, merger or amalgamation of the Company with or into another corporate body or a reclassification or redesignation of the shares of Common Stock or any change of the shares of Common Stock into other shares, then upon conversion of the Series A Debentures, the holder shall be entitled to receive an appropriate part of the shares, other securities or property of the Company or the body corporate resulting from such reorganization.

      In addition, with respect to the Series A Debentures only, if the Commission has not declared the registration statement (of which this Prospectus is a part) effective on or before October 29, 2000, then the conversion price of the Series A Debentures will decrease by one percent for each 30-day period in which such statement is not declared effective. See "Registration Rights" below in this section of the Prospectus.

REGISTRATION RIGHTS: The Securities Purchase Agreement requires that the Company file with the Commission, on or before June 6, 2000 (5 days from closing) a registration statement (the "Registration Statement") to register the resale of the shares of the Common Stock to be issued upon the conversion of the Series A Debentures by the Fund and the shares of Common Stock to be issued upon exercise of the related Warrants. If the Registration Statement is not declared effective by the Commission on the earlier of (i) 90 days from June 6, 2000 (5 days from closing); (ii) five days following the receipt of a "No Review" letter from the Commission; or (iii) the first day following the day that the Commission declares the Registration Statement effective, (the "Required Effectiveness
Date), the Company shall pay to the Fund, as liquidated damages and not as a penalty, an amount equal to 2% of the outstanding principal amount of the Series A Debentures, prorated, for each 30 day period the Registration Statement is not declared effective by the Commission, which amount will be increased to 3% of the outstanding principal amount of the Series A Debentures in the event that the Registration Statement is not declared effective by the Commission within 120 days of the Closing Date. In addition, commencing 150 days following the Closing Date or the six month anniversary date, as applicable, the Conversion Price of the Series A Debentures will decrease by 1% for each 30 day period in which the Registration Statement is not declared effective. In the event that the Company fails to obtain a valid Registration Statement by 180 day following the Closing Date, the Company will redeem the Series A Debentures and the Warrants as set forth in the Series A Debentures and the Warrants, respectively. Additionally, the Company will grant to the Fund first priority piggyback registration rights in the event the Company proposes to effect a registered offering of common stock or warrants, or both, prior to the filing of the Registration Statement referenced above. As of September 20, 2000, the Corporation had incurred liquidated damages payable to the Fund of approximately $7,000.

      In addition, commencing on October 29, 2000, the conversion price of the Series A Debentures will decrease by one percent for each 30-day period in which the Registration Statement is not declared effective. In the event the Company fails to obtain a valid Registration Statement by November 28, 2000, the Company is required redeem the Series A Debentures and related Warrants.

      If, following the declaration of effectiveness of the Registration Statement, the Registration Statement (or any Prospectus or supplemental Prospectus contained therein) shall cease to be effective for any reason (including but not limited to the occurrence of any event that results in any Prospectus or supplemental Prospectus containing an untrue statement of a material fact or omitting a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or the inability, for any reason, of the Company to deliver freely tradable shares of Common Stock upon conversion of the Notes) (a "Registration Default"), the Company shall immediately take all necessary steps to cause the Registration Statement to be amended or supplemented so as to cure such Registration Default. Failure to cure a Registration Default within ten (10) business days shall result in the Company incurring a liquidated damage penalty of $5,000 per day.

      The Company's Common Stock will be listed and traded on the OTC Bulletin Board (the "OTC"), or any other exchange that the common shares may be traded (the "Common Shares"). The Common Shares issuable upon conversion of the Debentures and exercise of the Warrants will be freely tradable shares in the United States following an S-1 registration statement being declared effective by the Commission.

TRANSFER AGENT INSTRUCTIONS: On the effective date of the Registration Statement, the Company is required to irrevocably instruct its transfer agent that, for so long as the Registration Statement is effective, the transfer agent will reissue shares of Common Shares to the Fund without restrictive legend upon appropriate evidence of transfer in compliance with the Securities Act of 1933, as amended, and the rules and regulations of the Commission, and that for so long as the Registration Statement is effective, no opinion of counsel will be required to effect any such transfer.

RESTRICTION ON ISSUANCE OF SECURITIES: For a period of 120 days following the last to occur of (i) the date of the last Takedown, or (ii) the date that the Commitment expires, is completed, or is terminated in full, the Company has agreed that it will not sell, or offer to sell, any securities (including any credit facilities which are convertible into securities which may be issued at a discount to the then current market price) other than borrowings under conventional credit facilities existing as of the date hereof, stock issued or credit facilities to be established in connection with acquisitions, employee and director stock options of the Company, or existing rights and warrants of the Company and securities issued under a Takedown. In addition, the Company has agreed that it will not issue any securities in connection with a strategic alliance to be entered into by the Company unless such securities are the subject of a one year statutory or contractual hold period or, if not subject to such a hold period, unless the Fund has liquidated the securities acquired in any previous Takedown and the Securities Purchase Agreement has been amended to provide that further Takedowns can only be made with the consent of the fund. Notwithstanding the foregoing, the Company may enter into the following types of transactions: (1) "permanent financing" transactions, which would include any form of debt or equity financing (other than an underwritten offering), which is followed by a reduction of the said financing commitment to zero and payment of all related fees and expenses; (2) "project financing" transactions which provide for the issuance of recourse debt instruments in connection with the operation of the Company's business as presently conducted or as proposed to be conducted; (3) an underwritten offering of the Company's Common Stock, provided that such offering provides for the registration of the Common Stock to be received by the Fund as a result of the conversion of the Series A Debentures and the exercise of the related Warrants held by the Fund, and (4) other financing transactions specifically consented to in writing by the Fund.

FEES AND COSTS ASSOCIATED WITH THE TRANSACTION: Except for a placement fee paid to LKB Financial LLC consisting of a cash fee of $10,000, the Company is not obligated to pay any fees to, or reimburse any costs of, the Fund or any of its affiliates in connection with the Series A Debentures or the related Warrants.

DEFAULT UNDER THE SECURITIES PURCHASE AGREEMENT. On June 2, 2000, the Company loaned to Beachside Commons 1, LLC ("Beachside") a principal amount of $94,833.35 and received from Beachside that certain Promissory Note (the
"Note") dated as of June 2, 2000 by which Beachside was obligated to repay to the Company the principal amount of $94,833.35 plus interest calculated at 12% per annum and with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000 (the "Maturity Date"). As of the date of this Prospectus, the Note has not been repaid by Beachside. This loan to Beachside by the Company was made in violation of the Securities Purchase Agreement as an unauthorized use of proceeds. The Fund was made aware of this Note, but the breach of the Securities Purchase Agreement has not been waived by the Fund as of the date of this Prospectus. See "Recent Transactions" and "Certain Relationships And Related Transactions".

                               RECENT TRANSACTIONS

      Since its formation on May 5, 2000, the Company has entered into the following agreements:

THE ASSET PURCHASE TRANSACTION BETWEEN THE COMPANY AND LAKE HOLDINGS, LLC.

      On June 1, 2000, the Company acquired certain assets and assumed certain liabilities of Lake Holdings, LLC ("Lake"), a Georgia limited liability company engaged in the emissions testing business in the State of Georgia. The assets consisted primarily of equipment sufficient to operate 4 1/2 vehicle emissions testing stations. Other assets acquired in the transaction included all licenses, permits, and goodwill of the seller, together with lease agreements covering the land and buildings used by Lake in connection with the operations of two testing stations (one in Gwinnett County and the other in Forsyth County, Georgia). Lake represented and warranted that all assets acquired by us are free and clear of all liens and encumbrances. (The Company subsequently granted a first priority lien and security interest in and to the primary emissions testing equipment to the initial holder of the Company's Series A Debentures. See "Series A Debentures and Warrants - Terms and Conditions".)

      The total purchase price for Lake's assets was $220,000, all of which was paid by the Company in cash subsequent to closing on June 3, 2000. The Company used a portion of the proceeds of a financing transaction with GCA Strategic Investment Fund Limited, described below in this section, to pay the purchase price for the assets of Lake.

      The only significant liabilities of Lake assumed by the Company were the real estate leases for the Gwinnett County and the Forsyth County sites. Though the Company entered into that certain Assignment of Leases by Lake Holdings to eMissions as of June 1, 2000, Lake Holdings did not obtain the Landlord's consent to the assignment of either of the leases (such consent is specifically required pursuant to the Gwinnett County Lease). The lease for the Gwinnett station has a term that expires on May 31, 2004, although the Company may, at its option, renew the lease for an additional five years. The rent under that agreement is $1,700 per month, subject to adjustment based upon the consumer price index. The lease for the Forsyth facility has a term that expires on September 1, 2001 but may be terminated by either party with 30 days notice. The Company has the right, at its option, to renew the lease up to two times, each for an additional five-year term. The monthly rent under that agreement is the greater of $500 or $1.00 for each vehicle tested at the site during the applicable month.

      The Company currently operates two testing stations formerly operated by Lake in Gwinnett County and in Forsyth County, Georgia. The facility in Gwinnett County is located at 27 East Crogan Street, Lawrenceville, Georgia 30343. That site has two vehicle bays, one of which is currently operated by the Company. The facility in Forsyth County is located at 554 Atlanta Highway, Cumming, Georgia, 30040.

      As for the remaining equipment purchased from Lake (i.e., the equipment not used in our Gwinnett or Forsyth facilities), equipment for two stations is in storage and the rest of the equipment (for one-half of a station) has been leased to an unrelated party for $528 per month under an agreement that is scheduled to expire May 2003. Our plan is to expand the Company's operations within the next 90 days by locating and leasing the land and buildings required for two additional stations in the Metro Atlanta Area, and outfitting them with the emissions testing equipment currently in storage.

THE FINANCING TRANSACTION BETWEEN THE COMPANY AND GCA.

      On June 1, 2000, the Company entered into a Securities Purchase Agreement with GCA Strategic Investment Fund Limited (the "Fund"), pursuant to which the Fund agreed to purchase certain convertible debentures (collectively, the "Series A Debentures") and certain related stock warrants of the Company (collectively, the "Warrants"). The agreement contemplates the purchase by the Fund (on or before June 1, 2001) of the Company's Series A Debentures, in one or more tranches, up to the aggregate principal amount of $1,000,000, at a price equal to 95% of principal amount of each debenture. The agreement also contemplates the Company's issuance, in one or more tranches, of certain Warrants in favor of the Fund, concurrently with the Fund's purchase of the Series A Debentures. The terms and conditions of the Series A Debentures and the related Warrants are described below. See "Series A Debentures and Warrants - Terms and Conditions".

      On June 1, 2000, the Company and the Fund completed the first sale and purchase of a Series A Debenture and related Warrant under the Securities Purchase Agreement. At that time the Company sold to the Fund a Series A Debenture in the original principal amount of $525,000, for a price equal to 95% thereof, or $498,750. On September 15, 2000, the Company and the Fund completed a second sale and purchase of a Series A Debenture and related Warrant under the Securities Purchase Agreement. At that time, the Company sold to the Fund a Series A Debenture in the original principal amount of $100,000, for a price equal to 95% thereof or $95,000. The principal amount of both of the Series A Debentures is due and payable, in full, on June 1, 2002, unless the Fund shall have converted the debentures into shares of the Company's Common Stock or the Company shall have redeemed the debenture, in each case as provided therein. The Company is obligated to pay interest on the outstanding principal amount of the Series A Debentures at the per annum rate of seven percent. Generally, interest is payable quarterly in arrears, beginning on September 30, 2000, and may be payable, at the Company's option, in cash or shares of the Company's Common Stock as provided therein. The obligations of the Company arising under the Securities Purchase Agreement and the Series A Debentures are secured by a first priority lien and security interest granted by the Company on certain emissions equipment now owned by the Company, together with any and all equipment acquired by the Company after June 1, 2000, and the proceeds thereof.

      Concurrently with the sale of the Series A Debenture on June 1, 2000, the Company issued to the Fund a Warrant, allowing the Fund to purchase up to 250,000 shares of the Company's Common Stock at any time over a five year period (from the issuance date of June 1, 2000) at a price of $1.00 per share, subject to adjustment as provided therein. Concurrently with the sale of the Series A Debenture on September 15, 2000, the Company issued to the Fund a Warrant, allowing the Fund to purchase up to 50,000 shares of the Company's Stock at any time over a five year period (from the issuance date of September 15, 2000) at a price of $1.00 per share, subject to Adjustments as provided herein. The Company received no cash or other property in exchange for either of the Warrants.

      The shares of Common Stock to be issued upon conversion of the Series A Debentures and/or upon the exercise of the Warrants will be freely tradable shares in the United States following the effective date of this registration statement with the Securities and Exchange Commission. For further information concerning the terms and conditions of the Series A Debenture and the Warrant sold and issued on June 1, 2000 or September 15, 2000, see "Series A Debentures and Warrants - Terms and Conditions".

CERTAIN TRANSACTIONS WITH BEACHSIDE COMMONS 1, LLC.

      On June 2, 2000, the Company loaned to Beachside Commons 1, LLC ("Beachside") a principal amount of $94,833.35 and received from Beachside that certain Promissory Note (the "Note") from Beachside dated as of June 2, 2000 by which Beachside was obligated to repay to the Company the principal amount of $94,833.35 plus interest calculated at 12% per annum and with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000 (the "Maturity Date"). As of the date of this Prospectus, the Note has not been repaid by Beachside. This loan to Beachside by the Company was made in violation of the Securities Purchase Agreement as an unauthorized use of proceeds. The Fund was made aware of this Note, but the breach of the Securities Purchase Agreement has not been waived by the Fund as of the date of this Prospectus.

      Pursuant to a letter agreement delivered by the Company and in consideration of that certain Purchase Agreement entered into by the Company and Irish Investments, LLC ("Irish"), and the grant of additional collateral by Beachside under the Note, all as of September 15, 2000, the Company waived the Maturity Date under the Note, until the 45th day following the effective date of this Prospectus with the Commission. See "Certain Relationships And Related Transactions".

THE CONSULTING AND EMPLOYMENT AGREEMENTS BETWEEN THE COMPANY AND OTHERS.

      Concurrent with the formation of the Company on May 5, 2000, the Company entered into a consulting agreement with Porter Lane Investments, Inc. ("Porter"), a Georgia corporation. Porter is owned by Gerald F. Sullivan, a founder of the Company and a resident of Georgia. The consulting agreement with Porter obligates Porter to provide assistance and advice to the Company in connection with mergers, acquisitions and other business combinations involving the Company, and in connection with the capital markets and financing transactions involving the Company. The agreement has a term of five years and requires the Company to pay Porter a monthly fee of $8,000, increasing at the rate of ten percent per year, plus a finder's fee on debt and/or equity acquisition transactions procured through the efforts of Porter equal to two and one-half percent of the value of the transaction. The agreement permits Porter to retain, engage and employ other persons and entities to provide the services required to be furnished by Porter.

      The consulting agreement with Porter requires that the Company provide Porter with office space and office support at the Company's executive offices in Cumming, Georgia, as well as reimbursement of actual expenses incurred by Porter in connection with its duties under the consulting agreement with the Company. Porter is a selling shareholders in this offering, registering 155,000 shares of the 310,000 shares of Common Stock issued to Porter such upon formation of the Company.

      On June 1, 2000, the Company entered into a consulting agreement with Robert Evans. Robert Evans previously operated for Lake Holdings, LLC, the emissions testing stations in Gwinnett and Forsyth Counties (now operated by the Company). The agreement has a term of 120 days, requires that Robert Evans be available to consult with the Company on a full-time basis, and obligate the Company to issue 40,000 shares of our Common Stock to Robert Evans and to pay him a total of $14,000. Separately, Robert Evans has been issued 100,000 shares of our Common Stock, as a founder of the Company. Robert Evans is one of the selling shareholders in this offering. See "Selling Shareholders."

      On June 1, 2000, the Company entered into an employment agreement with William Estroff to serve as the President/CEO of the Company. The agreement had an initial term of one year, with renewal options for up to three additional one-year terms. Mr. Estroff resigned as the President of the Company as of September 15, 2000, for personal reasons. At the same time, Mr. Estroff resigned as a member of the Company's board of directors. Mr. Estroff remains a founding shareholder in the Company and was issued 110,000 shares of the Company's common stock in conjunction with his efforts as such. William Estroff is one of the selling shareholders in this offering. See "Selling Shareholders."

      On September 18, 2000, the Company entered into an employment agreement with Richard A. Parlontieri. The agreement has an initial term of one year, which may be extended for up to three one-year periods. Mr. Parlontieri's base compensation is $60,000 per year (which increases by ten percent per year). In addition, Mr. Parlontieri is entitled to a receive a quarterly bonus of up to $10,000 per quarter if the Company achieves certain performance criteria as specified by the Board of Directors on an annual basis. He will receive a monthly automobile allowance of $500 and reimbursement of certain necessary, customary and usual business related expenses. Mr. Parlontieri is a member of our board of directors and will receive from the Company no additional compensation while serving as a board member or as a member of any board committee.

      Mr. Parlontieri, who is a founder of the Company, has been issued a total of 200,000 shares of our Common Stock. Of these 200,000 shares, 100,000 shares are being registered for Mr. Parlontieri in this offering. See "Selling Shareholders".

      Under the terms of the employment agreement, the Company retains the right to terminate Mr. Parlontieri's services with or without cause. In the event of a termination by us without cause, the Company is obligated to pay Mr. Parlontieri severance pay equal to one month's base compensation.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

      The following unaudited pro forma condensed financial statements reflect our results of operations for the year ended December 31, 1999 and the five months ended May 31, 2000. The unaudited pro forma statements of operations give effect to the following transactions as if they had occurred on January 1, 1999. The unaudited pro forma financial statements give effect to:

      o     all emission station acquisitions that we have completed;

      o     the costs associated with our placement of a Series A Debenture; and

      o the start-up costs of the Company, including certain legal and accounting fees.

      The unaudited pro forma financial statements are based on our historical financial statements and the historical financial statements of those entities acquired. They reflect the use of the purchase method of accounting for the Lake acquisition but do not reflect any estimated cost savings that we believe may be realized. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data.

      The unaudited pro forma financial statements are presented for illustrative purposes only and are not indicative of the operating results or financial position that would have occurred if the transactions described above had been completed on the dates indicated, nor is it indicative of future operating results.

      You should read the unaudited pro forma financial statements presented below together with our financial statements and notes thereto, as well as those of the entities acquired and the information contained in the "Use of Proceeds" and "Management's Discussion and Analysis" sections included elsewhere in this Prospectus.

                             EMISSIONS TESTING, INC.

             PRO FORMA COMBINING, CONDENSED STATEMENT OF OPERATIONS
                     FOR THE FIVE MONTHS ENDED MAY 31, 2000
                                   (UNAUDITED)

                                                                 Lake Holdings, LLC/R. V.
                                        eMissions Testing, Inc.  Evans Enterprises, Inc.
                                        -----------------------  ------------------------
                                        Inception (May 5, 2000)    Five Months Ended           Pro Forma          Pro Forma
                                            to June 2, 2000           May 31, 2000            Adjustments          Combined
                                        -----------------------  ------------------------   -------------        ------------
Revenue                                       $        --              $   134,000          $   (18,000)(a)      $   116,000
                                              -----------              -----------          -----------          -----------
Costs and expenses:
   Cost of emissions certificates                      --                   35,000               (5,000)(a)           30,000
   Operating expenses                             144,000                   82,000              (26,000)(a)(d)       117,000
                                                                                                  2,000 (b)
                                                                                                 10,000 (e)
                                                                                                (95,000)(f)
                                              -----------              -----------          -----------          -----------
Income (loss) before income taxes                (144,000)                  17,000               96,000              (31,000)
Income tax benefit                                     --                       --                7,000 (c)            7,000
                                              -----------              -----------          -----------          -----------
Net income (loss)                             $  (144,000)             $    17,000          $   103,000          $   (24,000)
                                              ===========              ===========          ===========          ===========

Basic and diluted net loss per share          $     (0.06)                                                       $     (0.01)
                                              ===========                                                        ===========
Weighted average shares outstanding,
   basic and diluted                            2,411,000                                                          2,430,000(g)
                                              ===========                                                        ===========

                             EMISSIONS TESTING, INC.
             PRO FORMA COMBINING, CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                                                Lake Holdings, LLC/
                                                                    R. V. Evans         Pro Forma        Pro Forma
                                     eMissions Testing, Inc.    Enterprises, Inc       Adjustments       Combined
                                    ------------------------- ---------------------   -------------      ----------
Revenue                                 $         --                $ 339,000         $(127,000)(a)      $  212,000
                                        ------------                ---------         ---------          ----------
Costs and expenses:
   Cost of emissions certificates                 --                   60,000           (38,000)(a)          22,000
   Operating expenses                             --                  265,000          (114,000)(a)(d)      180,000
                                                                                          5,000 (b)
                                                                                         24,000 (e)
                                        ------------                ---------         ---------          ----------
Income before income taxes                        --                   14,000            (4,000)             10,000
Provision for income taxes                        --                       --             2,000 (c)           2,000
                                        ------------                ---------         ---------          ----------
Net income                              $         --                $  14,000         $  (6,000)         $    8,000
                                        ============                =========         =========          ==========

Basic and diluted net income per share                                                                   $    0.003
                                                                                                         ==========
Weighted average shares outstanding:
   Basic                                                                                                  2,430,000 (g)
                                                                                                         ==========
   Diluted                                                                                                2,450,000 (g)
                                                                                                         ==========


                             EMISSIONS TESTING, INC.
          NOTES TO PRO FORMA COMBINING, CONDENSED FINANCIAL INFORMATION
                                   (UNAUDITED)

(a) To reduce revenue, cost of emissions certificates and operating expenses directly associated with emission testing stations which were not included as part of the Lake Holdings, LLC acquisition.

(b) To reflect amortization of goodwill of $45,000 arising from the purchase price allocation which is being amortized over 10 years.

(c) To reflect a provision (benefit) for income taxes on the pro forma combined results of operations at the effective federal and state statutory income tax rates for the applicable periods.

(d) The pro forma effect of depreciation related to certain assets acquired from Lake Holdings, LLC as compared to the assets' treatment as capital leases prior to the acquisition was insignificant and therefore no adjustment was made to the pro forma financial statements.

(e) To reflect interest expense and amortization of deferred financing costs associated with the convertible debenture assuming the net proceeds from the debenture would have been

      $220,000 (the purchase price in the Lake Holdings, LLC acquisition) and assuming the debenture was issued at the beginning of the earliest period presented.

(f) To reduce operating expenses for nonrecurring provision for uncollectible note receivable associated with a note receivable from related party.

(g) The pro forma basic weighted average shares outstanding for both the five months ended May 31, 2000 and the year ended December 31, 1999 was assumed to be the number of shares outstanding on June 2, 2000. The pro forma diluted weighted average shares outstanding for the year ended December 31, 1999 includes an additional 20,000 shares to be issued under a restricted stock arrangement. The effect of all other potentially dilutive securities was antidilutive and therefore not included in diluted weighted average shares outstanding.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

INTRODUCTION

      The Company is a start-up enterprise formed on May 5, 2000 as a Georgia corporation. Our purpose is to establish a network of automotive emissions testing sites through the acquisition of existing emission sites and by opening new sites. On June 1, 2000, we opened our first two testing stations. These stations, located in the Metro Atlanta Area, were previously operated by Lake Holdings, LLC, from whom we purchased the assets needed to operate the facilities. Other than our very brief experience with our initial sites, the Company has no operating or financial history. The financial information provided herein is representative of Lake Holdings, LLC's management efforts, not those of the Company. Though we acquired some of Lake Holdings' facilities and equipment, we cannot guarantee equal or better results from those facilities under the Company's management.

      Since the time of our formation, however, the Company has made considerable strides in establishing a solid platform from which to build our business. We have an assembled group of founders who as a group have devoted their time and energy in researching and studying all key aspects of the emissions testing business in the United States, particularly in the State of Georgia, and in certain foreign countries. We have identified and entered into an employment agreement with Richard A. Parlontieri to serve as our president to handle the day-to-day operations of the Company, and have engaged persons with significant business experience and acumen to provide the support we will need in specialized areas, such as the capital and debt financing markets, as the Company seeks to grow. See "Recent Transactions - Consulting and Employment Agreements between the Company and Others" above.

      We successfully completed our initial securities issuance on June 1, 2000, selling $525,000 of our Series A Debentures and related Warrant to a single investor that is expected to purchase additional debentures from us of $475,000. On September 15, 2000, we completed a second sale of an additional $100,000 debenture and related warrant to the same investor See "Recent Transactions - The Financing Transaction between the Company and GCA" above.

      We utilized a portion of the proceeds derived from the initial sale of our Series A Debentures and related Warrant to purchase emissions testing equipment sufficient to operate 4 1/2 testing facilities from Lake Holdings, LLC ("Lake"), a company then engaged in providing emissions testing services. In addition, we assumed Lake's obligations (as lessee) under two land/building leases, from which Lake operated two testing facilities - one in Gwinnett County and the other in Forsyth County, Georgia (each of which lies in the Metro Atlanta Area).

      We are now operating the Gwinnett and Forsyth facilities with a portion of the equipment we acquired from Lake. These facilities are staffed by four of our employees, formerly employees of Lake. Also, Robert Evans, who operated these emissions stations for Lake, has agreed to serve as a consultant to us to provide advice during a transition period of four months. Given this structure we believe the Company is well-equipped to service the needs of its customers at the existing facilities.

      As for the remaining equipment purchased from Lake (i.e., the equipment not used in our Gwinnett or Forsyth facilities), equipment for 2 stations is now in storage, to be used by the Company in its expansion efforts within the next 90 days, and the rest of the equipment (for one-half of a station) has been leased to an unrelated party for $528 per month under an agreement that is scheduled to expire May 2003. Our plan is to expand the Company's operations within the next 90 days by locating and leasing the land and buildings required for two additional stations in the Metro Atlanta Area, and outfitting them with the emissions testing equipment currently in storage. See "Recent Transactions - The Asset Purchase Agreement between the Company and Lake Holdings, LLC".

BUSINESS PLAN AND STRATEGY

      As noted, we recently completed the acquisition of two operating stations and sufficient equipment to equip two additional stations, which we expect to have installed at new sites in the Metro Atlanta Area within the next 90 days. Afterwards, we intend to expand our presence within that market by acquiring or opening additional stations, with the goal of operating multiple testing stations in the Metro Atlanta Area.

      Our long-term goal is to develop a presence in a number of other emissions testing areas, both in the United States and internationally. We believe that by assembling a large number of stations with similar operating characteristics we can achieve operating efficiencies, equipment purchasing advantages and marketing leverage that come may through the higher testing volumes associated with multiple units in multiple markets.

      Our long-term goal is to develop a presence in a number of other emissions testing areas, both in the United States and foreign countries. See "Business."

FINANCIAL ANALYSIS

      Our principal source of revenue will be fee income from the testing of automobiles for compliance with emission level laws. In our initial market (the State of Georgia), the price that we may charge for this service is fixed by the state regulations. Currently, the maximum price that may be charged is $25.00 per vehicle (and from that amount the state receives $7.40 in the form of a fee). The balance of the price received by the emissions station is retained by the emissions operator. As a result, our gross revenue from emissions testing will be affected by, among other things, the number of tests our stations are able to complete, the number of retests performed (for which, by law, we cannot collect a fee), the price we are allowed by law to charge for our service and the time required by our employees to complete the tests.

      The financial information provided herein is representative of Lake Holdings, LLC's and R. V. Evans Enterprises, Inc.'s management efforts, not those of the Company. Though we acquired some of Lake Holdings' facilities and equipment, we cannot guarantee equal or better results from those facilities under the Company's management.

      The combined results of Lake Holdings, LLC and R. V. Evans Enterprises, Inc., for the fiscal year ending December 31, 1999, include two emissions testing facilities that were closed during the course of the fiscal year 1999. The two emissions testing sites purchased by the Company were included in this data but the revenue and expense associated therewith were not detailed. At the time of the purchase, the Company had determined that the Gwinnett facility was at a financial breakeven point and the Forsyth facility was generating a modest profit.

      The Company expects that results at the Gwinnett facility may improve as a result of internal growth and the change in Georgia law that will require annual vehicle emissions testing rather than bi-annual testing, beginning January 2000. The Company expects that results at the Forsyth facility may also improve as a result of the change to annual testing, although the improvement most likely will not be as great as those expected at the Gwinnett facility. The improvement at the Forsyth facility may be limited as it approaches maximum capacity.

      We expect that our revenues will vary throughout the year. Based on information obtained from the State of Georgia for the calendar year 1999, the second and third calendar quarters were busier than the first and last calendar quarters of the year. We expect these quarterly differences, which appear to be the result of weather, convenience and personal habits, will be repeated in 2000 and beyond.

      The primary operating expenses incurred in the ownership and operation of emissions testing stations include employee salaries, facility rental expense, equipment purchase, rental or maintenance expense and advertising and promotional expenses. We will strive to control these expenses by working closely with facility owners and equipment vendors. We also will incur significant depreciation and amortization expense as a result of completed and future acquisitions of stations.

      Our financial results are dependent on a number of factors, including the general strength of the local and national economies, population growth, local market and regional competition, relative efficiency of our testing stations, and government regulation and policies. From time to time the markets in which we operate experience weak economic conditions that may negatively affect our revenue. We believe, however, that this impact is somewhat mitigated by our planned diverse geographical presence.

                                    BUSINESS

      We are a start-up enterprise formed for the purpose of acquiring, developing and operating automobile emissions testing stations. A number of federal and state laws mandate automobile testing as a method of improving air quality, and these laws have created a unique business opportunity for the Company.

      Our current activities are generally aimed at the opening and acquisition of certain stations located in the 13 county area surrounding Atlanta, Georgia. We have completed the acquisition of two operating stations and the equipment for two and one-half more sites. We now operate one vehicle bay at each of our locations, one in Gwinnett County, Georgia, and one in Forsyth County, Georgia. We intend to place the additional equipment in two new sites in the Metro Atlanta Area within the next 90 days. Afterwards, we intend to expand within the Metro Atlanta market by acquiring or opening additional stations within that testing market. Our long-term goal is to develop a presence in a number of other emissions testing areas, both in the

United States and foreign countries. We believe that by assembling a large number of stations with similar operating characteristics we can achieve operating efficiencies, equipment purchasing advantages and marketing leverage that may come through the higher testing volumes associated with multiple units in multiple markets.

      Our objective is to assemble a large number of stations within the Atlanta market so that we have certain leverage in our advertising, equipment procurement and employment capabilities, then to evaluate expansion into other markets.

GOVERNMENTAL AND REGULATORY OVERVIEW: Public awareness of air pollution and its hazardous effects on human health and the environment has increased in recent years. The U.S. Environmental Protection Agency (the "EPA") estimates that in the United States alone approximately 46 million persons live in areas where air quality levels have failed to meet the EPA's national air quality standards. Increased awareness of air pollution and its hazardous effects on human health and the environment has led many governmental authorities to pass more stringent pollution control measures. One especially effective measure that many governmental authorities have adopted is vehicle emissions testing. Vehicle emissions produce approximately 35%-70% of the ozone air pollution and 90% of the carbon monoxide air pollution in metropolitan areas. The EPA estimates that enhanced emissions testing on motor vehicles is approximately 10 times more cost-effective in reducing air pollution than increasing controls on stationary pollution sources such as factories and utilities. Consequently, the EPA has made emissions testing an integral part of its overall effort to reduce air pollution by ensuring that vehicles meet emissions standards throughout their lives.

      We estimate that the world market potential for vehicle emissions testing services is currently in excess of 670 million vehicles. There are approximately 230 million vehicles, or 34% of the world total, in the United States and Canada. Over 90 million of these United States and Canadian vehicles are currently subject to annual or biennial emissions testing and approximately 65 million paid tests and re-tests are conducted annually in these markets.

      In general, these tests are performed either in a centralized program or in a decentralized program. In a centralized program, vehicle owners take their vehicles to one of a small number of special centralized facilities to be tested. These facilities only perform tests; they do not repair vehicles. Usually, a private contractor licensed by the government operates the centralized facility. In a decentralized program, vehicle owners take their vehicles to a service station, automotive repair shop or dealership to be tested. These decentralized facilities both perform tests and repair vehicles. The EPA has granted state and local governmental authorities the discretion to determine how best to establish and operate a network of emissions testing facilities, including the flexibility to choose either a centralized or a decentralized program.

      In 1997, the last year in which the EPA publicly published such information, it was reported that centralized programs in the United States and Canada performed approximately 23.0 million paid tests and generated approximately $250 million in revenues, while facilities in decentralized markets in the United States and Canada performed approximately 41.7 million tests and generated approximately $816 million in revenues. The percentage of programs that are either centralized or decentralized has remained relatively constant since 1991. Vehicle emissions control requirements have become progressively more stringent since the passage of the Clean Air Act in 1970. The 1990 Amendments, in particular, emphasized the need for effective emissions control programs and in 1992 the EPA adopted regulations that required 181 geographic areas to implement certain types of emissions control programs by certain dates, depending on the area's population and its level of air pollution. The EPA has the authority under the Clean Air Act to withhold non-safety related federal highway funds from states that fail to implement such mandated programs by prescribed deadlines. To date, the EPA has been willing, in certain circumstances, to grant extensions of these deadlines and it has yet to impose any sanctions or penalties for non-compliance.

      More recently, on July 31, 1998, the EPA issued a final study that concluded that more stringent air quality standards for motor vehicle emissions are needed, and that such standards should be implemented as it becomes technologically feasible and cost-effective to do so. We believe that the setting of such standards will be the most important EPA regulatory initiative affecting motor vehicles since the passage of the 1990 Amendments. We believe that the EPA study is likely to result in more stringent standards that will have the effect of increasing the number of areas that must implement emissions testing programs and thereby potentially increase the market for our products and services.

      Since 1977, when federal legislation first required states to comply with emissions standards through the use of testing programs, California has been a leader in testing procedures and technical standards. California has approximately 22 million vehicles subject to emissions testing, more than three times that of any other state. California's testing program is overseen by the California Bureau of Automotive Repair (the "BAR"). The BAR has revised its emissions testing standards three times: in 1984, 1990 and, most recently, in 1997. With each of these revisions, the BAR has required the use of new, more sophisticated and more accurate emissions testing and analysis equipment, which must be certified by the BAR. California's testing standards have become the benchmark for emissions testing both in the United States and in many foreign countries. All states with decentralized programs and many states with centralized programs require emissions testing and analysis equipment used in their programs to be either "BAR-84," "BAR-90," or "BAR-97" certified, with all newly-implemented enhanced programs requiring BAR-97 certification.

      As emissions testing equipment has become more technologically advanced, government regulators have required that testing facilities use this more advanced equipment. The most significant technological advance that has occurred in the emissions testing industry over the past decade is the development of "enhanced" testing systems. Prior to 1990, the EPA required government agencies to test vehicles only for emissions of carbon monoxide and hydrocarbons, which form smog. During this "basic" test, a technician inserts a probe in the vehicle's tailpipe while the vehicle is idling and emissions analyzers then measure pollution levels in the exhaust. These basic tests worked well for pre-1981, non-computerized vehicles containing carburetors because typical emission control problems involved incorrect air/fuel mixtures and such problems increase pollution levels in the exhaust even when the vehicle is idling.

      However, today's vehicles have different emissions problems. For tests on modern vehicles to be effective, the equipment must measure nitrogen oxide emissions that also cause smog and must test the vehicle under simulated driving conditions. The EPA now requires these "enhanced" tests in some areas. A technician conducts these enhanced tests on a dynamometer, a treadmill-type device that simulates actual driving conditions, including periods of acceleration, deceleration and cruising.

      A number of recent international initiatives evidence the increasing recognition by foreign countries of the hazardous effects of air pollution to human health and the environment. We believe that foreign countries will continue to follow the lead of the United States in pollution control and, more particularly, vehicle emissions testing, and will adopt or upgrade existing emissions testing programs as an efficient and effective step towards reducing air pollution. A number of foreign countries have implemented various forms of mandatory testing programs, including the United Kingdom, Germany, Canada, Mexico and Japan, and a number of others are considering developing or expanding mandatory or voluntary testing programs, including Poland, the Philippines, Brazil, Argentina, and Chile.

      THE FOLLOWING TABLE WAS DEVELOPED BY THE EPA AND PROVIDES CONTACT INFORMATION ABOUT THOSE STATE INSPECTION PROGRAMS IN PLACE AS OF DECEMBER 1999. THESE LINKS WERE VALID AS OF JUNE 1, 2000.

================================================================================
CENTRALIZED STATE PROGRAM PAGES
================================================================================
Arizona         http://www.adeq.state.az.us/air/vei/index.htm
================================================================================
Connecticut     http://dmvct.org/emipage.htm
================================================================================
Colorado        http://www.state.co.us/gov_dir/revenue_dir/mv_dir/emissions.html
================================================================================
DC              No Links
================================================================================
Delaware        http://www.dnrec.state.de.us/air/aqm_page/aqm_nets.htm
================================================================================
Florida         http://www.hsmv.state.fl.us/html/emissions1.html
================================================================================
Illinois        http://www.epa.state.il.us/air/vim/
================================================================================
Indiana         http://www.state.in.us/bmvexpress/titles/regmanol.html
================================================================================
Maryland        http://www.mde.state.md.us/arma/veip/veiphome.html
================================================================================
Ohio            http://www.epa.state.oh.us/dapc/mobile/mobile.html
================================================================================
Washington      http://www.wa.gov/ecology/air/emis-1.html
================================================================================
Wisconsin       http://www.dot.state.wi.us/dmv/im.html
================================================================================
DECENTRALIZED STATE PROGRAM PAGES
================================================================================
Alaska          http://www.state.ak.us/dmv/general/remiss.htm
================================================================================
California      http://www.smogcheck.ca.gov/
================================================================================
Georgia         http://www.cleanairforce.com/
================================================================================
Kentucky        http://www.nr.state.ky.us/nrepc/dep/daq/outreach/smog.html
================================================================================
Massachusetts   http://www.magnet.state.ma.us/dep/bwp/iandm/imhome.htm
================================================================================
New Jersey      http://www.state.nj.us/mvs/inspection.htm
================================================================================
Nevada          http://www.state.nv.us/dmv_ps/nvreg.htm
================================================================================
New York        http://www.nydmv.state.ny.us/vehsafe.htm/emissions inspection
================================================================================
Oregon          http://www.odot.state.or.us/dmv/veh_deq.htm
                -------------------------------------------
                http://www.deq.state.or.us/aq/vip/vip.htm
================================================================================
Pennsylvania    http://www.drivecleanpa.state.pa.us/
================================================================================
Rhode Island    No Links
================================================================================
Texas           http://www.tnrcc.state.tx.us/air/ms/motoristchoice.html
================================================================================
Utah            http://www.slchealth.org/eh/em.html
================================================================================
Vermont         No Links
================================================================================
Virginia        http://www.deq.state.va.us/protair/homepage.html
================================================================================

EMISSIONS TESTING IN THE STATE OF GEORGIA: As a result of a rapidly increasing population, which has caused the levels of smog to escalate sharply, the 13 counties that make up the Metro Atlanta Area have been identified by the EPA as target sites for a mandatory vehicle inspections and maintenance program. In 1996, the Environmental Protection Division of the State of Georgia initiated "Georgia's Clean Air Force" program that requires testing of all vehicles in a 13 county area surrounding Atlanta, Georgia, for certain emission levels (the "GCAF Program"). These rules are set forth in Sections 391-3-20-.01 through .22 of the Rules of the Georgia Department of Natural Resources, Environmental Protection Division.

      The state program is a decentralized approach, in which businesses that wish to perform testing must apply to the state for a license, have their technicians attend and complete certain state certified training, and report to the state on their activities every month. Testing stations may be licensed to test all vehicles (an "ALL VEHICLES WELCOME" station), or only vehicles not more than five years old ("NEW VEHICLES ONLY" station), or a fleet of vehicles. The two stations we currently operate are "ALL VEHICLES WELCOME" stations.

      The GCAF Program initially required a "basic" test of exhaust gases every two years. In 1997, the program was changed to include "enhanced" testing, which combines the simple exhaust test with a simulated "road-test" using a dynamometer. Prior to January 1, 2000, Georgia required that vehicles in the 13 covered counties undergo an emissions test once every two years. In December 1999, however, Georgia amended this rule, so as to require testing on an annual basis beginning on January 1, 2000, subject to certain transition rules. Also, for the year 2000, new vehicles are exempt from testing until the test year two years following the model year of the vehicle. Beginning on January 1, 2001, new vehicles will be exempt from testing until the test year three years following the model year of the vehicle.

      The market for emissions testing in Georgia is highly fragmented and generally consists of services provided by independent auto service providers, such as service stations and car dealers. According to the State of Georgia, there were 649 licensed test sites were performed in Georgia under the GCAF Program during the calendar year 1999. Under Georgia law, the price that a testing station may charge per test may not be less than $10.00 nor more than $25.00. From such price, $7.40 per test must be paid by the station operator to the state as a fee. The balance of the current charge (or $17.60 per vehicle assuming the maximum price of $25.00 is charged) is retained by the station operator. If a vehicle fails an emissions test, it may be retested (under current Georgia law) at no additional charge for up to 30 days after the initial test, so long as the subsequent test is performed at the same facility. In 1999, approximately 11% all tests (155,810) provided in Georgia were retests which were provided at no charge.

      If a vehicle fails to pass an emissions test, the owner of the vehicle must have repair work performed to correct the deficiency, up to a total cost (for 2000) of $608. If a vehicle fails a reinspection despite the maximum expenditure required by law, the owner must apply for a compliance waiver from the state.

      Since approximately 11% of the tests performed in Georgia during 1999 were at no charge, the same figure suggests that roughly 11% of all vehicles tested in Georgia fail to pass their initial test. Therefore, we anticipate receiving no revenue from roughly 11% of the tests we perform in Georgia.

      We anticipate that compliance with Georgia in the 13 covered counties will remain high, since a successful test (or a waiver from the State) is required to obtain or renew a vehicle's registration. Additionally, persons who fail to comply with these laws may be subject to a fine of approximately $100.

      The typical testing site is located inside of a permanent building, similar to a residential garage with doors at both ends so that vehicles can "drive-through" the facility. A computerized testing system is located in each bay of the building and, in the case of enhanced testing, a dynamometer is fixed to the floor, generally inset in a concrete floor. The dynamometer is a device that allows the vehicle to be running, in drive gear, allowing a simulation of the operation of the vehicle at normal driving speeds, though in place, in the garage. The cost of equipment for a new testing station is estimated at $50,000 per bay, while the cost of the facility varies. Generally, we do not expect to own any land or buildings. Instead, we intend to lease or sublease all of the real property that we use in our business. We expect a total cost for a new site to be approximate $75,000, including renovations, equipment and installation.

         We have no historical basis with which to compare our results, since we are only recently formed. However, if we give pro forma effect to the transactions described in the unaudited pro forma financial statements included elsewhere in this Prospectus, which financial statements reflect the operational results of Lake Holdings, LLC and R. V. Evans Enterprises, Inc., we would have had gross revenues of $212,000 for the year ended December 31, 1999 and EBITDA of $10,000 for the year ended December 31, 1999, without taking into effect any efficiencies that our combined size or operating strategies might contribute. See "Management's Discussion and Analysis - Financial Analysis"

BUSINESS STRATEGY: Our overall business strategy is to secure and maintain a significant position in our initial market (in the Metro Atlanta Area) and to expand into additional markets that have decentralized, independent testing stations such that we will have a significant position in the market based on both number of stations and testing volume With this approach we believe the Company can achieve a dominant position as a result of higher volumes and more efficient use of resources in aggregate. We believe that a significant number of stations in each market will provide more a consistent testing volume, and as such a more efficient business. Further, by creating a presence in additional testing markets, we believe we can develop a long-term strategy for growth and stabilize our revenues as our markets change, based on population changes, governmental legislation and other factors.

      Our business strategy takes into account the following factors;

      o An increase of approximately 70% (as determined in the GCAF) in the number of cars requiring emissions testing as a result of a legislative order increasing the testing period from every two years to every year, in conjunction with the issuance of a license tag for every vehicle registered in the 13 county area that comprises the Metro Atlanta Area;

      o A population increasing as a result of the move of businesses and individuals to the Atlanta metropolitan area, including an increase in automobiles, from 1,932,635 cars in 1995, to 2,175,316 in 1999;

      o Opportunities for substantial growth in revenues exist as awareness for the testing program grows, as well as the local population. Further, with a focused advertising campaign we expect to generate "brand" awareness for our stations, which may translate into repeat business from year-to-year;

      o A weaker competitive environment, as compared to other business areas as a result of an industry characterized by a large number of small independent operators, many of whom lack the capital to promote their products through advertising, finance expansion or acquire sites which may product higher testing volumes as a result of their proximity to key intersections, shopping center or housing developments

      o Few business owners who, based on their experience, capitalization or sophistication, have the ability to employ research, marketing, management and sales techniques;

      o With a larger number of testing stations, involved in multiple testing marketplaces, a lower overall susceptibility to fluctuations in general economic and legislative factors.

      o Use of the Internet to allow customers to track the results of their tests, to research the prior results in certain cases, to purchase automotive related products and services, and to allow the Company to remind customers of the need to perform their annual test, or other maintenance issues.

      We believe that these market characteristics, coupled with the opportunity to establish or expand the total contiguous coverage across the market area through the ownership of multiple emissions testing stations, create for the Company the potential for revenue growth and cost efficiencies.

GROWTH STRATEGY: Our growth strategy is to establish an initial presence in the Metro Atlanta Area through a) the acquisition of existing testing stations, and
b) the opening of new stations in locations that management believes will offer significant potential for a high volume of business. In the acquisition of existing stations, we seek facilities located on heavily traveled roads and at busy intersections. Other criteria include proximity to a large number of businesses, state automobile licensing offices, and densely populated residential areas. The same attributes apply to new sites, when establishing the most desirable locations. Our goal is to locate sites that are convenient and "user friendly" for our customers.

      Many of the existing emission sites in Georgia are located at intersections with relatively low traffic volume, or operate in conjunction with other low volume businesses, including many service stations and other auto service businesses. While these sites may operate profitably when combined with other business activities, they would likely be unprofitable as a standalone testing business. We will generally avoid the acquisition of such sites, instead focusing on higher volume traffic sites.

      As we open new sites, we expect that the Company will lease the land, or building, from the existing owner. Where we can use an existing building, such as an abandoned car wash bay, oil change or service station location, we expect minimum expense associated with the installation of the equipment. In the case that we lease the land only, for instance in a shopping center parking lot, or an out-parcel near a commercial development or intersection, we would expect to erect a simple building. These would be assembled on site, using pre-made panels, such that they can easily be moved at a later date. A building of this style would cost from $5,000 to $7,000, depending on size and local building code requirements.

      After acquiring a site, or opening a new facility, we may advertise our location using mass mail, television, radio and newspaper, as well as signage at the location. We believe the use of this promotion will generate increased awareness of our site, and thereby create increased traffic to the location when compared to other testing sites. We expect to make our information available on the Internet for look-up by our customers, and may use email techniques to remind our customers of an upcoming deadline for testing. We may also sell other products and services to our customers, and expect to augment our testing revenues by doing so. The products that we may offer to our customers at our sites, and through our Internet presence, include contacts for automobile insurance and automobile appraisals through third parties, automobile accessories, maintenance products and other related items. We expect testing revenues to be our primary activity and view these other activities as complementary services that may help us differentiate ourselves from our competitors and through which we can develop long-tem relationships with our customers.

OPERATING STRATEGY: Our operating strategy focuses on a) increasing the number of sites we operate in a given market, b) increasing the volume of business at each site, c) creating brand awareness for our services and products, and d) creating repeat customer sales, all of which is designed to enhance our revenue and cash flow. To achieve these goals, we:

      o Seek to secure and maintain a leadership position by owning multiple stations at well-traveled intersections and other locations that are easily reachable by our customers:

      o Sufficiently staff each station during the busiest time of day and days of the week so as to maximize the number of tests performed;

      o Coordinate operations, training, advertising and sales strategies in each market to enhance revenue opportunities and maximize cost efficiencies within each market;

      o Implement regional management and marketing initiatives to maximize the effectiveness of our share of local advertising in each of our markets, as well as across all of our markets;

      o Combine extensive market research with an assessment of our competitors' vulnerabilities in order to identify significant and sustainable customer development and retention;

      o Seek to acquire existing testing sites where significant volume potential exists, where an existing lease for either facility or land may be advantageous, or where new increased volumes may exist as a result of our operating strategy when compared to that of the prior owner; and

      o Tailor the facilities, advertising, products and services we offer to appeal to the broadest range of consumers and establish a long-term buying pattern with our customers.

      Use the Internet to differentiate our services from that of our competitors, provide additional products and services to our customers, promote our sites effectively and remind our clients to visit us repeatedly and generate nominal increased revenues and profits over and above that of the testing activity itself.

MANAGEMENT OF THE COMPANY: The day-to-day operations of the Company will be led by Richard A. Parlontieri, our President/CEO. Mr. Parlontieri has 30 years of experience in the financial services, real estate, health care and capital goods industries, service industry, together with management and marketing experience. We anticipate that, as the Company's operations expand and the burdens of managing the daily business of the Company increase, we will find it necessary to recruit and employ additional executives to support Mr. Parlontieri. However, no such persons are being actively recruited at this time.

COMPETITION: The Company believes that the principal competitive factors affecting the market for emissions testing services are location of the test site, successful marketing, timely and professional completion of the testing process, a high volume of vehicles passing through the site, established and heavy traffic patterns, increasing population of residents, favorable governmental laws and regulations and the ability to develop new locations or renovate existing properties in a timely and cost-effective manner.

      The Company has many competitors, ranging from individual service station operators to multi-unit dedicated emissions testing station operators. While few of the Company's competitors have addressed the need for marketing and volume oriented locations, there can be no assurance that the Company will be able to compete successfully against current or future competitors, many of whom may have substantially more capital, resources and access to additional financing than the Company. Nor can there be any assurance that competitive pressures faced by the Company will not result in increased marketing costs, decreased traffic or loss of market share or other factors will not materially and adversely affect its business, results of operations and financial condition.

EMPLOYEES, EMPLOYMENT CONTRACTS AND CONSULTANTS: As of September 18, 2000, the Company employed 6 persons. We do not expect to maintain a large staff of employees. We will utilize consultants where possible to provide solutions to our needs while maintaining a small staff. The Company expects to request shareholder approval for the initiation of an employee stock ownership plan (the "Employee Plan"), consisting of 500,000 shares of Common Stock of the Company. The purpose of the Employee Plan will be to provide persons employed by the Company the opportunity to increase their ownership interest in the Company.

      On September 18, 2000 the Company entered into an employment agreement with Richard A. Parlontieri, the President/CEO of the Company. Mr. Parlontieri will assume this position following the resignation of our prior President/CEO, William Estroff. Mr. Estroff resigned from the Company on September 15, 2000 for personal reasons. Mr. Parlontieri's employment agreement calls for a base salary of $60,000, with additional compensation in the form of performance bonuses. Mr. Parlontieri also receives a automobile allowance of $500 per month and will be reimbursed for certain necessary, customary and usual expenses incurred by him in connection with the Company's business. Mr. Parlontieri is a co-founder of the Company and received 200,000 shares of our Common Stock upon the formation of the Company. See "Recent Transactions - Consulting and Employment Agreements between the Company and Others."

      We have no employment agreements with any other employees at this time. Based on future employment decisions the Company may enter into such agreements as necessary to recruit and retain the talent required for business management or programming.

      As of June 2, 2000, the Company, engaged certain consultants to provide specialized assistance and advice in connection with its business. The consulting agreements are described in the preceding sections of this Prospectus. See "Recent Transactions - Consulting and Employment Agreements between the Company and Others" above.

PROPERTIES AND FACILITIES: We rent our general corporate offices, which consist of 1,240 square feet of office space in Cumming, Georgia. The rent for this space is $1,195 per month, including utilities, with a remaining lease term of 12 months.

      We also rent the land and buildings used by the Company in connection with its two existing emissions testing facilities. Our lease for the Gwinnett County facility obligates us to pay rent at the monthly rate of $ 1,700 and has a remaining term of 44 months on a 60 month term. The Company has the option of renewing the lease for another 5 year term prior to May 31, 2004. Our lease for the Forsyth County facility requires us to pay monthly rent equal to the greater of $500 per month or $1 per automobile tested at the facility each that particular month and has a remaining term of 11 months remaining on a 12 month term, but may be terminated by either party with 30 days notice. The Company has the option of renewing the lease for another 12 month term. We do not have any options to purchase the land or buildings subject to these leases.

LEGAL PROCEEDINGS, ETC. We are not currently involved in litigation, arbitration or other proceedings in connection with the ownership or operation of our business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS:

      The following table sets forth the names, ages and positions of our directors and executive officers:


                              AGE AS OF
         NAME                JUNE 1, 2000        POSITION

Dr. Sidney E. Brown               61             Chairman of the Board and
                                                 Director

Dr. William L. Ross               54             Director

Dr. Richard D. Downey             62             Director

Richard A. Parlontieri            54             President/CEO and Director

OUR BOARD OF DIRECTORS

      Our Board of Directors is currently comprised of four members:

DR. SIDNEY E. BROWN - Dr. Brown holds a B.S. from Georgia Southern University and a B.B.A., M.E.D., E.D.S. and E.D.D., from the University of Georgia. He recently retired from his position as the dean of Graduate and Off-Campus Programs at Piedmont College, where he was on staff since April 1998. Prior to April 1998, Dr. Brown was employed as the Associate Vice President of Academic Affairs of the University of Georgia, where he was on staff from July 1969 to June 1998. Dr. Brown remains active in small business development activities in an advisory role to a number of growth companies. Dr. Brown is the father of Michael Brown, a director of the Fund.

DR. WILLIAM L. ROSS - Dr. Ross is a graduate of Howard University's Graduate Program graduating with his Ph.D. in 1977, and his MS in 1969, both in Psychology. He has been in private practice since 1981. Dr. Ross has been involved in clinical psychology, child development, professional counseling and management training in the Miami, Florida area from

1977 until moving to Amelia Island, Florida in 1993. His management consulting experience includes executive development, recruiting and communication skills development.

DR. RICHARD D. DOWNEY -Dr. Downey is the Director of Special Services and Psychological Services for the Gwinnett County Public Schools, Lawrenceville, Georgia, a suburb of Atlanta. Prior to joining Gwinnett County in 1988, Dr. Downey worked in a similar role at Marana School System, Marana, Arizona, from 1986 through 1988. His other experience includes extensive management of programs for various hospitals, school systems and research organization. Dr. Downey's business experience in both governmental and private business includes budget development and administration, recruiting and reporting.

RICHARD A. PARLONTIERI - Mr. Parlontieri is the President and Chief Executive Officer of the Company. Prior to joining the Company, Mr. Parlontieri served as the Founder, Chairman and Chief Executive Officer of ebank.com, Inc., a publicly held bank holding company headquartered in Atlanta, Georgia. Prior to starting ebank.com, Mr. Parlontieri was President and Chief Executive Officer of Habersham Resource Management, Inc., a consulting firm with over 16 years of experience in the financial services, real estate, health care and capital goods industries.

      Each of our directors holds office until the next annual meeting of stockholders or until his successor has been elected and qualified.

      DIRECTOR COMPENSATION AND SHARES OF COMMON STOCK: The Company's non-employee (or outside) directors will receive $1,000 per meeting attended in person and a $500 per attended telephonic meeting fee for service on the Company's Board of Directors or any committee thereof. Our outside directors may be reimbursed for certain expenses incurred in connection with attendance at board and committee meetings. Any employee who serves on our Board of Directors (including Richard A. Parlontieri) will not be entitled to receive such fees (though expenses incurred to attend meetings of our board may be reimbursed).

      Further, each outside director is a co-founder of the Company. Each outside director has been issued 50,000 shares of the Company's Common Stock (for a total of 150,000 shares). Of the 150,000 shares issued to our outside directors, 75,000 shares are being registered for resale in this filing (25,000 shares for each such director).

      COMMITTEES OF THE BOARD OF DIRECTORS: In June 2000, our Board of Directors established the following committees: (a) a Compensation Committee, consisting of three members, Dr. Sidney E. Brown, Dr. William L. Ross and Dr. Richard D. Downey (none of the members of the Compensation Committee is an employee of the Company); and (b) Audit Committee, consisting of three members, Dr. Sidney Brown, Dr. William L. Ross and Dr. Richard D. Downey (none of the members of the Audit Committee is an employee of the Company).

OUR MANAGEMENT.

      The day-to-day operations of the Company will be led by Richard A. Parlontieri, our President.

EXECUTIVE COMPENSATION: On September 18, 2000, the Company entered into an employment agreement with Richard A. Parlontieri. The agreement has an initial term of one year, which may be extended for up to three one-year periods. Mr. Parlontieri's base compensation is $60,000 per year (which increases by ten percent per year). In addition, Mr. Parlontieri is entitled to a receive a quarterly bonus of up to $10,000 per quarter if the Company achieves certain performance criteria as specified by the Board of Directors from time to time. He will receive a monthly automobile allowance of $500 and reimbursement of certain necessary, customary and usual business related expenses. Mr. Parlontieri is a member of our board of directors and will receive from the Company no additional compensation while serving as a board member or as a member of any board committee.

      Mr. Parlontieri, who is a founder of the Company, has been issued a total of 200,000 shares of our Common Stock. Of these 200,000 shares, 100,000 shares are being registered for Mr. Parlontieri in this offering. See "Selling Shareholders".

      Under the terms of the employment agreement, the Company retains the right to terminate Mr. Parlontieri's services with or without cause. In the event of a termination by us without cause, the Company is obligated to pay Mr. Parlontieri severance pay equal to one month's base compensation. See "Recent Transactions - The Consulting and Employment Agreements with Others" above.

OUR EMPLOYEES.

      In addition to our president, Richard A. Parlontieri, we currently employ five persons. Four of our employees are certified by the State of Georgia to conduct vehicles emissions tests. We also employ a person with bookkeeping experience to maintain the books and records of the Company. Our plan is to utilize consultants whenever possible to provide solutions to our business needs, so as to maintain a relatively small group of employees. The Company does not currently have any stock options or warrants outstanding (except for the Warrants issued in connection with the Series A Debentures described above), or any stock option, stock bonus or similar plan. The Company does not currently have an employee stock ownership plan. Management does intend on establishing such a plan upon approval by the shareholders and by the Board of Directors of the Company. At this time, management intends to utilize up to 500,000 shares of the Company's common stock in such a plan.

                             PRINCIPAL STOCKHOLDERS

      The following table sets forth the beneficial ownership of the Company's Common Stock and the Series A Debenture as of the close of business on June 1, 2000, and as adjusted to reflect the issuance of 2,500,000 shares of Common Stock to the holder of the Company's Series A Debentures and the related Warrants, of (i) each person known by the Company to own beneficially five percent or more of the Company's Common Stock, (ii) each of the Company's directors, and (iii) all of the Company's officers and directors as a group. The number of shares that may actually be sold by the current holder of the Series A Debenture and the related Warrants and by each of the selling shareholders will be determined by such shareholders and holder and may depend upon a number of factors, including, among other things, the market price of the Common Stock.


                                                                 Percentage
                                                              of Common Stock(c)
                                Total Shares of         -------------------------
                                 Common Stock             Before         After         Registered
                              Beneficially Owned(a)      Offering       Offering       in Offering
                              ----------------------------------------------------------------------
GCA Strategic
   Investment Fund
   Limited                          2,000,000               40.4%(b)      40.1%        2,000,000

GCA Strategic
   Investment Fund
   Limited                            500,000               10.1% (b)     10.1%          500,000

Porter Lane
   Investments, Inc.(d)               310,000              12.65%         6.26%         155,000

Irish Investments, LLC(e)             310,000              12.65%         6.26%         155,000

Emerald Marine(f)                     310,000              12.65%         6.26%         155,000

Westhurst, Ltd.(g)                    310,000              12.65%         6.26%         155,000

Bolling Investments,
   LLC.(h)                            310,000              12.65%         6.26%         155,000

Richard A. Parlontieri                200,000               8.16%         4.04%         100,000

All officers and directors
   as a group                         350,000              14.29%         7.07%         175,000

(a) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13(d)-3 of the Securities Exchange Act of 1934, as amended (the "Securities Act"), under which, in general, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or to direct the voting of the security or the power to dispose or to direct the disposition of the security, or if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of any option or warrant or through the conversion of a security.

(b) In accordance with Rule 13(d)-3 of the Securities Act, the shares of Common Stock to be issued upon conversion of the Series A Debentures and the related Warrants are deemed to be outstanding for the purposes of computing the percentage of outstanding shares owned by the holder of such debentures and warrants, but are not deemed to be outstanding for the purpose of computing the percentage of the Shares by any other person.

(c) The shares beneficially owned after the offering are calculated assuming the conversion of the Series A Debenture into 2,000,000 shares of the Common Stock and the exercise of the related Warrants into 500,000 shares of Common Stock by GCA Strategic Investment Fund Limited. The actual number of shares to be issued by the Company upon the conversion and the exercise of such securities may differ. See "Series A Debentures and Warrants - Terms and Conditions.

(d) - (h), inclusive. See footnotes (a) - (f) following "Selling Shareholders" below.

                              SELLING SHAREHOLDERS

      This Prospectus concerns, in part, the registration of an aggregate of 1,345,000 shares of Common Stock owned by the selling shareholders. The selling shareholders may transfer the Common Stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling shareholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling shareholders in their sole discretion. This Prospectus may be used by the selling shareholders to transfer shares of the Common Stock to affiliates of the selling shareholders. We will receive no proceeds from the sale of Common Stock by the selling shareholders.

      The following table sets forth the name of the selling shareholders, the number of shares of Common Stock owned by the selling shareholders before this offering, the number of shares of Common Stock being registered, and the number and percentage of shares of Common Stock owned after this offering. Of the selling shareholders, Mr. Estroff previously served as President/CEO of the Company; Drs. Brown, Ross and Downey currently serve as members of the Company's board of directors; Mr. Parlontieri currently serves as the President/CEO of the Company and a member of the Company's board of directors; and Karen Vickers currently serves as the Company's secretary. None of the other selling shareholders has held any position or office, or had any marital relationship with our officers or directors since the Company's formation on May 5, 2000.


                                            Beneficial Ownership                          Beneficial Ownership
                                                Prior to the                                    After the
                                                  Offering              Number of              Offering(1)
                                            ---------------------         SHARES          --------------------
SELLING SHAREHOLDER                           Number      Percent       Registered         Number      Percent
-------------------                           ------      -------       ----------        --------   ---------
Porter Lane Investments,
   Inc.(a)                                    310,000      12.65%         155,000         310,000      6.26%
Irish Investments, LLC.(b)                    310,000      12.65%         155,000         310,000      6.26%
Emerald Marine, Ltd.(d)                       310,000      12.65%         155,000         310,000      6.26%
Westhurst, Ltd.(e)                            310,000      12.65%         155,000         310,000      6.26%
Bolling Investments, LLC(f)                   310,000      12.65%         155,000         310,000      6.26%
Richard A. Parlontieri(c)                     200,000       8.16%         100,000         200,000      4.04%
William S. Estroff                            110,000       4.49%          55,000         110,000      2.22%
Gant Alumni Associates,
    LLC (k)                                   100,000       4.08%         100,000         100,000      2.00%
ARM & Associates, LLC                         100,000       4.08%         100,000         100,000      2.00%
Karen Vickers(g)                               50,000       2.04%          25,000          50,000      1.01
Dr. Sidney E. Brown(h)                         50,000       2.04%          25,000          50,000      1.01%
Dr. William L. Ross(i)                         50,000       2.04%          25,000          50,000      1.01%
Dr. Richard D. Downey(j)                       50,000       2.04%          25,000          50,000      1.01%
John J. McManus                                50,000       2.04%          25,000          50,000      1.01%
Robert Evans                                  140,000       5.71%          90,000         140,000      2.83%
                                            ---------      ------       ---------       ---------      -----
         Total                              2,450,000        100%       1,345,000       2,450,000       100%
                                            =========      ======       =========       =========      =====

(1)Assumes that the holder(s) of the Series A Debentures and the related warrant convert and exercise these securities into 2,500,000 shares of Common Stock.

(a) Porter Lane Investments, Inc., is a corporation beneficially owned by Gerald
F. Sullivan, a resident of Gainesville, Georgia. Mr. Sullivan's address is 5255 Porter Lane, Gainesville, Georgia 30506. Mr. Sullivan served as our sole director from May 5, 2000 to May 31, 2000.

(b) Irish Investments, LLC, is a limited liability company whose managing member is Joseph Powell. Mr. Powell's address is 2900 Atlantic Avenue, Suite 900, Fernandina Beach, Florida 32034.

(c) Richard A. Parlontieri is the President/CEO and a director of the Company. Mr. Parlontieri's address is 400 Colony Park, Building 104, Suite 600, Cumming, Georgia 30041.

(d) Emerald Marine, Ltd., is a company beneficially owned by Gordon Mundy. Mr. Mundy's address is P.O. Box 175 12-14 Finch Douglas, Isle of Man, IM 991TT.

(e) Westhurst Ltd., is a company beneficially owned by Gordon Mundy. See note
(d) above for Mr. Mundy's address.

(f) Bolling Investments, LLC, is a limited liability company beneficially owned by Wayne Shortridge. Mr. Shortridge's address is 257 Bolling Road, NE, Atlanta, Georgia 30305.

(g) Karen Vickers is our corporate secretary and controller.

(h) Dr. Sidney E. Brown is a director of the Company. Dr. Brown is the father of Michael Brown, one of the directors of the Fund.

(i) Dr. William L. Ross is a director of the Company.

(j) Dr. Richard D. Downey is a director of the Company.

(k) Gant Alumni Associates, LLC is a limited liability company beneficially owned by Carlo Corizine. Mr. Corizine is an investment advisor with Steling Financial in Boca Raton, Florida. Mr. Corizine's address is 665 Hasting Street, Boca Raton, Florida 33487.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      On June 2, 2000, the Company loaned to Beachside Commons 1, LLC ("Beachside") a principal amount of $94,833.35 and received from Beachside that certain Promissory Note (the "Note") dated as of June 2, 2000 by which Beachside is obligated to repay to the Company the principal amount of $94,833.35 plus interest calculated at 12% per annum and with an additional fee of 2% of the principal amount, all to be paid on August 2, 2000 (the "Maturity Date"). The proceeds from this loan were used in their entirety by Beachside to make certain past, current and future payments on the primary mortgage of certain real property owned by Beachside. In addition, if the
Note is not paid in full on the Maturity Date, the interest rate will become 18% from that date until that time at which the Note is paid in full. As of the date of this Prospectus, the Note has not been repaid by Beachside.

      Pursuant to a letter agreement delivered by the Company dated September 15, 2000, and in consideration of that certain Purchase Agreement entered into by the Company and Irish

Investments, LLC ("Irish") and the grant of additional collateral by Beachside under the Note, the Company waived the Maturity Date under the Note, until the 45th day following the effective date of this Prospectus with the Commission.

      On September 15, 2000, the Company entered into a certain Purchase Agreement with Irish. Irish is a shareholder of the Company, beneficially owning 310,000 shares of Common Stock of the Company (155,000 shares of which are being registered in conjunction with this Offering). Pursuant to the Purchase Agreement, if the Note has not been paid in full by Beachside as of the 45th date following the date on which this Prospectus is effective with the Commission, Irish shall purchase the Promissory Note from the Company for a purchase price equal to the aggregate cash proceeds received by Irish in connection with the sale of the first 100,000 shares of the Company's Common Stock owned by Irish. In addition, pursuant to that Purchase Agreement, Beachside agreed to grant to the Company a security interest in certain real property and improvements owned by Beachside.

      A relationship exists with respect to the Company's interaction with Irish and Beachside as a result of certain family relationships between Gerald Sullivan and his daughter Mrs. Margaret Ryder. In particular, Mr. Sullivan is the beneficial owner of 310,000 shares of the Company's common stock and as the President of Porter Lane Investments, Inc., was instrumental in the formation of the Company. Porter Lane Investments has also entered into a Consulting Agreement with the Company. The Consulting Agreement has a term of five years and obligates the Company to pay Porter a monthly fee of $8,000, increasing at a rate of ten percent per year, plus a finder's fee on debt and/or equity acquisition transactions procured through the efforts of Porter equal to two and one-half percent of the value of the transaction. Mr. Sullivan is also the manager of Beachside. Mrs. Ryder is an attorney and serves as the Trustee for eight certain limited trusts (the "Trusts").

      The Trusts previously contributed their holdings to form Beachside Commons Holding, LLC ("Beachside Holdings"). Beachside Holdings subsequently contributed certain assets to form Beachside. As noted above, the Company has loaned certain funds to Beachside and has subsequently and temporarily waived the due date for repayment of those funds, in return for additional collated pledged by Beachside and additional consideration provided as a result of that certain Purchase Agreement between the Company and Irish.

      This loan by the Company was in violation of the terms of the Securities Purchase Agreement as an unauthorized use of the proceeds and at such time the Company was in Default under the terms of the Purchase Agreement. This default has not been waived by the Fund. See "Series A Debentures and Warrants."

                      RECENTLY ISSUED ACCOUNTING STANDARDS

      Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company's convertible debenture is considered to be a derivative; however, the Company does not believe that adoption of SFAS 133 will have a material impact on its financial statements.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL: Our authorized capital stock consists of 30,000,000 shares, consisting of 20,000,000 shares of Common Stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. As of the date of this Prospectus, and without giving effect to the conversion of our Series A Debentures and its related Warrants into shares of Common Stock, the Company has outstanding 2,450,000 fully paid and non-assessable shares of Common Stock and no preferred stock. Immediately following this offering and the conversion of our Series A Debenture and the related Warrants into shares of Common Stock (and assuming that 2,500,000 shares of Common Stock are issued upon such conversion and exercise), there will be 4,950,000 shares of Common Stock, and no shares of preferred stock, outstanding.

VOTING RIGHTS OF COMMON STOCK: Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of our shareholders.

DIVIDENDS ON COMMON STOCK: The holders of our Common Stock are entitled to receive, pro rata, dividends as may be declared by our Board of Directors out of funds legally available for the payment of dividends.

OTHER PROVISIONS APPLICABLE TO THE COMMON STOCK: There are no preemptive rights to subscribe for any additional securities that we may issue. There are no redemption provisions or sinking fund provisions applicable to our Common Stock, nor is our Common Sock subject to calls or assessments by us.

LIQUIDATION AND DISSOLUTION: In the event of any liquidation, dissolution or winding up of our affairs, holders of our Common Stock will be entitled to share ratably in our assets remaining after payment or provision for payment of all of our debts and obligations (including, without limitation, the debt evidenced by the Series A Debentures) and liquidation payments to holders of any outstanding shares of presently undesignated preferred stock that has a liquidation preference.

UNDESIGNATED PREFERRED STOCK: Our Board of Directors has the authority, subject to the limitations prescribed by law and the provisions of our articles of incorporation, to provide for the issuance of up to 10,000,000 shares of preferred stock in series, to establish from time to time the number of shares to be included in each of these series, and to fix the designations, powers, preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof. Among the specific matters that may be determined by the Board of Directors are the number of shares constituting each series and the distinctive designation thereof; the dividend rate, whether dividends will be cumulative, and the relative rights of priority, if any, on the payment of dividends; whether the series will have voting rights in addition to the voting rights provided by law, and, if so, the terms of those voting rights; whether the series will have conversion privileges, and if so, the terms of the conversion, including provision for adjustment of the conversion rate; redemption rights and the terms thereof; whether the series will have a sinking fund and if so, the terms and amount of the sinking fund; and the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of these series. Any undesignated preferred stock issued by us may:

      o RANK PRIOR TO THE COMMON STOCK AS TO DIVIDEND RIGHTS, LIQUIDATION PREFERENCE OR BOTH;

      o     HAVE FULL OR LIMITED VOTING RIGHTS; AND

      o     BE CONVERTIBLE INTO SHARES OF COMMON STOCK.

The issuance of undesignated preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of our outstanding Common Stock.

INDEMNIFICATION: Our bylaws provide for indemnification rights to any person who was or is threatened to be a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including reasonable attorneys' fees), reasonably incurred by such person in connection with such proceeding, if such person acted in a manner he or she believed in good faith to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code.

      In addition, to the extent that a director, officer, employee or agent of the Company has been successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party, in the defense of any claim, issue, or matter therein, because that individual is or was a director, officer, employee or agent of the Company, the Company shall indemnify such person against reasonable expenses incurred by that person in connection therewith. The Company may not indemnify a director, officer, employee or agent under our bylaws unless a determination has been made by our disinterested members of the board of directors (or alternatively by disinterested shareholders or by special legal counsel, as provided in the bylaws), in each specific case that such person has met the standard of care required under the bylaws for indemnification.

      Furthermore, the Company may pay for or reimburse the reasonable expenses incurred by a director, officer, employee or agent of the Company who is a party to a proceeding in advance of final disposition of the proceeding if (a) such person furnishes the Company a written affirmation of such person's good faith believe that he or she has met the standard of conduct required for indemnification by the Company, and (b) such person furnishes to the Company a written undertaking to repay any advances if its is ultimately determined that such person is not entitled to indemnification by the Company.

      Insofar as indemnification for liabilities under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

      The Company does not maintain directors' and officers' liability insurance.

THE ABSENCE OF PREVENTATIVE ANTI-TAKEOVER MEASURES: The Company has not elected at this time to adopt any preventative anti-takeover, "shark repellant," or "porcupine" measures to defend against a tender offer of the Company's Common Stock. The Company may elect such measures in the future, at the direction of the Board of Directors.

GEORGIA'S FAIR PRICE REQUIREMENTS - NOT AVAILABLE TO THE COMPANY OR ITS
SHAREHOLDERS: The Georgia Business Corporation Code includes certain provisions designed to protect shareholders of Georgia corporations against the inequities of certain tactics that may be used in hostile takeover attempts. In so-called two-tier transactions, the acquiring party usually tenders in cash at a substantial premium for a major stock interest in the target corporation. After acquiring this initial interest in the corporation, the acquiring party may acquire total ownership of the corporation by effecting a so-called freeze-out merger that forces minority shareholders to receive cash or other consideration for their common stock in the acquired corporation. The result is that minority shareholders that do not participate in the initial tender may receive a lower price or less desirable form of consideration than was received by shareholders in tender. The provisions of O.C.G.A. Sections 14-2-1110-1113 are designed to discourage transactions of this type and to encourage negotiated acquisitions in which all of the shareholders will be more likely to receive equal treatment. However, unlike other states, notable Delaware, the Georgia statutes provide that these provisions do not apply unless the corporation, through its bylaws, elects to activate these provisions. Here, the Company has not elected to have these provisions apply to it.

                          TRANSFER AGENT AND REGISTRAR

      Continental Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

      Sales of substantial amounts of our Common Stock in the public market could adversely affect prevailing market prices of our Common Stock. Furthermore, since certain shares will not be available for sale shortly after this offering because of certain legal restrictions on resale described below, sales of substantial amounts of Common Stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

      Upon completion of this offering, and assuming conversion of the Series A Debentures and the related Warrants into 2,500,000 shares of Common Stock, we will have outstanding an aggregate of 4,950,000 shares of our common stock. Of these shares, all of the shares registered in this offering (I.E., 3,845,000 shares) will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the "Act"), unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Act (the "Affiliates"). The remaining 1,455,000 shares of Common Stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Act, which rules are summarized below.

      In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person who has beneficially owned shares of our Common Stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

*     One percent of the number of shares of common stock then outstanding, or

* the average weekly trading volume of the common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

      Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

      Under Rule 144(k), a person who is not deemed to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Since the Company was formed on May 5, 2000, none of our shareholders have held any of our Common Stock for a two-year period.

                              PLAN OF DISTRIBUTION

      It is anticipated that the selling shareholders (and the holder(s) of the Common Stock to be issued upon conversion of the Series A Debentures and the exercise of the related Warrants) will offer the shares of Common Stock in direct sales to private persons and in open market transactions. The selling shareholders and holder(s) of shares issuable upon conversion of the Series A Debentures and upon exercise of the related Warrants may offer such shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling security holders. We believe that no selling security holders have any arrangements or agreements with any underwriters or broker/dealers to sell such shares, and that they may contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares of Common Stock or interests in such shares and may, from time to time, effect distributions of such shares or interests in such capacity.

                                  LEGAL MATTERS

      The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Epstein, Becker & Green, P.C., Atlanta, Georgia.

                                     EXPERTS

      The financial statements of eMissions Testing, Inc. as of June 2, 2000 and for the period from inception (May 5, 2000) through June 2, 2000 and the combined financial statements of Lake Holdings, LLC and R. V. Evans Enterprises, Inc. for the years ended December 31, 1999 and 1998 appearing in this Prospectus and Registration Statement have been audited by Bennett Thrasher & Co. P.C., independent auditors, as set forth in its reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Commission a registration statement on Form S-1 under the Act concerning the shares of Common Stock being offered hereby. This Prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning us and our Common Stock, we refer you to the registration statement and the documents filed as exhibits to the registration statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document listed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file annual, quarterly and special reports and other information with the Commission.

      The registration statement and any document we file with the Commission can be read and copied at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the registration statement and any document we file with the Commission can be obtained from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20459, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330, or at the Commission website located at WWW.SEC.GOV.

      We are not currently a reporting company under the Securities Exchange Act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities Act of 1933, and to furnish to our security holders annual reports containing audited financial statements reported on by our independent auditors.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cumming, State of Georgia, on September 28, 2000, 2000.

                                         eMISSIONS TESTING, INC.

                                         /s/ Richard A. Parlontieri
                                         --------------------------------------
                                                   (Signature)

                                         President
                                         --------------------------------------
                                                     (Title)

                                         September 28, 2000
                                         ---------------------------------------
                                                      (Date)

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE                                   TITLE
---------                                   -----

/s/ Richard A. Parlontieri
                                            President and Chief Executive
----------------------------------------    Officer
Richard A. Parlontieri


/s/ Richard A. Parlontieri                  Chief Financial and Accounting
----------------------------------------    Officer
Richard A. Parlontieri

The Board of Directors

/s/ Sidney E. Brown                         Director and Chairman of the Board
----------------------------------------    of Directors
Dr. Sidney E. Brown


/s/ William L. Ross
----------------------------------------    Director
Dr. William L. Ross


/s/ Richard D. Downey
----------------------------------------    Director
Dr. Richard D. Downey

/s/ Richard A. Parlontieri
----------------------------------------    Director
Richard A. Parlontieri

                             EMISSIONS TESTING, INC.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
PRO FORMA COMBINING, CONDENSED FINANCIAL
   INFORMATION (UNAUDITED):

Introduction                                                              F - 2

Pro Forma Combining, Condensed Statement of Operations -
   For the Five Months Ended May 31, 2000                                 F - 3

Pro Forma Combining, Condensed Statement of Operations -
   For the Year Ended December 31, 1999                                   F - 4

Notes to Pro Forma Combining, Condensed Financial Information             F - 5

EMISSIONS TESTING, INC.

Independent Auditors' Report                                              F - 6

Balance Sheet - June 2, 2000                                              F - 8

Statement of Operations - For the Period from Inception
   (May 5, 2000) through June 2, 2000                                     F - 9

Statement of Stockholders' Deficit - For the Period from
   Inception (May 5, 2000) through June 2, 2000                          F - 10

Statement of Cash Flows - For the Period from Inception
   (May 5, 2000) through June 2, 2000                                    F - 11

Notes to Financial Statements                                            F - 12

Schedule II - Valuation and Qualifying Accounts                          F - 24

LAKE HOLDINGS, LLC AND R. V. EVANS ENTERPRISES, INC.

Independent Auditors' Report                                              F - 25

Combined Statements of Operations - For the Five Months
   Ended May 31, 2000 and 1999 (Unaudited) and the Years
   Ended December 31, 1999 and 1998 (Audited)                             F - 26

Combined Statements of Owners' Deficit - For the Years
   Ended December 31, 1999 and 1998 (Audited) and the Five
   Months Ended May 31, 2000 (Unaudited)                                  F - 27

Combined Statements of Cash Flows - For the Five Months
   Ended May 31, 2000 and 1999 (Unaudited) and the Years
   Ended December 31, 1999 and 1998 (Audited)                             F - 28

Notes to Combined Financial Statements                                    F - 29

                             EMISSIONS TESTING, INC.

              PRO FORMA COMBINING, CONDENSED FINANCIAL INFORMATION

                                  INTRODUCTION

The accompanying unaudited pro forma combining, condensed statements of operations combine the results of operations of eMissions Testing, Inc., Lake Holdings, LLC and R. V. Evans Enterprises, Inc. for the periods as indicated in the statements, as if the acquisition of certain assets and assumption of liabilities of Lake Holdings, LLC by eMissions Testing, Inc. were completed on January 1, 1999 (beginning of the earliest period presented) under the purchase method of accounting and based upon the assumptions as included in the notes to pro forma combining, condensed financial information.

The pro forma statements are not necessarily indicative of future operations or the actual results that would have occurred had the acquisition been consummated at the beginning of the period indicated.

The unaudited pro forma combining, condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this document.

                             EMISSIONS TESTING, INC.

             PRO FORMA COMBINING, CONDENSED STATEMENT OF OPERATIONS

                     FOR THE FIVE MONTHS ENDED MAY 31, 2000
                                   (UNAUDITED)

                                                             LAKE HOLDINGS, LLC/R. V.
                                  EMISSIONS TESTING, INC.    EVANS ENTERPRISES, INC.
                                  -----------------------   -------------------------
                                  INCEPTION (MAY 5, 2000)        FIVE MONTHS ENDED            PRO FORMA               PRO FORMA
                                      TO JUNE 2, 2000               MAY 31, 2000             ADJUSTMENTS               COMBINED
                                  -----------------------   -------------------------       ----------------         -----------
Revenue                                  $        --                $   134,000              $   (18,000)(a)         $   116,000
                                         -----------                -----------              -----------             -----------
Costs and expenses:
   Cost of emissions certificates                 --                     35,000                   (5,000)(a)              30,000
   Operating expenses                        144,000                     82,000                  (26,000)(a)(d)          117,000
                                                                                                   2,000 (b)
                                                                                                  10,000 (e)
                                                                                                 (95,000)(f)
                                         -----------                -----------              -----------             ------------
Income (loss) before income taxes           (144,000)                    17,000                   96,000                  (31,000)
Income tax benefit                                --                         --                    7,000 (c)                7,000
                                         -----------                -----------              -----------             ------------
Net income (loss)                        $  (144,000)               $    17,000              $   103,000             $    (24,000)
                                         ===========                ===========              ===========             ============

Basic and diluted net loss per share     $     (0.06)                                                                $      (0.01)
                                         ===========                                                                 ============
Weighted average shares outstanding,
   basic and diluted                       2,411,000                                                                    2,430,000(g)
                                         ===========                                                                 ============

 See accompanying notes to pro forma combining, condensed financial information.

                             EMISSIONS TESTING, INC.

             PRO FORMA COMBINING, CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                                                LAKE HOLDINGS, LLC/
                                                                    R. V. EVANS           PRO FORMA         PRO FORMA
                                     EMISSIONS TESTING, INC.      ENTERPRISES, INC       ADJUSTMENTS         COMBINED
                                    -------------------------   --------------------     -----------       -----------
COMBINED

Revenue                                    $         --                $ 339,000         $ (127,000)(a)    $   212,000
                                           ------------                ---------         ----------        -----------
Costs and expenses:
   Cost of emissions certificates                    --                   60,000            (38,000)(a)         22,000
   Operating expenses                                --                  265,000           (114,000)(a)(d)     180,000
                                                                                              5,000 (b)
                                                                                             24,000 (e)
                                           ------------                ---------         ----------        -----------
Income before income taxes                           --                   14,000             (4,000)            10,000
Provision for income taxes                           --                       --              2,000 (c)          2,000
                                           ------------                ---------         ----------        -----------
Net income                                 $         --                $  14,000         $   (6,000)       $     8,000
                                           ============                =========         ==========        ===========

Basic and diluted net income per share                                                                     $     0.003
                                                                                                           ===========
Weighted average shares outstanding:
   Basic                                                                                                     2,430,000 (g)
                                                                                                           ===========
   Diluted                                                                                                   2,450,000 (g)
                                                                                                           ===========

See accompanying notes to pro forma combining, condensed financial information.

                             EMISSIONS TESTING, INC.

          NOTES TO PRO FORMA COMBINING, CONDENSED FINANCIAL INFORMATION

                                   (UNAUDITED)

(a) To reduce revenue, cost of emissions certificates and operating expenses directly associated with emission testing stations which were not included as part of the Lake Holdings, LLC acquisition.

(b) To reflect amortization of goodwill of $45,000 arising from the purchase price allocation which is being amortized over 10 years.

(c) To reflect a provision (benefit) for income taxes on the pro forma combined results of operations at the effective federal and state statutory income tax rates for the applicable periods.

(d) The pro forma effect of depreciation related to certain assets acquired from Lake Holdings, LLC as compared to the assets' treatment as capital leases prior to the acquisition was insignificant and therefore no adjustment was made to the pro forma financial statements.

(e) To reflect interest expense and amortization of deferred financing costs associated with the convertible debenture assuming the net proceeds from the debenture would have been $220,000 (the purchase price in the Lake Holdings, LLC acquisition) and assuming the debenture was issued at the beginning of the earliest period presented.

(f) To reduce operating expenses for nonrecurring provision for uncollectible note receivable associated with a note receivable from related party.

(g) The pro forma basic weighted average shares outstanding for both the five months ended May 31, 2000 and the year ended December 31, 1999 was assumed to be the number of shares outstanding on June 2, 2000. The pro forma diluted weighted average shares outstanding for the year ended December 31, 1999 includes an additional 20,000 shares to be issued under a restricted stock arrangement. The effect of all other potentially dilutive securities was antidilutive and therefore not included in diluted weighted average shares outstanding.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
eMissions Testing, Inc.

We have audited the accompanying balance sheet of eMissions Testing, Inc. as of June 2, 2000 and the related statements of operations, stockholders' deficit and cash flows for the period from inception (May 5, 2000) through June 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eMissions Testing, Inc. as of June 2, 2000 and the results of its operations and its cash flows for the period from inception (May 5, 2000) through June 2, 2000 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. In addition, as of and subsequent to June 2, 2000, the Company committed technical violations of certain provisions under its convertible debenture agreement and did not obtain a waiver from the convertible debenture holder. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

In connection with our audit of the financial statements referred to above, we audited Schedule II for the period from inception (May 5, 2000) through June 2, 2000. In our opinion, this financial schedule, when considered in relation to the financial statements taken as a whole, presents fairly, in all material respects, the information stated therein.


                                                     BENNETT THRASHER & CO. P.C.


Atlanta, Georgia
September 20, 2000

                             EMISSIONS TESTING, INC.

                                  BALANCE SHEET

                                  JUNE 2, 2000

                                     ASSETS
Current assets:
     Cash                                                             $ 381,000
     Note receivable from related party, less
        allowance of $95,000                                                 --
     Prepaid expenses                                                     1,000
                                                                      ---------
         Total current assets                                           382,000
Property and equipment, at cost less accumulated depreciation           179,000
Other assets                                                             90,000
                                                                      ---------
                                                                      $ 651,000
                                                                      =========
                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
     Convertible debenture, less unamortized original issue
        discount of $26,000                                           $ 499,000
     Due to Lake Holdings, LLC                                          220,000
     Accrued financing costs                                             43,000
     Other accrued liabilities                                            9,000
                                                                      ---------
         Total current liabilities                                      771,000
                                                                      ---------
Commitments and contingencies
Stockholders' deficit:
     Preferred stock, 10,000,000 shares authorized,
         no shares issued or outstanding                                     --
     Common stock, no par value, 20,000,000 shares
         authorized, 2,450,000 shares issued                             24,000
     Less 20,000 shares held under restricted stock arrangement              --
     Accumulated deficit                                               (144,000)
                                                                      ---------
         Total stockholders' deficit                                   (120,000)
                                                                      ---------
                                                                      $ 651,000
                                                                      =========

                 See accompanying notes to financial statements.

                             EMISSIONS TESTING, INC.

                             STATEMENT OF OPERATIONS

                   FOR THE PERIOD FROM INCEPTION (MAY 5, 2000)
                              THROUGH JUNE 2, 2000

Revenue                                                  $        --
                                                         -----------
Costs and expenses:
    General and administrative expenses                       21,000
    Organizational and start-up costs                         28,000
    Provision for uncollectible note receivable               95,000
                                                         -----------
                                                             144,000
        Net loss                                         $  (144,000)
                                                         ===========

Basic and diluted net loss per share                     $     (0.06)
                                                         ===========
Weighted average shares outstanding,
    basic and diluted                                      2,411,000
                                                         ===========

                 See accompanying notes to financial statements.

                             EMISSIONS TESTING, INC.

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                   FOR THE PERIOD FROM INCEPTION (MAY 5, 2000)
                              THROUGH JUNE 2, 2000


                                                                                 STOCK HELD UNDER
                                                 COMMON STOCK              RESTRICTED STOCK ARRANGEMENT
                                      ----------------------------------  ------------------------------      ACCUMULATED
                                          SHARES           AMOUNT              SHARES         AMOUNT            DEFICIT
                                      -------------  -------------------  --------------  --------------     ------------
Balance at inception (May 5, 2000)             --      $      --                   --        $      --        $      --
Issuance of shares to founders
    for services                        2,410,000         24,000                   --               --               --
Issuance of shares for services            40,000             --               20,000               --               --
Net loss                                       --             --                   --               --         (144,000)
                                        ---------      ---------            ---------        ---------        ---------
Balance at June 2, 2000                 2,450,000      $  24,000               20,000        $      --        $(144,000)
                                        =========      =========            =========        =========        =========

                See accompanying notes to financial statements.

                             EMISSIONS TESTING, INC.

                             STATEMENT OF CASH FLOWS

                   FOR THE PERIOD FROM INCEPTION (MAY 5, 2000)
                              THROUGH JUNE 2, 2000

Cash flows from operating activities:
    Net loss                                                    $(144,000)
    Adjustments to reconcile net loss to net cash used
        in operating activities:
           Issuance of common stock for services                   24,000
           Provision for uncollectible note receivable             95,000
           Changes in assets and liabilities:
              Increase in prepaid expenses                         (1,000)
              Increase in other assets                            (45,000)
              Increase in accrued liabilities                      52,000
                                                                ---------
        Net cash used in operating activities                     (19,000)
                                                                ---------
Cash flows from investing activities:
        Purchases of property and equipment                        (4,000)
        Advance on note receivable from affiliate                 (95,000)
                                                                ---------
        Net cash used in investing activities                     (99,000)
                                                                ---------
Cash flows from financing activities:
    Proceeds from issuance of convertible debenture               499,000
                                                                ---------
        Net cash provided by financing activities                 499,000
                                                                ---------
Net increase in cash                                              381,000
Cash at beginning of period                                            --
                                                                ---------
Cash at end of period                                           $ 381,000
                                                                =========

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest                        $      --
                                                                =========
Cash paid during the period for income taxes                    $      --
                                                                =========

      SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the period from inception (May 5, 2000) through June 2, 2000, the Company purchased certain assets and assumed certain liabilities of Lake Holdings, LLC. The purchase price totaled $220,000 which was payable at June 2, 2000 (see Note
3).

During the period from inception (May 5, 2000) through June 2, 2000, the Company issued common stock to its founding stockholders and an individual for services valued at $24,000.

                See accompanying notes to financial statements.

                             EMISSIONS TESTING, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                  JUNE 2, 2000

NOTE 1: NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

eMissions Testing, Inc. (the Company) was formed for the primary business purpose of acquiring, developing and operating vehicle emission testing stations. The federal government and a number of state and local governments across the United States (and in certain foreign countries) mandate vehicle emission testing as a method of improving air quality.

On June 1, 2000, the Company acquired emission testing equipment and assumed lease obligations for two emission testing stations (both land and buildings) in the metropolitan Atlanta, Georgia area and acquired emission testing equipment to support two and one-half other stations (see Note 3). In conjunction with the acquisition, the Company assumed agreements to lease emission testing equipment to support one and one-half stations to unrelated station operators. At its emission testing stations, the Company uses computerized emission testing equipment that tests vehicles for compliance with emissions standards; in the emissions testing industry, such stations are known as decentralized facilities. The Company utilizes both "basic" testing systems that test a motor vehicle's emissions while in neutral and "enhanced" testing systems that test a vehicle's emissions under simulated driving conditions.

The current short-term business objective of the Company is to assemble a number of stations within the metropolitan Atlanta area in order to achieve operating efficiencies, equipment purchasing advantages and marketing leverage. The current long-term business objective is to develop a presence in a number of other markets, both in the United States and, possibly, in certain foreign countries.

Revenue levels of the Company (i.e., testing volumes at the stations) depend, upon other things, on the number of customers visiting the station on a given day. Additionally, competition from other station operators, rain, heat, trends in traffic volume and in shopping and housing destinations, economic downturns and access to (or lack thereof) testing stations may impact revenue levels. Finally, the impact of federal, state and local governmental regulation can have a significant impact on the Company (see REGULATORY IMPACT below).

The Company was incorporated on May 5, 2000 under the laws of the state of Georgia. Revenue during the period from May 5, 2000 through June 2, 2000 was not significant (see Note 2).

The Company tentatively plans to adopt a December 31 fiscal year end.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the price that a testing station may charge is limited to $25.00 per vehicle, with $7.40 of that amount due to the state as a fee for the certificate issued to the operator of the station. The balance of the current charge ($17.60) is retained by the station operator. Payment by the customer must be made with cash or check; accordingly, the Company does not anticipate significant levels of accounts receivable.

Under current state of Georgia law, if a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, as long as the subsequent test is performed at the same facility. At the time of testing, the Company provides an allowance for retests, based on prior retest experience and information furnished by the state of Georgia.

Revenue from operating leases is recognized on a straight-line basis over the life of the leases.

METHODS OF DEPRECIATION AND AMORTIZATION

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets of five years. Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

Goodwill is amortized on a straight-line basis over a ten year period.

Financing costs are deferred and amortized on a straight-line basis over the life of the agreement.

IMPAIRMENT

Property and equipment and certain intangibles, including goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Company evaluates the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of June 2, 2000.

INCOME TAXES

Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities.

ORGANIZATION COSTS

Organization costs are expensed as incurred.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was not significant during the period from inception (May 5, 2000) through June 2, 2000.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, note receivable from related party and accrued liabilities approximate their fair value because of their short-term nature. The convertible debenture is recorded at its amortized cost which approximates fair value due to its interest rate approximating the market rate of similar instruments.

NET LOSS PER SHARE

Basic net loss per share is computed by dividing the net loss for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period, if the effect of the potential common shares is dilutive. As a result of the Company's net loss, all potentially dilutive securities would be antidilutive and are excluded from the computation of diluted loss per share. The following table lists the number of shares which could be issued related to all potentially dilutive securities as of June 2, 2000:

      Convertible debenture                                      1,050,000
      Warrant                                                      250,000
      Shares held under restricted stock arrangement                20,000
                                                                 ---------
                                                                 1,320,000
                                                                 =========


The above table assumes a conversion price under the terms of the convertible debenture of one share for every $.50 of outstanding debt. However, if the Company successfully completes its proposed registration of securities and its shares are traded on the public markets, the conversion price and the number of potentially dilutive securities related to the convertible debenture may change significantly.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Company believes it mitigates any risks by depositing cash and investing in cash equivalents with major financial institutions.

REGULATORY IMPACT

The current and future demand for the Company's services is substantially dependent upon federal, state, local and foreign legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing (including a shift to centralized facilities versus decentralized facilities), the Company could experience a significant adverse impact on its financial position and results of operations.

RECENTLY ISSUED ACCOUNTING STANDARDS

Statement of Financial Accounting Standards No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (SFAS 133), was issued in June 1998. SFAS 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. It requires an entity to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement of Financial Accounting Standards No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES - DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT 133 (SFAS 137), was issued in June 1999. SFAS 137 delays the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. The Company's convertible debenture is considered to be a derivative; however, the Company has not determined whether adoption of SFAS 133 will have a material impact on its financial statements.

STOCK-BASED COMPENSATION

Stock-based compensation is determined using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the common stock at the date of grant over the amount an employee must pay to acquire the stock.

RESTRICTED STOCK ARRANGEMENT

The Company has issued 20,000 shares of common stock to an individual which is being held under a restricted stock arrangement. The assigned value of these shares is reflected as a contra-equity account on the accompanying balance sheet. Compensation expense associated with this arrangement will be recognized ratably over the performance period (see Note 10).

NOTE 2:   FACTORS AFFECTING OPERATIONS

The Company is a start-up enterprise with limited operations and has not generated significant amounts of revenue. In addition, as discussed in Notes 4 and 7, the Company committed technical violations of certain provisions under its convertible debenture agreement and did not obtain a waiver from the convertible debenture holder. These factors raise substantial doubt about the Company's ability to continue as a going concern. The continuation of the Company's business as a going concern is contingent upon, among other things, the ability to: achieve and maintain satisfactory levels of profitable operations; obtain waivers from the convertible debenture holder, or otherwise have the holder not demand immediate repayment of the debenture, related to the technical violations of certain provisions under the convertible debenture agreement; obtain and maintain adequate levels of debt and/or equity financing; and provide sufficient cash from operations to meet current and future obligations.

The Company has prepared financial forecasts which indicate that, based on its current business plans and strategies, it will achieve profitable operations and generate positive cash flows during the next few years. However, the ultimate ability of the Company to achieve these forecasts and to meet the objectives discussed in the preceding paragraph cannot be determined at this time. Although there are no assurances, management believes the Company will be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3:   ACQUISITION

On June 1, 2000, the Company entered into an asset purchase agreement with Lake Holdings, LLC (Lake Holdings), a company engaged in the emissions testing business in Georgia. Pursuant to the agreement, the Company acquired certain assets and assumed certain liabilities of Lake Holdings. The majority owners of Lake Holdings also own an entity which manages GCA Strategic Investment Fund Limited (GCA Fund), which has entered into a securities purchase agreement with the Company (see Note 7). Lake Holdings owned emissions testing equipment and leased and operated two emission testing stations in Georgia at the date of the acquisition (see Note 9).

Assets purchased by the Company consisted primarily of emission testing equipment for three emission testing stations plus emission testing equipment for one and one-half stations that is leased to unrelated station operators, together with all licenses and permits held by Lake Holdings. Liabilities assumed by the Company consisted primarily of the real estate leases for the two existing emission testing stations. The purchase price consisted of cash of $220,000 (exclusive of the real estate lease obligations), and was funded by proceeds from a debenture sold pursuant to the securities purchase agreement between GCA Fund and the Company (see Note 7). The $220,000 purchase price was paid subsequent to June 2, 2000 and is reflected as due to Lake Holdings, LLC on the accompanying balance sheet.

The acquisition was accounted for using the purchase method of accounting, whereby a new basis of accounting for the assets acquired and liabilities assumed was established.

The purchase price was allocated as follows:

      Emission testing equipment                                  $175,000
      Goodwill                                                      45,000
                                                                  --------
                                                                  $220,000
                                                                  ========

In the opinion of management, the value of the acquired licenses, permits and other intangible assets was not significant. The accompanying financial statements include the results of operations of the acquired business from June 1, 2000 through June 2, 2000, which were not significant.

The following unaudited pro forma information presents the effect of the acquisition as if it occurred on January 1, 1999:

                                               FOR THE FIVE      FOR THE YEAR
                                               MONTHS ENDED          ENDED
                                               MAY 31, 2000    DECEMBER 31, 1999
                                               ------------    -----------------
         Revenue                                $   116,000       $   212,000
         Net income (loss)                      $   (24,000)      $     8,000
         Net income (loss) per share:
              Basic                             $     (0.01)      $     0.003
              Diluted                           $     (0.01)      $     0.003

         Common shares outstanding:
              Basic                               2,430,000         2,430,000
                                                ===========       ===========
              Diluted                             2,430,000         2,450,000
                                                ===========       ===========

The above pro forma information is not necessarily indicative of the financial results which would have occurred if such acquisition had taken place at the earlier date, nor of future operating results.

NOTE 4:   NOTE RECEIVABLE FROM RELATED PARTY

At June 2, 2000, the Company had a note receivable from an entity managed by, and otherwise related to, a stockholder in the amount of $95,000. The note was originally unsecured and carried interest at 12%. Principal and accrued interest plus an additional fee of 2% of the principal were due on the August 2, 2000 maturity date, but were not repaid, at which time the interest rate increased to 18% from that date until the note is paid in full. The Company has extended the maturity date to 45 days subsequent to the date as of which the Company's registration statement is declared effective by the Securities and Exchange Commission (SEC). Furthermore, the

Company has entered into an agreement with a second stockholder of the Company whereby if the note receivable is not repaid within the above-stipulated 45 day period, the stockholder will purchase the note receivable from the Company for a purchase price equal to the aggregate cash proceeds received by the stockholder upon the sale of 100,000 shares of common stock of the Company. In addition, the Company intends to obtain a security interest in certain property and improvements owned by the entity.

Due to the uncertainty of the collectibility of this note receivable, the Company has placed an allowance of $95,000 on this note as of June 2, 2000. The execution of this note was a technical violation of the use of proceeds specified in the securities purchase agreement with GCA Fund (see Note 7) and the Company did not obtain a waiver from GCA Fund.

NOTE 5:   PROPERTY AND EQUIPMENT

A summary of property and equipment at June 2, 2000 is as follows:

      Emission testing equipment                             $175,000
      Furniture, fixtures and office equipment                  4,000
                                                             --------
                                                              179,000
      Less accumulated depreciation                                --
                                                             --------
                                                             $179,000
                                                             ========

NOTE 6:   OTHER ASSETS

Other assets at June 2, 2000 were as follows:

      Goodwill                                                $45,000
      Deferred financing costs                                 43,000
      Deposits                                                  2,000
                                                              -------
                                                               90,000
      Less accumulated amortization                                --
                                                              -------
                                                              $90,000
                                                              =======

NOTE 7:   DEBENTURES

On June 1, 2000, the Company entered into a Securities Purchase Agreement, as amended, (the Agreement) with GCA Fund, pursuant to which GCA Fund agreed to purchase certain convertible debentures (collectively, the Series A debentures) and certain related stock warrants of the Company (collectively, the warrants). The Agreement contemplates the purchase by GCA Fund

(on or before June 1, 2001), in one or more tranches, of up to an aggregate principal amount of $1,000,000 of the Series A debentures at a price equal to 95% of the principal amount. The Agreement also contemplates the issuance, in one or more tranches, of warrants (entitling GCA Fund to purchase up to 500,000 shares of the Company's common stock at a price of $1.00 per share, with such price subject to adjustment in certain circumstances as outlined in the Agreement) concurrently with the purchase of the debentures.

On June 1, 2000, GCA Fund purchased a Series A debenture in the original principal amount of $525,000, for a price equal to 95% thereof, or approximately $499,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 250,000 shares of the Company's common stock at any time over a five year period commencing June 1, 2000 at a price of $1.00 per share.

Based upon the fair value methodology prescribed under Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION (SFAS
123), the Company did not assign a value to the warrant at the time of issuance.

The fair value of the warrant was estimated using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of 6.7%; expected life of five years; no expected volatility; and no dividend yield.

The outstanding principal amount of the Series A debenture is due on June 1, 2002. However, since the Company committed technical violations of certain provisions under the Agreement and did not obtain a waiver from GCA Fund, GCA Fund may demand immediate repayment of the principal amount of the debenture. Accordingly, the outstanding balance under the Series A debenture has been included in current liabilities on the accompanying balance sheet. Series A debentures issued under the Agreement bear interest at 7% (payable, at the Company's option, in cash or shares of common stock) and are secured by all emission testing equipment owned by the Company. The Company elected to pay interest under the currently outstanding Series A debenture in cash.

The Agreement contemplates the purchase of the Series A debentures by GCA Fund in accordance with criteria outlined in the Agreement, up to the expiration date of the commitment of June 1, 2001. The Company is subject to a commitment fee of 1.5% of any portion of the commitment not used.

The Series A debentures are convertible, at the option of GCA Fund, into shares of common stock of the Company. The conversion price is generally equal to the lesser of (a) $.50 or (b) 75% of the average trading price of the common stock, as defined in the Agreement. The conversion price is subject to adjustment in certain circumstances as outlined in the Agreement. Due to immateriality, the Company did not assign a value to the beneficial conversion feature of the Series A debenture at the time of the issuance.

The Series A debentures are redeemable, at the option of the Company, as long as there is no event of default, as defined. The redemption price is generally equal to the number of shares of common stock into which the Series A debentures are convertible times the average trading price of the common stock, as defined in the Agreement. The redemption price is subject to adjustment in certain circumstances as outlined in the Agreement.

Additionally, the Series A debentures are mandatorily redeemable, at the option of GCA Fund, under circumstances as outlined in the Agreement, including but not limited to a change in control, as defined.

The Agreement contemplates the issuance of warrants in conjunction with each purchase by GCA Fund of a Series A debenture. The term of each warrant is five years from its respective issue date. The warrants are mandatorily redeemable for cash whenever the Company is obligated to redeem the Series A debentures; in that case, the redemption price would be based on the value of the warrants, the number of warrants being redeemed and the average trading price of the common stock, all as outlined in the Agreement.

The Agreement contains provisions granting GCA Fund certain registration rights, including a requirement that the Company file a registration statement with the SEC which must become effective by August 30, 2000. At September 20, 2000, the Company had not complied with this provision of the Agreement. Under the terms of the Agreement, the Company is subject to liquidated damages of 2% of the outstanding principal amount of the convertible debentures, prorated, for each thirty day period the registration statement is not declared effective by the SEC. If not declared effective by the SEC by September 29, 2000, the liquidated damages increase to 3% of the outstanding principal amount of the convertible debentures. In addition, if the registration statement is not declared effective by the SEC by October 29, 2000, the conversion price of the convertible debenture will decrease by 1% for each thirty day period in which the registration statement is not declared effective. Finally, if the registration statement is not declared effective by November 28, 2000, the Company will be required to redeem the convertible debentures and warrants as set forth in the Agreement. As of September 20, 2000, such liquidated damages approximated $7,000. The Company did not obtain a waiver of such liquidated damages from GCA Fund.

Interest expense, including amortization of the discount, was not significant during the period from June 1, 2000 through June 2, 2000.

In September 2000, GCA Fund purchased a second Series A debenture in the original principal amount of $100,000, for a price equal to 95% thereof, or $95,000; concurrently, the Company issued to GCA Fund a warrant to purchase up to 50,000 shares of the Company's common stock at any time over a five year period at a price of $1.00 per share. The terms of the debenture are described above.

NOTE 8:   INCOME TAXES

As of June 2, 2000, the Company had a net operating loss carryforward of approximately $49,000 which will expire in 2020.

Differences between the income tax benefit reported in the statement of operations and the amount reported by applying the statutory federal income tax rate (15%) to the loss before income taxes for the period from inception (May 5, 2000) through June 2, 2000 were as follows:

      Expected rate                                                (15.0)%
      State income taxes, net of federal deduction                  (5.1)
      Valuation allowance                                           20.1
                                                                  ------
                                                                      -- %
                                                                  ======

Noncurrent deferred income tax assets at June 2, 2000 consisted of the following:

      Allowance for note receivable from related party            $ 20,000
      Net operating loss carryforward                               10,000
      Less valuation allowance                                     (30,000)
                                                                  --------
      Net deferred tax asset                                      $     --
                                                                  ========

NOTE 9:   LEASING ACTIVITIES

OPERATING LEASES

The Company leases office space and land and buildings for the emissions testing stations. The leases for the emission testing stations are renewable, at the option of the Company, for specified periods. One of the leases for an emission testing station is cancelable by either the lessor or the Company at any time.

Future minimum rental payments required under the noncancelable operating leases were as follows at June 2, 2000:

      YEAR ENDING JUNE 2
      ------------------
             2001                           $35,000
             2002                            20,000
             2003                            20,000
             2004                            20,000
                                            -------
                                            $95,000
                                            =======

During the period from inception (May 5, 2000) through June 2, 2000, rent expense was not significant.

LEASE REVENUE

The Company leases certain emission testing equipment for one and one-half stations under operating leases, one of which is cancelable at the Company's option and the other of which is noncancelable, to two unrelated station operators. Such equipment has a cost of $65,000 and is included in property and equipment on the accompanying balance sheet. The remaining lease term under the noncancelable lease at June 2, 2000 was approximately 33 months. The lessees pay the Company monthly rent of approximately $1,800.

Future estimated receipts under the noncancelable lease were as follows at June 2, 2000:

      YEAR ENDING JUNE 2
      ------------------
             2001                                                  $ 6,000
             2002                                                    6,000
             2003                                                    5,000
                                                                   -------
                                                                   $17,000
                                                                   =======

NOTE 10:   EQUITY

PREFERRED STOCK

The Company is authorized to issue 10,000,000 shares of preferred stock. No terms or conditions have been established for any preferred stock which may be issued.

COMMON STOCK

In conjunction with the formation of the Company, a total of 2,410,000 shares of common stock were issued to 15 founders. The founders contributed no cash or other tangible property in exchange for their shares; instead, the founders contributed organizational and start-up expertise, industry knowledge and know-how and other such intangible services. The Company has assigned a value of $0.01 per share to these services, or a total of approximately $24,000 which has been included in organizational and start-up costs in the accompanying statement of operations. Management believes that such value of $0.01 per share approximated fair value as of the date of formation of the Company.

In conjunction with the Lake Holdings acquisition discussed in Note 3, the Company agreed to pay an advisory fee of $14,000 to an individual who managed the operations of the two stations which the Company now operates. This amount is payable over 120 days in exchange for advisory services. The Company also agreed to issue to that individual 40,000 shares of common stock of which 20,000 shares were issued immediately and assigned a value of $0.01 per share which has been included in organizational and start-up costs in the accompanying statement of operations; the remaining 20,000 shares are held by the Company under a restricted stock arrangement and will be transferred to the individual at the conclusion of 120 days and have been included in the amount held under restricted stock arrangement on the accompanying balance sheet. Separately, this individual was issued 100,000 shares of common stock as a founder of the Company, which is included in the 2,410,000 shares discussed above.

NOTE 11:   CONSULTING AND EMPLOYMENT AGREEMENTS

In May 2000, the Company entered into a consulting agreement with an entity that is a founding stockholder of the Company. The agreement has a term of five years, requires a monthly fee of $8,000, which increases by 10% per year, and requires finders fees on acquisitions procured, as defined in the agreement.

In June 2000, the Company entered into an employment agreement with one of the founding stockholders to serve as the Company's president. This individual resigned from the Company in September 2000.

In September 2000, the Company entered into an employment agreement with another founding stockholder to serve as the Company's president which, among other things, provides for an annual base compensation of $60,000 for an initial period of one year. The agreement may be renewed for up to three additional one year periods, however, either party may cancel the agreement at any time. The agreement provides for a 10% increase in the president's annual salary for each year the agreement is renewed.

                             EMISSIONS TESTING, INC.

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                   FOR THE PERIOD FROM INCEPTION (MAY 5, 2000)
                              THROUGH JUNE 2, 2000

                                        BALANCE AT
                                         INCEPTION       COSTS AND                  BALANCE AT
                                       (MAY 5, 2000)      EXPENSE     DEDUCTIONS   JUNE 2, 2000
                                       -------------     ---------    ----------   ------------
Allowance for note receivable
    from related party                  $        --       $95,000     $       --     $95,000
                                        ===========       =======     ==========     =======

Note: Schedules other than that above are omitted because they are not required or are not applicable, or because the information is furnished elsewhere in the financial statements or the notes thereto.

                 See accompanying independent auditors' report.

                          INDEPENDENT AUDITORS' REPORT

To the Owners of
Lake Holdings, LLC and R. V. Evans Enterprises, Inc.

We have audited the combined balance sheet (not separately included herein) of Lake Holdings, LLC and R. V. Evans Enterprises, Inc. as of December 31, 1999 and the combined statements of operations, owners' deficit and cash flows for each of the two years in the period then ended. These combined financial statements are the responsibility of the management of the Companies. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lake Holdings, LLC and R. V. Evans Enterprises, Inc. as of December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period then ended in conformity with generally accepted accounting principles.


                                                     BENNETT THRASHER & CO. P.C.

Atlanta, Georgia
July 7, 2000

              LAKE HOLDINGS, LLC AND R. V. EVANS ENTERPRISES, INC.

                        COMBINED STATEMENTS OF OPERATIONS

                                         FOR THE FIVE MONTHS          FOR THE YEAR ENDED
                                             ENDED MAY 31                 DECEMBER 31
                                      -------------------------    ------------------------
                                         2000           1999          1999          1998
                                      -----------   -----------    ----------    ----------
                                      (Unaudited)   (Unaudited)

Revenue                                 $134,000      $114,000      $339,000      $195,000
Costs and expenses:
    Cost of emissions certificates        35,000        28,000        60,000        57,000
    Operating expenses                    82,000        64,000       265,000       121,000
                                        --------      --------      --------      --------
        Net income                      $ 17,000      $ 22,000      $ 14,000      $ 17,000
                                        ========      ========      ========      ========

            See accompanying notes to combined financial statements.

              LAKE HOLDINGS, LLC AND R. V. EVANS ENTERPRISES, INC.

                     COMBINED STATEMENTS OF OWNERS' DEFICIT

      FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998 (AUDITED) AND THE FIVE
                     MONTHS ENDED MAY 31, 2000 (UNAUDITED)

                                      LAKE HOLDINGS, LLC  R. V. EVANS ENTERPRISES, INC.
                                     -------------------- -----------------------------
                                                                  COMMON STOCK
                                                          -----------------------------    ACCUMULATED
                                       MEMBERS' CAPITAL      SHARES          AMOUNT          DEFICIT       TOTAL
                                     -------------------- -----------------------------    -----------  ---------
Balance at January 1, 1998               $       --              --         $    --          $(42,000)   $(42,000)
Distributions                                    --              --              --           (20,000)    (20,000)
Net income                                       --              --              --            17,000      17,000
                                         ----------            ----         -------          --------    --------
Balance at December 31, 1998                     --              --              --           (45,000)    (45,000)
Issuance of shares                               --             100              --                --          --
Distributions                                    --              --              --           (23,000)    (23,000)
Net income                                       --              --              --            14,000      14,000
                                         ----------           -----         -------          --------    --------
Balance at December 31, 1999                     --             100              --           (54,000)    (54,000)
Distributions                                    --              --              --           (32,000)    (32,000)
Net income                                       --              --              --            17,000      17,000
                                         ----------            ----         -------          --------    --------
Balance at May 31, 2000 (Unaudited)      $       --             100         $    --          $(69,000)   $(69,000)
                                         ==========            ====         =======          ========    ========

            See accompanying notes to combined financial statements.

              LAKE HOLDINGS, LLC AND R. V. EVANS ENTERPRISES, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                                                   FOR THE FIVE MONTHS      FOR THE YEAR ENDED
                                                                      ENDED MAY 31              DECEMBER 31
                                                                 ----------------------   ----------------------
                                                                     2000       1999         1999        1998
                                                                 ----------- ----------   ----------   ---------
                                                                 (Unaudited) (Unaudited)
 Cash flows from operating activities:
   Net income                                                      $ 17,000    $ 22,000     $ 14,000    $ 17,000
    Adjustments to reconcile net income to net
        cash provided by operating activities:
           Depreciation and amortization                             14,000       9,000       25,000      16,000
           Changes in assets and liabilities:
               (Increase) decrease in prepaid expenses                   --      (1,000)       4,000      (4,000)
               Increase in other assets                                  --          --       (5,000)         --
               Increase in accounts payable and
                  accrued liabilities                                21,000          --           --       4,000
                                                                   --------    --------     --------    --------
        Net cash provided by operating activities                    52,000      30,000       38,000      33,000
                                                                   --------    --------     --------    --------
Cash flows from financing activities:
    Distributions                                                   (32,000)     (7,000)     (23,000)    (20,000)
    Payments on obligations under capital leases                    (13,000)     (6,000)     (21,000)    (15,000)
    Net borrowings (repayments) on revolving
        line of credit                                               (2,000)         --        8,000          --
    Book overdraft                                                       --      (1,000)      (1,000)      1,000
                                                                   --------    --------     --------    --------
        Net cash used in financing activities                       (47,000)    (14,000)     (37,000)    (34,000)
                                                                   --------    --------     --------    --------
Net increase (decrease) in cash                                       5,000      16,000        1,000      (1,000)
Cash at beginning of period                                           1,000          --           --       1,000
                                                                   --------    --------     --------    --------
Cash at end of period                                              $  6,000    $ 16,000     $  1,000    $     --
                                                                   ========    ========     ========    ========
                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the period for interest                           $ 13,000    $  8,000     $ 22,000    $  2,000
                                                                   ========    ========     ========    ========

      SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES

During 1999 and 1998, the Companies acquired equipment under capital lease arrangements totaling $65,000 and $60,000, respectively.

            See accompanying notes to combined financial statements.

              LAKE HOLDINGS, LLC AND R. V. EVANS ENTERPRISES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998

NOTE 1:   NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Lake Holdings, LLC (Lake Holdings) and R. V. Evans Enterprises, Inc. (Evans) (collectively, the Companies) are engaged primarily in operating vehicle emission testing stations in the metropolitan Atlanta, Georgia area.

Lake Holdings is primarily engaged in leasing emission testing stations (both land and buildings) and emission testing equipment from various lessors and operating these emission testing stations through a management agreement with Evans. Lake Holdings also leases emission testing equipment to unrelated station operators. From January 1998 to May 2000, the Companies operated between two and four emission testing stations, all in the metropolitan Atlanta, Georgia area.

Lake Holdings was incorporated as a limited liability company in January 1997 under the laws of the state of Georgia. Lake Holdings operates under an informal operating agreement and will continue indefinitely, unless terminated by its members. Other than the member notes discussed in Note 2, no contributed capital was received from the members upon formation of Lake Holdings. Evans was incorporated in June 1999 under the laws of the state of Georgia. Prior to this date, Evans was operated as a sole proprietorship by its sole stockholder. The accompanying combined financial statements include the results of operations of the sole proprietorship for the periods prior to June 1999.

Revenue levels of the Companies (i.e., testing volumes at the stations) depend, upon other things, on the number of customers visiting the station on a given day. Additionally, competition from other station operators, rain, heat, trends in traffic volume and in shopping and housing destinations, economic downturns and access to (or lack thereof) testing stations may impact revenue levels. Finally, the impact of federal, state and local governmental regulation can have a significant impact on the Companies (see REGULATORY IMPACT below).

PRINCIPLES OF COMBINATION

The combined financial statements include the accounts of Lake Holdings and Evans. Although there is no common ownership between the entities, management believes the presentation of combined financial statements is considered the most meaningful due to the operational relationship between the two entities. All significant intercompany accounts and transactions have been eliminated in combination.

USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

Revenue is recognized as the testing services are performed. Under current state of Georgia law, the price that a testing station may charge is limited to $25.00 per vehicle, with $7.40 of that amount due to the state as a fee for the certificate issued to the operator of the station and reflected as cost of emissions certificates issued in the accompanying combined statements of operations. The balance of the current charge ($17.60) is retained by the station operator. From October 1998 through June 1999, the Companies received discounts on the cost of emissions certificates from the state of Georgia as part of a program to assist emission station operators implement changes in emission testing procedures. The Companies received discounts totaling $46,000 for 1999 and $9,500 for 1998, which have been deducted from cost of emissions certificates issued in the accompanying combined statements of operations. Payment by the customer must be made with cash or check; accordingly, the Companies do not have significant levels of accounts receivable.

Under current state of Georgia law, if a vehicle fails an emissions test, it may be retested at no additional charge for up to 30 days after the initial test, as long as the subsequent test is performed at the same facility. At the time of testing, the Companies provide an allowance for retests, based on prior retest experience and information furnished by the state of Georgia.

Revenue from operating leases is recognized on a straight-line basis over the life of the leases.

METHODS OF DEPRECIATION AND AMORTIZATION

Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets of five years. Repair and maintenance costs are charged to expense as incurred. Gains or losses on disposals are reflected in operations.

IMPAIRMENT

Property and equipment and certain intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When indicators of impairment are present, the Companies evaluate the carrying amount of such assets in relation to the operating performance and future estimated undiscounted net cash flows expected to be generated by the assets or underlying businesses. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The assessment of the recoverability of assets will be impacted if estimated future operating cash flows are not achieved. In the opinion of management, no assets were impaired as of December 31, 1999 or 1998.

ADVERTISING COSTS

Advertising costs are expensed as incurred. Advertising expense was not significant during 1999 or 1998.

INCOME TAXES

Lake Holdings is treated as a partnership for federal and state income tax purposes. Evans has elected under the Internal Revenue Code to be taxed as an S corporation. Accordingly, no provision or benefit for federal or state income taxes is necessary since income, losses and tax credits are reported on the owners' individual income tax returns.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and highly liquid investments that are readily convertible into cash and have a maturity of ninety days or less when purchased. At times, cash and cash equivalent balances may exceed federally insured amounts. The Companies believe they mitigate any risks by depositing cash and investing in cash equivalents with major financial institutions.

REGULATORY IMPACT

The current and future demand for the Companies' services is substantially dependent upon federal, state and local legislation and regulations mandating air pollution controls and emissions testing. If any or all of these governmental agencies should change their positions or eliminate or revise their requirements related to air pollution controls and emissions testing, the Companies could experience a significant adverse impact on their combined financial position and results of operations.

UNAUDITED INFORMATION

The combined statements of operations and cash flows of the Companies for the five-month periods ended May 31, 2000 and 1999 were taken from the Companies' books and records without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal accruals) which are necessary to properly reflect the results of operations of the Companies for the five months ended May 31, 2000 and 1999. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles for the interim periods have been condensed or omitted. The results of operations for the five months ended May 31, 2000 and 1999 are not necessarily indicative of the results to be expected for the full year.

NOTE 2:   DEBT

REVOLVING LINE OF CREDIT

Lake Holdings has a $30,000 revolving line of credit with a financial institution. Outstanding borrowings are unsecured, accrue interest at prime (8.5% at December 31, 1999) plus 1% and mature in July 2000. Accrued interest is payable monthly and the outstanding principal is due at maturity. The outstanding balance at December 31, 1999 was $8,000. At December 31, 1999, $22,000 was available under the line of credit. Interest expense for outstanding borrowings under the revolving line of credit was insignificant for 1999 and 1998.

MEMBER NOTES

In 1997, the two members of Lake Holdings contributed a total of $40,000 in capital to Lake Holdings in the form of two demand notes payable. These notes accrued interest at 6%, were unsecured and principal and accrued interest were due on demand. Both of these notes were repaid in June 2000. Interest expense recognized under these notes was $7,000 for 1999 and $5,000 for 1998.

NOTE 3:   LEASING ACTIVITIES

OPERATING LEASES

The Companies lease office space and land and buildings for the emissions testing stations. The leases for the emission testing stations are renewable, at the option of the Companies, for specified periods. One of the leases for an emission testing station is cancelable by either the lessor or the Companies at any time. Future minimum rental payments required under the noncancelable operating leases were as follows at December 31, 1999:

      YEAR ENDING DECEMBER 31
      -----------------------
             2000                                                   $20,000
             2001                                                    20,000
             2002                                                    20,000
             2003                                                    20,000
             2004                                                     9,000
                                                                    -------
                                                                    $89,000
                                                                    =======

Rent expense for 1999 was $54,000 and for 1998 was $18,000.

CAPITAL LEASES

The Companies lease emission testing equipment under leases which are accounted for as capital leases. The following is a schedule by year of future minimum payments under capital leases, together with the present value of minimum lease payments at December 31, 1999:

      YEAR ENDING DECEMBER 31
      -----------------------
             2000                                                 $ 46,000
             2001                                                   46,000
             2002                                                   36,000
             2003                                                   23,000
             2004                                                    9,000
                                                                  --------
                                                                   160,000
      Less amount representing interest                             39,000
                                                                  --------
      Present value of minimum lease payments                     $121,000
                                                                  ========

LEASE REVENUE

The Companies lease certain emission testing equipment for one and one-half stations under operating leases, one of which is cancelable at the Company's option and the other of which is noncancelable, to two unrelated station operators. The remaining lease term under the noncancelable lease at December 31, 1999 was approximately 38 months. The lessees pay the Companies monthly rent of approximately $1,800 under both leases.

Future estimated receipts under the noncancelable lease were as follows at December 31, 1999:

      YEAR ENDING DECEMBER 31
      -----------------------
             2000                                                $ 6,000
             2001                                                  6,000
             2002                                                  6,000
             2003                                                  1,000
                                                                 -------
                                                                 $19,000
                                                                 =======

NOTE 4:   UNAUDITED PRO FORMA INCOME TAX INFORMATION

The following unaudited pro forma income tax information is presented in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, as if the Companies had been C corporations subject to federal and state income taxes throughout the periods presented.

                                                 YEAR ENDED DECEMBER 31
                                                 ----------------------
                                                   1999           1998
                                                 -------        -------
Earnings before pro forma adjustment,
    per combined statements of operations        $14,000        $17,000
Provision for income taxes                         3,000          3,000
                                                 -------        -------
Pro forma net income                             $11,000        $14,000
                                                 =======        =======

NOTE 5:   SUBSEQUENT EVENTS

On June 1, 2000, Lake Holdings entered into an asset purchase agreement with eMissions Testing, Inc. (eMissions) whereby eMissions purchased certain assets and assumed certain liabilities of Lake Holdings. The purchase price was $220,000 in cash received on June 3, 2000. After the acquisition, Lake Holdings had no operating activities. Furthermore, the management agreement between Lake Holdings and Evans was terminated and the sole stockholder of Evans entered into a consulting agreement with eMissions to assist in the operation of the emission testing stations.